   As Filed with the Securities and Exchange Commission on June 21, 1999
                                                      Registration No. 333-77273
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                --------------
                           THE KEITH COMPANIES, INC.
               (Exact name of registrant as specified in charter)
     California                      8711                     33-0203193
   (State or other             (Primary Standard           (I.R.S. Employer
   jurisdiction of                Industrial              Identification No.)
  incorporation or            Classification Code
    organization)                   Number)

                                --------------
                              2955 Red Hill Avenue
                          Costa Mesa, California 92626
                                 (714) 540-0800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                --------------
                                 Aram H. Keith
                            Chief Executive Officer
                           The Keith Companies, Inc.
                              2955 Red Hill Avenue
                          Costa Mesa, California 92626
                                 (714) 540-0800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                   Copies to:
          JAMES S. WEISZ, ESQ.                JEREMY D. GLASER, ESQ.
          NATALIE DUNDAS, ESQ.                  COOLEY GODWARD LLP
          NATASHA LAKAMP, ESQ.           4365 Executive Drive, Suite 1100
          RUTAN & TUCKER, LLP               San Diego, California 92121
    611 Anton Boulevard, 14th Floor               (619) 550-6000
      Costa Mesa, California 92626
             (714) 641-5100
                                --------------
        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
                                --------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                --------------
  The Registrant hereby amends this Registration Statement on the date or dates that may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date that the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion, June 21, 1999

                                1,750,000 Shares

                   [LOGO OF THE KEITH COMPANIES APPEARS HERE]

                                  Common Stock

  Of the shares of common stock offered, all 1,750,000 shares are being sold by The Keith Companies, Inc.

  We propose to list the shares on the Nasdaq National Market under the symbol "TKCI." This is our initial public offering and no public market currently exists for our shares. We currently estimate that the initial public offering price of our common stock will be between $8.00 and $10.00 per share. The initial public offering price will be determined by agreement between TKCI and the underwriters in accordance with the recommendation of a "qualified independent underwriter" as required by the Rules of the National Association of Securities Dealers, Inc. We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase a maximum of 262,500 additional shares to cover over-allotments of shares.

  This investment involves risks. See "Risk Factors" beginning on page 8.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                     Underwriting
                                             Price   Discounts and  Proceeds to
                                           to Public  Commissions      TKCI
Per Share................................      $           $             $
Total....................................   $         $            $

                           Wedbush Morgan Securities

                                  June  , 1999

            COLLAGE OF PROJECTS FOR WHICH WE HAVE PERFORMED SERVICES CONSISTING OF PHOTOGRAPHS AND/OR ILLUSTRATIONS OF THE FOLLOWING:
                         .a manufacturing facility
                         .a golf course
                         .a master planned resort community
                         .an industrial facility

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PROSPECTUS SUMMARY.......................................................   4
RISK FACTORS.............................................................   8
USE OF PROCEEDS..........................................................  17
DIVIDEND POLICY..........................................................  17
PRIOR S CORPORATION STATUS...............................................  18
ACQUISITION..............................................................  18
CAPITALIZATION...........................................................  20
DILUTION.................................................................  21
SELECTED FINANCIAL DATA..................................................  22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS..........................................................  25
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK...............  38
BUSINESS.................................................................  39
MANAGEMENT...............................................................  55
CERTAIN TRANSACTIONS.....................................................  61
PRINCIPAL SHAREHOLDERS...................................................  64
DESCRIPTION OF CAPITAL STOCK.............................................  65
SHARES ELIGIBLE FOR FUTURE SALE..........................................  66
UNDERWRITING.............................................................  68
LEGAL MATTERS............................................................  70
EXPERTS..................................................................  71
WHERE YOU CAN FIND MORE INFORMATION......................................  71
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)........ P-1
INDEX TO FINANCIAL STATEMENTS............................................ F-1

All trademarks or trade names referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

The following is a summary of the more detailed information and financial statements included in this prospectus. Because this summary only highlights the significant aspects of our business and does not contain all of the information that is important to you, you should read the entire prospectus carefully, including the risk factors and financial statements.

We are an engineering, consulting and technical services firm located in the western United States. We specialize in:

  . planning, engineering, designing, permitting and other services for a wide range of residential, commercial and recreational real estate development and public works projects and for wireless telecommunications networks

  . mechanical, electrical, chemical and other industrial engineering services to design and improve the efficiency and reliability of automated and manufacturing processes, production lines and fire protection systems

We believe that our success is due to a number of factors, including:

  . our well-established reputation for providing timely and high quality services to our clients

  . our experience and relationships with permitting and planning authorities at many governmental levels

  .   our experienced professional staff

  . our ability to provide our clients with a full range of services, which many of our competitors are unable to provide, resulting in both cost and time savings to our clients as they no longer need to manage multiple providers

  . our ability to provide the increased scope of services that may arise beyond the original contract, often resulting in the fees paid to us significantly exceeding the original contract

The geographic regions we serve in the western United States are undergoing economic expansion. Historical and projected growth in population, personal income and employment are all combining to provide a robust economic environment in which our services are necessary. As an example, we believe that southern California residential real estate development is in the beginning of the third year of what we believe has historically been a seven to ten year upturn for new home building.

Our business strategy includes the following:

  .   maintain the high quality of our services

  .   continue to recruit and retain highly qualified personnel

  .   expand the geographic scope of our operations in the western United
      States

  .   expand our service offerings and the industries we serve

  .   continue to acquire and effectively integrate new business operations

We have provided engineering, consulting and technical services for over 16 years. Since late 1997, we have made three acquisitions that enabled us to expand our service offerings to include process engineering design, mechanical, chemical and electrical engineering, environmental waste processing systems design, petrochemical design, services relating to flood control and expanded water resources engineering, environmental permitting, and biological surveys and studies. In addition, we have expanded geographically into central and northern California and Utah, and we intend to continue to expand throughout the western United States to better service our clients.

We employ 461 professionals in our eight offices located in three states. Our clients include major national and regional real estate development firms including The Irvine Company, Kaufman & Broad Home Corporation and Pulte Home Corporation. We also serve architects, water districts, federal, state and local governments, including Orange County Transportation Authority, Metropolitan Water District of Southern California and Central Utah Water Conservation District. In addition, we serve cellular telephone service providers, universities and manufacturers of a wide variety of products, including Dow Chemical Company, Toyota Motor Company and Enron Energy Services.

Our principal executive offices are located at 2955 Red Hill Avenue, Costa Mesa, California 92626, and our telephone number is (714) 540-0800. Our Internet address is http://www.keithco.com. Information contained on our web site should not be considered to be part of this prospectus.

                                  The Offering

Common stock offered........  1,750,000 shares

Common stock to be
outstanding after the
offering(/1/)...............  5,309,708 shares

Use of proceeds.............  We intend to use the estimated net cash proceeds of $13.9 million that we will receive from this offering to partially finance the acquisition of substantially all of the assets and substantially all of the liabilities of Thompson-Hysell, to repay existing indebtedness and for general corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National
Market symbol...............  TKCI
------------------
(1) Excludes outstanding options, warrants and other rights to acquire TKCI common stock. See "Capitalization."

Simultaneously with the consummation of this offering, TKCI will acquire substantially all of the assets and assume substantially all of the liabilities of Thompson-Hysell Inc. As used in this prospectus, except where the context clearly requires otherwise, references made to "we," "our," or "us" mean TKCI and its subsidiaries, including substantially all of the assets and assuming substantially all of the liabilities of Thompson-Hysell. Unless we call your attention to different facts or assumptions, the information in this prospectus, including share and per share data:

  .   assumes no exercise of the underwriters' over-allotment option

  .   assumes an offering price of $9.00 per share

  . assumes no exercise of any other outstanding options, warrants or other rights to acquire shares of TKCI common stock

  . gives effect to the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of Thompson-Hysell

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                         Summary Financial Information

                                                                   Three Months
                                Year Ended December 31,           Ended March 31,
                           ----------------------------------- ---------------------
                              1996         1997        1998       1998       1999
                           ----------------------------------- ---------- ----------
                               (in thousands, except share and per share data)
Historical Statements of
 Operations Data(/2/):
 Net revenue.............  $    12,966  $    18,592 $   29,182 $    5,962 $    8,969
 Gross profit............        3,737        6,721      9,895      1,882      3,055
 Income (loss) from
  operations.............       (1,223)       2,236      4,037        412      1,159
 Interest expense........          720          852        967        221        260
 Income (loss) before
  provision (benefit) for
  income taxes and
  extraordinary gain.....       (1,948)       1,301      3,004        184        918
 Extraordinary gain on
  forgiveness of
  liability(/1/).........        2,686          --         --         --         --
 Net income..............          735        2,698      1,654        101        529
 Net income available to
  common stockholders....          735        2,698      1,424         44        472
 Earnings per share--
  diluted................  $      0.25  $      0.87 $     0.39 $     0.01 $     0.13
                           ===========  =========== ========== ========== ==========
 Weighted average shares
  outstanding--diluted...    2,962,963    3,104,588  3,635,474  3,492,227  3,750,627
                           ===========  =========== ========== ========== ==========
Pro Forma Supplemental
 Data(/3/):
 Net income..............  $       428  $       755 $    1,742 $      107 $      532
                           -----------  ----------- ---------- ---------- ----------
 Net income available to
  common stockholders....  $       428  $       755 $    1,512 $       50 $      475
                           -----------  ----------- ---------- ---------- ----------
 Earnings per share--
  diluted................  $      0.14  $      0.24 $     0.42 $     0.01 $     0.13
                           ===========  =========== ========== ========== ==========
 Weighted average shares
  outstanding--diluted...    2,962,963    3,104,588  3,635,474  3,492,227  3,750,627
                           ===========  =========== ========== ========== ==========
Pro Forma Statements of
 Income Data(/3/)(/4/):
 Net revenue.............                           $   37,648            $   11,195
 Gross profit............                               14,077                 4,163
 Income from operations..                                5,724                 1,717
 Interest expense........                                  421                   120
 Income before provision
  for income taxes.......                                5,238                 1,622
 Provision for income
  taxes..................                                2,200                   681
 Net income..............                           $    3,038            $      941
                                                    ==========            ==========
 Earnings per share--
  diluted................                           $     0.55            $     0.17
                                                    ==========            ==========
 Weighted average shares
  outstanding--diluted...                            5,568,957             5,611,360
                                                    ==========            ==========

                                                          As of March 31, 1999
                                                        ------------------------
                                                        Actual  As Adjusted(/5/)
                                                        ------- ----------------
                                                             (in thousands)
Balance Sheet Data:
 Working capital..................                      $   567     $ 8,755
 Total assets.....................                       15,689      23,650
 Total debt.......................                        9,674       3,835
 Total stockholders' equity.......                          171      14,322

------------------
(1) In 1996, amounts owed through December 31, 1995, relating to excessive lease space in one of our facilities, were forgiven, resulting in an extraordinary gain on the forgiveness of the liability and accrued but unpaid rent of $2.7 million. See note 18 to the TKCI consolidated financial statements.
(2) Prior to August 1, 1998, Keith Engineering, Inc., which is included in TKCI's consolidated financial statements, elected to be taxed as an S corporation. See "Prior S Corporation Status."
(3) Amounts reflect pro forma adjustments for provision for federal and state income taxes at an assumed effective income tax rate of 42%.
(4) Amounts reflect pro forma adjustments for our initial public offering of 1,750,000 shares of common stock at an assumed initial public offering price of $9.00 per share, the acquisition and the application of the estimated net proceeds from this offering as if the transactions had occurred on January 1, 1998. See "Pro Forma Condensed Consolidated Financial Statements."
(5) Amounts reflect pro forma adjustments for our initial public offering of 1,750,000 shares of common stock at an assumed initial public offering price of $9.00 per share, the acquisition and the application of the estimated net proceeds from this offering as if the transactions had occurred on March 31, 1999. See "Pro Forma Condensed Consolidated Financial Statements."

                                  RISK FACTORS

The following discussion summarizes material risks which you should carefully consider before you decide to buy our common stock. Additional risks and uncertainties may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. The trading price of our common stock could then decline, and you may lose all or part of the money you paid to buy our common stock.

Our operations and financial condition may be materially adversely affected by a downturn in the real estate market, which is highly cyclical in nature

Real estate activity is highly cyclical in nature and as a result, our revenue base can be adversely affected by a real estate market downturn. From 1991 to 1996, our operations and financial condition were materially adversely impacted during the real estate market downturn in southern California, and we experienced cash flow difficulties and substantial operating losses. We estimate that during 1998, 80% of our services were rendered in connection with commercial and residential real estate development projects.

Our business, financial condition and results of operations may also be adversely affected by conditions that impact the real estate market in general, including, among other things:

  . changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics

  . changes in interest rates and in the availability, cost and terms of financing

  . the impact of present or future environmental legislation and compliance with environmental laws and other regulatory requirements

  .   changes in growth in employment

  . changes in real estate tax rates and assessments and other operating expenses

  .   adverse changes in governmental rules and fiscal policies

  .   adverse changes in zoning and other land use laws

  . earthquakes and other natural disasters, which can cause uninsured losses, and other factors which are beyond our control

Our business may be materially adversely affected by changes in the real estate market or local economy in southern California

We are exposed to adverse economic and other conditions affecting the southern California real estate market or local economy, any of which could have a material adverse effect on our business, financial condition and results of operations. We estimate that during 1998, 50% of our net revenue was derived from services rendered in connection with commercial and residential real estate developments in southern California. From 1991 to 1996, our operations and financial condition were materially adversely impacted during the real estate market downturn in southern California, and we experienced cash flow difficulties and substantial operating losses.

Qualified professionals are in high demand, may be difficult for us to attract and retain, and may become competitors of ours in the future

Our ability to attract and retain employees is critical to our business. We derive our revenues almost exclusively from services performed by our professionals. Our future performance will continue to depend in large part upon our ability to attract and retain highly skilled professionals. Qualified professionals are in great demand and are likely to remain a limited resource for the foreseeable future. There is significant competition for employees with the requisite skills from major and boutique consulting, engineering, research and other professional service firms. We may not be able to attract and retain a substantial majority of our existing or future professionals for the long term. The loss of the services of, or the failure to recruit, a significant number of professionals could adversely affect our ability to secure and complete engagements and could have an adverse effect on our business, financial condition and results of operations. In particular, our ability to generate revenue may be decreased which could cause our gross revenues to decline or to not increase as rapidly as expected. In addition, former employees might compete with us with respect to ongoing or potential future projects.

The loss of any of the significant clients on whom we rely could adversely affect our operating results

We derive a significant portion of our revenue and profits from a relatively limited number of clients. For example, net revenue from our five most significant clients accounted for approximately 21% of our total net revenue for the year ended December 31, 1998. There can be no assurance that any of our most significant clients will continue to engage us for additional projects or will do so at the same revenue levels. In addition, the level of our services required by a significant client may diminish over the life of its relationship with us, and we may not be successful in establishing relationships with new clients as this occurs.

The types of contracts through which we perform services impose risks to our business

In fiscal 1998, approximately 54%, 29% and 17% of our net revenue was derived from fixed-price, time-and-materials with "not to exceed" provisions and time-and-materials contracts, respectively.

Fixed-price contracts and time-and-materials contracts with "not to exceed" provisions protect clients but expose us to a greater number of risks than time-and-materials contracts. These risks include:

  .   underestimation of costs

  .   problems with new technologies

  .   unforeseen costs or difficulties

  .   delays beyond our control

  .   economic and other changes that may occur during the contract period


If any of these events occur, a loss on the contract could be incurred and could result in a material adverse effect on our business, financial condition and results of operations.

Under fixed price contracts, we perform services under a contract at a stipulated price. Under time-and-materials contracts, we are reimbursed for the number of labor hours expended at an established hourly rate negotiated in the contract, plus the cost of materials incurred. Under time-and-materials with "not to exceed" provisions contracts, we are reimbursed similar to time-and-materials contracts; however, there is a stated maximum dollar amount for the services to be provided under the contract.

The market price of our stock may fluctuate due to changes in our revenue and operating results

We experience seasonal and quarterly fluctuations in revenue and operating results. Our business is affected by seasonal and quarterly variations due primarily to weather. Due primarily to this variable, typically, the first and fourth quarters of our fiscal year have lower revenue and operating results than the second and third quarters.

A number of other factors contribute to the quarterly variations which we experience, including:

  .   client engagements commenced and completed during a quarter

  .   seasonality

  .   the number of business days in a quarter

  . the number of work days lost as a result of adverse weather conditions or delays caused by third parties

  .   employee hiring, billing and utilization rates

  .   the consummation of acquisitions

  .   the length of the sales cycle on new business

  .   the ability of clients to terminate engagements without penalty

  .   our ability to efficiently shift our employees from project to project

  .   the size and scope of assignments

  .   general economic conditions

In addition, because a portion of our expenses are relatively fixed, significant variations in revenues or the number of days in a quarter can cause fluctuations in operating results from quarter to quarter and could result in losses.

We may not be able to maintain or accelerate our current growth, effectively manage our expanding operations or achieve planned growth on a timely or profitable basis.

We have grown rapidly and intend to pursue further growth as part of our business strategy. Our rapid growth has presented and will continue to present numerous operational challenges, including the management of an expanding array of engineering, consulting and technical services, the assimilation of financial reporting systems, increased pressure on our senior management and increased demand on our systems and internal controls. Our inability to manage growth effectively and efficiently could materially and adversely affect our business, financial condition and results of operations.

If we need to sell additional shares of common stock and/or incur additional debt to finance future acquisitions, your stock ownership could be diluted

Our business strategy is to expand into new markets and enhance our position in existing markets through the acquisition of complementary businesses. In order to successfully complete targeted acquisitions, it may be necessary for us to issue additional equity securities that could dilute your stock ownership. We may also incur additional debt and amortize expenses related to goodwill and other tangible assets if we acquire another company, and this could negatively impact our results of operations.

Our existing shareholders will retain significant control over TKCI following this offering

Upon completion of this offering, our directors and executive officers and their respective affiliates will beneficially own 1,985,544 shares of common stock, or approximately 37.16% of our outstanding common stock. Of these shares, 1,533,704 shares, or approximately 28.88% of our outstanding common stock, will be owned by Aram H. Keith; and Walter W. Cruttenden, III, one of our directors, will own 418,137 shares or approximately 7.87% of our outstanding common stock. Such concentration of ownership may have the effect of delaying or preventing a change in control of us and may adversely affect the voting or other rights of other holders of our common stock.

The book value of your common stock will be substantially diluted in this offering and may be diluted in the future

The offering price for the shares of common stock in this offering is substantially higher than the book value per share of our common stock. Consequently, if you purchase shares of our common stock in this offering you will incur immediate and substantial dilution. In addition, we may sell shares in the future, which may cause further dilution.

If we issue shares of preferred stock, the rights of holders of common stock will be subordinate to the rights of holders of preferred stock

The rights of the holders of our common stock will be subordinate to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

The issuance of the preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any vote or action by the shareholders.

There has been no prior public market for our common stock and our stock price will likely be volatile

Prior to this offering, there has been no public market for our common stock, and there can be no assurance that an active public market for our common stock will develop or be sustained after the offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters in accordance with the recommendation of a "qualified independent underwriter" as required by the Rules of the National Association of Securities Dealers, Inc. and may bear no relationship to our book value, earnings history or other established criteria of value or to the price at which the common stock will trade after the offering.

In addition, in recent years the stock market has experienced extreme price and volume fluctuations that have affected the market price of many service-based companies and which have, at times, been unrelated to the operating performance of the specific companies whose stocks were affected. These fluctuations could adversely affect the market price of our common stock. We believe that in addition to the other factors discussed in this "Risk Factors" section, the following factors could also cause the market price of our common stock to fluctuate, perhaps substantially:

  .   quarterly fluctuations in our operating results

  .   loss of key personnel

  . general conditions in the financial markets, the real estate market, the engineering, consulting and technical services market and the worldwide economy

  .   fluctuations in interest rates

  .   announcement and market acceptance of acquisitions

  .   our failure to meet securities analysts' expectations

  .   changes in accounting principles

  . sales of common stock by existing shareholders or holders of options or warrants

  . adverse circumstances affecting the introduction or market acceptance of new services offered by us

  .   announcements of key developments by competitors

The large number of shares available for future sale may adversely affect the price of our publicly traded stock

After this offering, the possibility that substantial amounts of our common stock may be sold in the public market may have an adverse effect on prevailing market prices of our common stock and could impair our ability to raise capital through the sale of equity securities. Upon completion of this offering, 5,309,708 shares of our common stock will be outstanding. As of June 4, 1999, we had also granted options to employees to acquire an aggregate of 551,574 shares of common stock once certain conditions are met as explained in our Amended and Restated 1994 Stock Incentive Plan. We also intend to grant additional options to purchase an estimated 285,000 shares of common stock to some of our employees prior to the consummation of the offering. We will also grant options to purchase an aggregate of 14,815 shares to outside directors under this plan prior to the consummation of the offering. We intend to register on a registration statement on Form S-8, shortly after the closing of this offering, all of the estimated 851,389 shares of common stock underlying the options then outstanding or issuable under the Amended and Restated 1994 Stock Incentive Plan. We may also issue up to 37,037 shares of our common stock to the former shareholders of ESI and grant options to purchase up to 37,037 shares of our common stock to the employees of ESI, including the former shareholders of ESI, if ESI meets earnings targets and other conditions. We may also issue 148,148 shares of common stock in 2000 to former employees of Thompson-Hysell who will become employees of ours. This amount may be adjusted upward or downward depending on whether Thompson-Hysell meets earnings goals. Upon the acquisition of Thompson-Hysell, we will reserve 37,037 shares of our common stock under our Amended and Restated 1994 Stock Incentive Plan and will issue a warrant to acquire 66,667 shares of TKCI common stock in relation to the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of Thompson-Hysell. We have also issued warrants to acquire 83,333 shares of TKCI common stock in connection with earlier acquisitions. The 1,750,000 shares sold in this offering, other than shares that may be purchased by our affiliates, will be freely tradeable. Of the remaining 3,559,708 shares held by existing shareholders, 603,148 shares will be eligible for sale in the public market on the date of this prospectus in reliance on Rule 144(k). The remaining 2,956,560 shares will be eligible for sale at various times after the offering upon expiration of one-year holding periods and once the conditions to sale under Rule 144 have been satisfied. In addition, the sale of shares held by all of our shareholders and persons with rights to acquire our shares, except some non-management employees and the former shareholders of ESI, is restricted by agreements in favor of the representatives of the underwriters. The shares of common stock that may be issued in connection with our acquisition of Thompson-Hysell will be restricted securities but will include the right to have these shares registered for resale under the Securities Act of 1933.

If we are unable to successfully implement our acquisition strategy, current expectations of our growth or operating results may not be met

A significant part of our growth strategy is to acquire other companies that complement or expand the scope of our services and/or broaden our geographic presence. Acquisitions involve risks that could cause our actual growth or operating results to differ from our expectations or the expectations of security analysts. For example:

  . We may not be able to identify suitable acquisition candidates or to acquire additional companies on favorable terms.

  . We compete with others to acquire companies. We believe that this competition will increase and may result in decreased availability or increased prices for suitable acquisition candidates.

  . We may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions.

  . We may ultimately fail to consummate an acquisition even if we announce that we plan to acquire a company.

  . We may fail to integrate successfully or manage any acquired company due to differences in business backgrounds or corporate cultures.

  .   An acquired company may not perform as we expect.

  . We may choose to acquire a company that is less profitable than us or has lower profit margins than ours.

  . We may find it difficult to provide a consistent quality of service across our geographically diverse operations.

  . If we fail to integrate successfully any acquired company, our reputation could be damaged, potentially making it more difficult to market our services or to acquire additional companies in the future.

  . Our acquisition strategy may divert management's attention away from our primary service offerings, result in the loss of key clients and/or personnel and expose us to unanticipated liabilities.

Since December 1997, we have acquired three companies in two separate transactions. At the present time, however, with the exception of our acquisition of substantially all of the assets and substantially all of the liabilities of Thompson-Hysell concurrent with this offering, we have no understandings or agreements relating to any additional acquisitions. We expect to continue to acquire companies as an element of our growth strategy in the future.

Increased competition in the industries we serve may adversely affect our business

The market for services in the engineering, consulting and technical services industries is highly competitive and is based primarily on quality of service, relative experience, staffing capabilities, reputation, geographic presence, stability and price. These factors of competition are likely to increase in the future. Many of our competitors have more personnel and greater financial, technical and marketing resources than us. These competitors include many larger consulting firms like TetraTech Inc. and URS Corporation. We can offer no assurance that we will be able to compete successfully in the future with these or other competitors.

The loss of Mr. Keith or any of our other key professionals could adversely affect our business, including our ability to secure and complete engagements and attract and retain employees

We do not have an employment agreement with, or maintain key man life insurance on, Aram H. Keith. Our success is highly dependent upon the efforts, abilities, business generation capabilities and project execution of our officers, especially those of Mr. Keith, our President and Chief Executive Officer. If we lose the services of Mr. Keith or any other key employee we may be less likely to secure or complete contracts and to attract and retain additional employees.

Our services may expose us to liability in excess of our current insurance coverage

Our services involve significant risks of professional and other liabilities which may substantially exceed the fees we derive from our services. Our business activities could expose us to potential liability under various environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980. In addition, from time to time, we assume liabilities as a result of entering into indemnification agreements. We cannot predict the magnitude of these potential liabilities.

We currently maintain general liability insurance which covers claims common to many businesses, professional liability insurance policies and insurance policies that pay claims up to a higher limit when coverage under these other policies is not enough. These policies are "claims made" policies. Thus, only claims made during the term of the policy are covered. If we terminate our policies and do not obtain retroactive coverage, we would be uninsured for claims made after termination even if these claims are based on events or acts that occurred during the term of the policy. Our insurance may not protect us against liability because our policies typically have various exceptions to the claims covered and also require us to assume some costs of the claim even though a portion of the claim may be covered. In addition, if we expand into new markets, we may not be able to obtain insurance coverage for these new activities or, if insurance is obtained, the dollar amount of any liabilities incurred could exceed our insurance coverage. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our business, financial condition and results of operations.

The quality of our service and our ability to perform under some of our contracts would be adversely affected if qualified subcontractors are unavailable for us to engage

Under some of our contracts, we rely on the efforts and skills of subcontractors for the performance of some of the tasks. The absence of qualified subcontractors with whom we have a satisfactory relationship could adversely affect the level of our service offerings. In 1998, subcontractor costs comprised approximately 14% of our gross revenue.

Year 2000 issues could affect our business

Many existing computer programs use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. As a result, any computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

We are heavily dependent upon the proper functioning of our own computer and data-dependent systems. This includes, but is not limited to, our support/administrative and operational/production systems. Any failure or malfunctioning on the part of these or other systems could harm our business in ways that we currently do not know and cannot discern, quantify or otherwise anticipate. In addition, if our key vendors experience Year 2000 compliance issues, then our business could be harmed.

We may be unable to implement the upgrades necessary to resolve any significant problems we discover in our testing efforts. Even if we do make these upgrades, they may not be effective in addressing the problems identified. If required upgrades are not completed in a timely manner or are not successful, our business could be harmed.

There are risks associated with forward-looking statements made by us and actual results may differ

This prospectus contains forward-looking statements, including, among others:

  . the anticipated growth in the engineering, consulting and technical services industries

  . anticipated trends in our financial condition and results of operations

  .   our ability to finance our working capital requirements

  . our business strategy for expanding our presence in the engineering, consulting and technical services industry

  . our ability to distinguish ourselves from our current and future competitors

When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "intend," "plan" and similar expressions as they relate to us are intended to identify forward-looking statements. These forward-looking statements are based on our current expectations and are affected by a number of risks and uncertainties. In addition to the risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include:

  . the shortage of reliable market data regarding the engineering, consulting and technical services industry

  . changes in external competitive market factors or in our internal budgeting process that might impact trends in our results of operations

  .   unanticipated working capital or other cash requirements

  . changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the engineering, consulting and technical services industry

  . various other factors that may prevent us from competing successfully in the marketplace

In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, our actual results may differ materially from any forward-looking statements contained in this prospectus.

                                USE OF PROCEEDS

We estimate that we will receive net cash proceeds of $13,860,000 from the sale of 1,750,000 shares of common stock offered by us after deducting estimated underwriting discounts and unpaid offering expenses. We currently intend to use the net proceeds of this offering to acquire substantially all of the assets and assume substantially all of the liabilities of Thompson-Hysell, to repay, in whole or in part, debt, notes payable and capital lease obligations, the proceeds from which were used primarily for capital expenditures, and notes payable to related parties, including accrued interest thereon, and for general corporate purposes.

As of March 31, 1999, the debt, notes payable, capital lease obligations and notes payable to related parties, including accrued interest thereon, expected to be repaid is as follows:

Type                               Amount     Interest Rate       Maturity
----                               ------     -------------       --------
                               (in thousands)
Bank line of credit...........     $4,180              10.50% March 2000

Bank line of credit...........         95               9.25% May 2000

Notes payable.................        518     8.00% to 13.22% Offering date
                                                              to December 2003

Capital lease obligations.....        682     4.80% to 17.18% February 2000
                                                              to November 2002
Notes payable to related
  parties (including accrued
  interest)...................      2,602              10.00% July to
                                                              October 2000
                                   ------
                                   $8,077
                                   ======

We intend to acquire substantially all of the assets of Thompson-Hysell for cash of $3,333,333, a note payable of $1,333,333 and may issue 148,148 shares of TKCI common stock in 2000 if earnings goals are met. We may also be required to pay an additional $500,000 if specified financial targets are met and an estimated $525,000 for income tax effects. If the underwriters exercise all or a portion of their overallotment option, we will use the net proceeds for general corporate purposes.

We intend to invest the remainder of the net proceeds in short-term, investment grade, interest-bearing cash equivalents until they are used.

                                DIVIDEND POLICY

TKCI has not declared or paid any cash dividends on TKCI's capital stock in either of the past two fiscal years and does not anticipate paying cash dividends on its common stock in the foreseeable future. The payment of any future dividends will be at the discretion of TKCI's board of directors and will depend upon, among other things, future earnings, capital requirements and the general financial condition of its business.

TKCI's credit agreement with Imperial Bank restricts the payment of dividends without the bank's consent. We intend to repay most of our bank debt with the proceeds of the offering and then to attempt to negotiate a new credit agreement, although we anticipate that any new credit agreement will similarly restrict our ability to pay dividends.

                           PRIOR S CORPORATION STATUS

Keith Engineering was a corporation originally affiliated with TKCI because of common management and ownership, which then became a wholly-owned subsidiary of and was later merged into TKCI. From 1983 until 1998, Keith Engineering was treated as an S corporation for purposes of federal and state income taxes. Accordingly, Keith Engineering had not been subject to regular federal income tax and was subject to California income tax at a rate of 1.5% of its taxable income. Each of the shareholders of Keith Engineering was required to include his portion of the Keith Engineering taxable income or loss in his individual income for state and federal income tax purposes. Effective August 1, 1998, Keith Engineering became a wholly-owned subsidiary, and its S corporation status terminated. As a result, it began being taxed as a C corporation and became subject to regular federal and state income taxes. Keith Engineering was merged into TKCI on November 30, 1998.

                                  ACQUISITION

On April 9, 1999, TKCI entered into an Asset Purchase Agreement with Thompson-Hysell and its shareholders. We expect to close this acquisition concurrently with this offering. Thompson-Hysell provides real estate services similar to TKCI in central and northern California and Utah. The founding shareholders of Thompson-Hysell, who will be employed by us after the acquisition, have been providing engineering, consulting and technical services for 17 years.

Under the Asset Purchase Agreement, TKCI will acquire substantially all of the assets of Thompson-Hysell, including the right to use its name, and will assume substantially all of its liabilities. TKCI will pay a purchase price of: (a) cash in the amount of $3,333,333; (b) a promissory note in the amount of $1,333,333 payable in 2001; and (c) shares of common stock with a value equal to $1,333,334 which may be issuable in 2000 if various conditions are met. The purchase price may be adjusted upward or downward depending upon (a) financial targets being met related to the assets acquired and liabilities assumed; (b) earnings for the years ended December 31, 1999 and 2000; and (c) an adjustment for income tax effects.

The purchase price was determined as a result of negotiations conducted between our representatives and representatives of Thompson-Hysell, neither of which groups are affiliated with the other.

As of March 31, 1999, the total amount of liabilities to be assumed was approximately $1,041,000. The cash consideration payable of $3,333,333 is payable at the closing. In addition, within approximately four months of the closing, we may pay additional cash if the net book value of the assets acquired less the liabilities assumed is more than $1,000,000, but no more than $500,000 must be paid by us for this reason. If this net book value is less than $1,000,000, the note payable will be reduced by that amount. We may also be required to pay additional cash consideration within four months of the closing of this offering as a result of differences between the estimated income taxes payable by the Thompson-Hysell shareholders as a result of the acquisition compared to the estimated income taxes payable by the Thompson-Hysell shareholders if they had sold their stock.

The note payable will have initial principal payable of $1,333,333, will bear interest at 10%, and can be decreased as described above. The principal amount payable can also be decreased or increased $67.00 for each $100.00 by which earnings before interest and taxes for the year ended December 31, 2000 is less than or exceeds $2,160,000. If the earnings before interest and taxes for the year ended December 31, 2000 is less than $2,160,000, the earnings before interest and taxes for the year ended December 31, 1998 in excess of $1,500,000 (which we estimate to be $527,000) can be added to reduce the shortfall but not to an extent that will cause an increase in the note.
We have also agreed to issue a number of shares of our common stock equal to $1,333,334 divided by the initial public offering price in this offering. The aggregate value of the shares issued may be reduced or increased $67.00 for each $100.00 by which earnings before interest and taxes for the year ended December 31, 1999 is less than or exceeds $1,800,000. These shares must be issued within ten days of the filing with the Securities and Exchange Commission of our Annual Report on Form 10-K.

For purposes of this prospectus, including the pro forma information, we have assumed that an additional $500,000 will be payable because the net book value target has been exceeded to that extent and that $525,000 will be payable for income tax effects. We have excluded the effect of the 1999 earnings target on our contingent obligation to issue shares of our common stock.

TKCI has also agreed to reserve 37,037 shares of its common stock for issuance under stock options to be granted to those employees of Thompson-Hysell who become employees of TKCI upon the consummation of this offering. All of the shareholders of Thompson-Hysell will enter into five-year non-competition agreements with TKCI. H. Stanley Thompson, one of Thompson-Hysell's founding shareholders will serve as a Vice President of TKCI.

                                 CAPITALIZATION

The following table sets forth our capitalization as of March 31, 1999 and as adjusted to reflect our sale of 1,750,000 shares of common stock and application of the estimated net proceeds. The shares listed below exclude (a) 1,111,111 shares of common stock reserved for issuance under our Amended and Restated 1994 Stock Incentive Plan, of which an estimated 851,389 shares are issuable upon the exercise of outstanding options or will be issuable upon the exercise of options to be granted prior to or upon the consummation of this offering; (b) 83,333 shares of common stock issuable upon the exercise of warrants granted in connection with the acquisitions of ESI, Engineering Services Incorporated and John M. Tettemer & Associates, Ltd.; (c) up to 37,037 shares of common stock issuable if earnings goals and other conditions are met by ESI; (d) that number of shares of common stock with a value of $1,333,334, subject to adjustment, which we may be required to issue to the shareholders of Thompson-Hysell in 2000 if earnings goals are met; and (e) a warrant to purchase 66,667 shares of common stock which will be granted as payment to a finder in connection with the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of Thompson-Hysell.

                                                              March 31, 1999
                                                            -------------------
                                                            Actual  As Adjusted
                                                            ------  -----------
                                                              (in thousands,
                                                            except share data)
   Short term debt:
    Short term borrowings, including current portion of
      long term debt and capital lease obligations......... $6,325    $ 1,635
                                                            ======    =======
   Long term debt:
    Long term debt and capital lease obligations, less
      current portion...................................... $  948    $ 2,200
    Notes payable to related parties.......................  2,401        --
   Redeemable securities...................................    487        --
   Stockholders' equity:
    Preferred Stock, no par value, 5,000,000 shares
      authorized; no shares issued and outstanding actual;
      and no shares issued and outstanding, as adjusted....    --         --
    Common stock, no par value, 100,000,000 shares
      authorized; 3,485,634 shares issued and outstanding
      actual; and 5,309,708 shares issued and outstanding,
      as adjusted..........................................    598     14,749
    Accumulated deficit....................................   (427)      (427)
                                                            ------    -------
    Total stockholders' equity.............................    171     14,322
                                                            ------    -------
   Total capitalization.................................... $4,007    $16,522
                                                            ======    =======

                                    DILUTION

At March 31, 1999, TKCI had a net tangible book value of $(2,000) or $0.00 per share of common stock. Net tangible book value per share represents total tangible assets less our total liabilities divided by the total number of shares of common stock outstanding. Without taking into account any changes in net tangible book value after March 31, 1999 other than to give effect to our sale of 1,750,000 shares of common stock, our net tangible book value at March 31, 1999 would have been $13,512,000 or $2.54 per share. This represents an immediate decrease in the net tangible book value of $6.41 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................        $9.00
  Net tangible book value per share before the offering...........  $0.00
  Increase in net tangible book value per share attributable to new investors.................................................  $2.54
                                                                    -----
Net tangible book value per share after the offering..............        $2.54
                                                                          -----
Dilution per share to new investors...............................        $6.46
                                                                          =====

The following table sets forth on a pro forma basis, as of March 31, 1999, the total number of shares of common stock purchased from us, after giving effect to our sale of 1,750,000 shares at an assumed initial public offering price of $9.00 per share, that total consideration paid and the average price per share paid by the existing shareholders and by new investors:

                             Shares Purchased  Total Consideration
                             ----------------- ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                             --------- ------- ----------- ------- -------------
Existing shareholders......  3,559,708    67%  $ 1,085,000     6%      $0.30
New investors..............  1,750,000    33%   15,750,000    94%      $9.00
                             ---------   ---   -----------   ---
  Total....................  5,309,708   100%  $16,835,000   100%
                             =========   ===   ===========   ===

------------------
The above information assumes no exercise of the over-allotment option or any other outstanding options, warrants or other rights to acquire shares. If all of these options and warrants are exercised in full, there would be further dilution to new investors. See "Management--Stock Options," "Description of Capital Stock" and "Certain Transactions."

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

The selected financial data includes consolidated financial statement data for the periods presented and combined financial statement data for the periods presented. All financial statement data is referred to as consolidated. See
Note 1 to the consolidated financial statements of TKCI included elsewhere in this prospectus for a description of which periods reflect consolidated or combined financial statements.

The Historical Statements of Operations Data for the years ended December 31, 1996, 1997 and 1998, and the Historical Balance Sheet Data as of December 31, 1997 and 1998, have been derived from the historical consolidated financial statements of TKCI audited by KPMG LLP, independent auditors, which consolidated financial statements and independent auditors' report are included elsewhere in this prospectus. The Historical Statements of Operations Data for the three months ended March 31, 1998 and 1999 and the Historical Balance Sheet Data as of March 31, 1999 have been derived from the unaudited consolidated financial statements of TKCI included elsewhere in this prospectus. The Historical Statements of Operations Data for the year ended December 31, 1995, and the Historical Balance Sheet Data as of December 31, 1996, have been derived from the audited historical consolidated financial statements of TKCI which are not included in this prospectus. The Historical Statements of Operations Data for the year ended December 31, 1994 and the Historical Balance Sheet Data as of December 31, 1994 and 1995, have been derived from the unaudited consolidated financial statements of TKCI which are not included in this prospectus and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position as of the dates and for the period presented.

The Pro Forma Statements of Income Data for the year ended December 31, 1998 and the three months ended March 31, 1999, is unaudited and assumes an effective income tax rate of 42% and that the initial public offering of 1,750,000 shares of common stock at an assumed initial public offering price of $9.00 per share; the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of Thompson-Hysell; and the repayment of debt, capital lease obligations and notes payable to related parties with the net proceeds of this offering had all occurred on January 1, 1998.

The Pro Forma Balance Sheet Data as of March 31, 1999 is unaudited and assumes that the initial public offering of 1,750,000 shares of common stock at an assumed initial public offering price of $9.00 per share; the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of Thompson-Hysell; and the repayment of debt, capital lease obligations and notes payable to related parties with the net proceeds of this offering had all occurred on March 31, 1999.

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

The following information should be read in conjunction with the consolidated financial statements of TKCI and the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

                                                                                      Three Months
                                        Year Ended December 31,                      Ended March 31,
                          -------------------------------------------------------  --------------------
                          1994 (/1/)    1995     1996 (/1/)    1997       1998       1998       1999
                          ----------  ---------  ----------  ---------  ---------  ---------  ---------
                                      (in thousands, except share and per share data)
Historical Statements of
 Operations Data(/2/):
 Gross revenue..........  $  22,071   $  15,152  $  14,344   $  22,585  $  34,021  $   7,121  $   9,999
                          ---------   ---------  ---------   ---------  ---------  ---------  ---------
 Net revenue............     19,979      14,039     12,966      18,592     29,182      5,962      8,969
 Costs of revenue.......     14,837      10,212      9,229      11,871     19,287      4,080      5,914
                          ---------   ---------  ---------   ---------  ---------  ---------  ---------
 Gross profit...........      5,142       3,827      3,737       6,721      9,895      1,882      3,055
 Selling, general and
  administrative
  expenses..............      7,850       4,808      4,960       4,485      5,858      1,470      1,896
                          ---------   ---------  ---------   ---------  ---------  ---------  ---------
 Income (loss) from
  operations............     (2,708)       (981)    (1,223)      2,236      4,037        412      1,159
 Interest expense.......        583         568        720         852        967        221        260
 Other expenses
  (income), net.........          3          68          5          83         66          7        (19)
                          ---------   ---------  ---------   ---------  ---------  ---------  ---------
 Income (loss) before
  provision (benefit)
  for income taxes and
  extraordinary gain....     (3,294)     (1,617)    (1,948)      1,301      3,004        184        918
 Provision (benefit) for
  income taxes(/2/).....        (16)         18          3      (1,397)     1,350         83        389
                          ---------   ---------  ---------   ---------  ---------  ---------  ---------
 Income (loss) before
  extraordinary gain....     (3,278)     (1,635)    (1,951)      2,698      1,654        101        529
 Extraordinary gain on
  forgiveness of
  liability(/1/)........        --          --       2,686         --         --         --         --
                          ---------   ---------  ---------   ---------  ---------  ---------  ---------
 Net income (loss)......     (3,278)     (1,635)       735       2,698      1,654        101        529
 Accretion of redeemable
  securities to
  redemption value......        --          --         --          --        (230)       (57)       (57)
                          ---------   ---------  ---------   ---------  ---------  ---------  ---------
 Net income (loss)
  available to common
  stockholders..........  $  (3,278)  $  (1,635) $     735   $   2,698  $   1,424  $      44  $     472
                          =========   =========  =========   =========  =========  =========  =========
 Earnings (loss) per
  share--diluted........  $   (1.11)  $   (0.55) $    0.25   $    0.87  $    0.39       0.01  $    0.13
                          =========   =========  =========   =========  =========  =========  =========
 Weighted average shares
  outstanding--diluted..  2,962,963   2,962,963  2,962,963   3,104,588  3,635,474  3,492,227  3,750,627
                          =========   =========  =========   =========  =========  =========  =========
Pro Forma Statements of
 Income Data(/3/)(/4/):
 Gross revenue..........                                                $  42,810             $  12,301
                                                                        ---------             ---------
 Net revenue............                                                   37,648                11,195
 Costs of revenue.......                                                   23,571                 7,032
                                                                        ---------             ---------
 Gross profit...........                                                   14,077                 4,163
 Selling, general and
  administrative
  expenses..............                                                    8,353                 2,446
                                                                        ---------             ---------
 Income from
  operations............                                                    5,724                 1,717
 Interest expense.......                                                      421                   120
 Other expenses
  (income), net.........                                                       65                   (25)
                                                                        ---------             ---------
 Income before income
  taxes.................                                                    5,238                 1,622
 Provision for income
  taxes.................                                                    2,200                   681
                                                                        ---------             ---------
 Net income.............                                                $   3,038             $     941
                                                                        =========             =========
 Earnings per share--
  diluted...............                                                $    0.55             $    0.17
                                                                        =========             =========
 Weighted average shares
  outstanding--diluted..                                                5,568,957             5,611,360
                                                                        =========             =========


                                   As of December 31,                  As of March 31, 1999
                         -------------------------------------------  ----------------------
                                                                                    As
                          1994     1995     1996     1997     1998    Actual  Adjusted (/5/)
                         -------  -------  -------  -------  -------  ------- --------------
                                                 (in thousands)
Balance Sheet Data:
 Working capital
  (deficit)............. $(3,671) $(4,395) $(3,548) $ 2,016  $ 5,180  $   567    $ 8,755
 Total assets...........   7,931    5,384    4,677   11,733   14,530   15,689     23,650
 Total debt.............   5,069    5,302    6,597    8,087    9,667    9,674      3,835
 Total stockholders'
  equity (deficit)......  (4,328)  (5,962)  (5,227)  (1,725)    (301)     171     14,322

------------------
(1) In 1994, we accrued $2.0 million relating to excessive lease space in one of our facilities. In 1996, amounts owed under the lease through December 31, 1995 were forgiven, resulting in an extraordinary gain on the forgiveness of the liability and accrued but unpaid rent of $2.7 million. See Note 18 to the TKCI consolidated financial statements.
(2) Prior to August 1, 1998, Keith Engineering, which is included in TKCI's consolidated financial statements, elected to be taxed as an S corporation. See "Prior S Corporation Status."
(3) Amounts reflect pro forma adjustments for provision for federal and state income taxes at an assumed effective income tax rate of 42%.
(4) Amounts reflect pro forma adjustments for our initial public offering of 1,750,000 shares of common stock at an assumed initial offering price of $9.00 per share, the acquisition and the application of the estimated net proceeds from this offering as if the transactions had occurred on January 1, 1998. See "Pro Forma Condensed Consolidated Financial Statements."
(5) Amounts reflect pro forma adjustments for our initial public offering of 1,750,000 shares of common stock at an assumed initial offering price of $9.00 per share, the acquisition and the application of the estimated net proceeds from this offering as if the transactions had occurred on March 31, 1999. See "Pro Forma Condensed Consolidated Financial Statements."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements of TKCI and its subsidiaries and the related notes and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations section describes the operations of TKCI and its subsidiaries without giving effect to the acquisition of Thompson-Hysell.

Overview

The following discussion should be read in conjunction with "Selected Financial Data" and our consolidated financial statements and the related notes, included elsewhere in this prospectus, and includes the operations of TKCI and our wholly-owned subsidiaries, including Keith Engineering. TKCI and Keith Engineering have been under common management and ownership since the inception of TKCI in 1986. On August 1, 1998, TKCI was reorganized, so that Keith Engineering became a wholly-owned subsidiary of TKCI. This reorganization was accounted for as a combination of affiliated entities under common control in a manner similar to a pooling-of-interests. Under this method, the assets, liabilities and equity were carried over at their historical book values and the operations of TKCI and Keith Engineering have been recorded on a combined historical basis. The combination did not require any material adjustments to conform the accounting policies of the separate entities. On November 30, 1998 Keith Engineering was merged with and into TKCI.

In December 1997, TKCI purchased ESI and its wholly-owned subsidiary ESII, Engineered Systems Integration, Inc., which was subsequently merged into ESI. ESI provides consulting services related to process engineering design, chemical engineering, electrical engineering, environmental waste processing system design and petrochemical systems design. In August 1998, TKCI purchased John M. Tettemer and Associates, which provides services relating to flood control and drainage engineering, environmental permitting, and biological surveys and studies. In April 1999, TKCI entered into an asset purchase agreement with Thompson-Hysell, under which TKCI would acquire substantially all of the assets and assume substantially all of the liabilities of Thompson-Hysell. With the exception of the services provided by ESI, Thompson-Hysell provides services similar to ours in central and northern California and Utah. This acquisition will close concurrently with this offering and is expected to increase our revenue, and, based upon Thompson-Hysell's historical results, we anticipate that our gross margins after the acquisition will be positively impacted.

We derive most of our revenue from professional service activities. The majority of these activities are billed under various types of contracts with our clients, including fixed fee and time and material contracts. Most of our time and material contracts have not-to-exceed provisions. Revenue is recognized on the percentage of completion method of accounting based on the proportion of actual direct contract costs incurred to total estimated direct contract costs. We believe that costs incurred are the best available measure of progress towards completion on the contracts. In the course of providing services, we sometimes subcontract for various services. These costs are included in billings to clients and, in accordance with industry practice, are included in our gross revenue. Because subcontractor services can change significantly from project to project, changes in gross revenue may not be indicative of business trends. Accordingly, we also report net revenue, which is gross revenue less subcontractor costs. Our revenues are generated from a large number of relatively small contracts.

In 1998, an estimated 80% of our net revenue was derived from services rendered in connection with commercial and residential real estate development projects. The real estate market has historically experienced pronounced business cycles. Our consolidated results of operations can be adversely impacted by downturns in the real estate market. Based upon the number of building permits issued, the last peak of the business cycle in the southern California real estate market was in 1989 and the last trough was in 1996. We estimate that during 1998, 50% of our net revenue was derived from services rendered in connection with commercial and residential real estate developments in southern California. Consequently, adverse economic conditions affecting the southern California economy could also have an adverse effect on our consolidated results of operations. We anticipate that as we consummate acquisitions in the future, the concentration of revenue from both real estate development and southern California will decline.

Costs of revenue include labor, non-reimbursable subcontract costs, materials and various direct and indirect overhead costs including rent, utilities and depreciation. Direct labor employees work predominantly at our offices, or in some cases at the clients job site. The number of direct labor employees assigned to a contract will vary according to the size, complexity, duration and demands of the project. Contract terminations, completions and scheduling delays may result in periods when direct labor employees are not fully utilized. As we continue to grow, we anticipate that we will continue to add professional and administrative staff to support our growth. These professionals are in great demand and are likely to remain a limited resource for the foreseeable future. The significant competition for employees with the required skills creates wage pressures on professional compensation. We attempt to increase our billing rates to customers to compensate for wage increases, however, there can be a lag before wage increases can be incorporated into our existing contracts. Some expenses, primarily long term leases, are fixed and cannot be adjusted in reaction to an economic downturn.

Selling, general, and administrative expenses consist primarily of corporate costs related to finance and accounting, information technology, contract proposal, executive salaries, provisions for doubtful accounts and other indirect overhead costs.

Results of Operations

The following table sets forth historical and unaudited pro forma supplemental consolidated operating results for each of the periods presented as a percentage of net revenue. Pro forma amounts for these periods reflect adjustments for provisions for federal and state income taxes as if we had been taxed as a C corporation, at an assumed effective income tax rate of approximately 42%. On August 1, 1998, in connection with our reorganization, Keith Engineering converted from an S corporation to a C corporation.

                                                Year Ended        Three Months
                                               December 31,      Ended March 31,
                                              -----------------  ---------------
                                              1996   1997  1998   1998      1999
                                              ----   ----  ----  -------   -------
Gross revenue...............................  111%   121%  117%      119%      111%
Subcontractor costs.........................   11%    21%   17%       19%       11%
                                              ---    ---   ---   -------   -------
  Net revenue...............................  100%   100%  100%      100%      100%
Costs of revenue............................   71%    64%   66%       68%       66%
                                              ---    ---   ---   -------   -------
  Gross profit..............................   29%    36%   34%       32%       34%
Selling, general and administrative
  expenses..................................   38%    24%   20%       25%       21%
                                              ---    ---   ---   -------   -------
  Income (loss) from operations.............   (9%)   12%   14%        7%       13%
Interest expense............................    6%     5%    3%        4%        3%
                                              ---    ---   ---   -------   -------
  Income (loss) before pro forma provision
    (benefit) for income taxes and
    extraordinary gain......................  (15%)    7%   11%        3%       10%
Pro forma provision (benefit) for income
  taxes.....................................   (6%)    3%    5%        1%        4%
                                              ---    ---   ---   -------   -------
  Pro forma income (loss) before
    extraordinary gain......................   (9%)    4%    6%        2%        6%
Extraordinary gain on forgiveness of
  liability, net of pro forma income taxes..   12%    --    --        --        --
                                              ---    ---   ---   -------   -------
  Pro forma net income......................    3%     4%    6%        2%        6%
                                              ===    ===   ===   =======   =======

Three Months Ended March 31, 1999 and March 31, 1998

Revenue. Net revenue for the three months ended March 31, 1999 was $9.0 million compared to $6.0 million for the three months ended March 31, 1998, an increase of $3.0 million, or 50%. Net revenue growth resulted primarily from the continued strengthening of the California and Nevada housing markets; growth in our employee base and base of projects, which resulted in additional services and follow-up contracts being awarded in the first three months of 1999 relating to projects undertaken prior to 1999; improved weather conditions for field survey crews for the first three months of 1999; and additional revenue as a result of the acquisition of John M. Tettemer & Associates in August 1998. Excluding the revenue from the acquisition of John M. Tettemer & Associates, our net revenue for the three months ended 1999 grew $2.5 million, or 42%, compared to the three months ended March 31, 1998. Subcontractor costs, as a percentage of net revenue declined to 11% for the three months ended March 31, 1999 as compared to 19% for the three months ended March 31, 1998, resulting primarily from a $187,000 decrease in services for our primary wireless telecommunications contract, which was substantially completed by the end of 1998.

Gross Profit. Gross profit for the three months ended March 31, 1999 was $3.1 million compared to $1.9 million for the three months ended March 31, 1998, an increase of

$1.2 million, or 62%. Gross profit growth is attributable to both our internal revenue increases as well as the acquisition of John M. Tettemer & Associates. As a percentage of net revenue, gross profit increased slightly to 34% for the three months ended March 31, 1999 compared to 32% for the three months ended March 31, 1998, resulting primarily from increased utilization of employees and a reduction in facility costs as a percentage of net revenue, partially offset by a decline in the industrial engineering operations of ESI, as a percentage of net revenue. Costs of revenue for the three months ended March 31, 1999 were $5.9 million compared to $4.1 million for the three months ended March 31, 1998, an increase of $1.8 million, or 45%. Costs of revenue increases resulted primarily from growth in our employee base from 271 as of March 31, 1998 to 372 as of March 31, 1999, an increase of 101, or 37%. Excluding the acquisition of John M. Tettemer & Associates in 1998, the number of employees increased by 83, or 31%.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ended March 31, 1999 were $1.9 million as compared to $1.5 million for the three months ended March 31, 1998, an increase of $426,000, or 29%. As a percentage of net revenue, selling, general and administrative expenses decreased to 21% for the three months ended March 31, 1999 from 25% for the three months ended March 31, 1998. The percentage decrease resulted primarily from holding the growth in our corporate labor costs and legal and accounting costs below our internal revenue increases.

Income Taxes. The provision for income taxes for the three months ended March 31, 1999 was $389,000 compared to a tax provision of $83,000 for the three months ended March 31, 1998. This increase in tax expense was due primarily to higher pre-tax income for the three months ended March 31, 1999. Our effective income tax rate was approximately 42% for the three months ended March 31, 1999 compared to an effective tax rate of 45% for the three months ended March 31, 1998. Our effective income tax rate of 45% for the three months ended March 31, 1998 was primarily due to the anticipated conversion of Keith Engineering from an S corporation to a C corporation in August 1998.

Years Ended December 31, 1998 and December 31, 1997

Revenue. Net revenue for 1998 was $29.2 million compared to $18.6 million for 1997, an increase of $10.6 million, or 57%. Net revenue growth resulted primarily from the continued strengthening of the California and Nevada housing markets, partially offset by a $1.0 million decline in our wireless telecommunications business; growth in our employee base and base of projects, which resulted in additional services and follow-up contracts being awarded in 1998 relating to projects undertaken prior to 1998; and additional revenue as a result of the acquisition of ESI in December 1997 and John M. Tettemer & Associates in August 1998. Excluding the revenue from the acquisitions of ESI and John M. Tettemer & Associates, our 1998 net revenue grew $6.0 million, or 32%, compared to 1997. Subcontractor costs, as a percentage of net revenue, declined to 17% for 1998 compared to

21% for 1997, resulting largely from a decrease of $465,000 relating to our primary wireless telecommunications contract which came to substantial completion in 1998.

Gross Profit. Gross profit for 1998 was $9.9 million compared to $6.7 million for 1997, an increase of $3.2 million, or 47%. Gross profit growth is attributable to both our internal revenue increases as well as the acquisitions of ESI and John M. Tettemer & Associates. As a percentage of net revenue, gross profit decreased slightly to 34% for 1998 compared to 36% for 1997. The decline in the gross profit percentage is attributable primarily to lower profit margins in the industrial engineering operations of ESI, which was acquired in December 1997. Excluding the impact of the ESI acquisition, the gross profit percentage was 36% for 1998 and 1997. Costs of revenue for 1998 was $19.3 million compared to $11.9 million in 1997, an increase of $7.4 million, or 63%. Costs of revenue increases resulted primarily from growth in our employee base from 260 in 1997 to 356 in 1998, an increase of 96, or 37%. Excluding the John
M. Tettemer & Associates acquisition in 1998, the number of employees increased by 78, or 30%.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for 1998 were $5.9 million compared to $4.5 million for 1997, an increase of $1.4 million, or 31%. As a percentage of net revenue, selling, general and administrative expenses decreased to 20% for 1998 from 24% for 1997. The percentage decrease resulted primarily from the collection of approximately $390,000 of accounts receivable written off in prior years and holding the growth in our corporate labor costs below our internal revenue increases.

Interest Expense. Interest expense for 1998 was $967,000 compared to $852,000 for 1997, an increase of $115,000, or 14%. As a percentage of net revenue, interest expense was 3% for 1998 compared to 5% for 1997. The percentage decrease resulted primarily from our increased revenue base and the refinancing of our line of credit at a lower interest rate in February 1998.

Income Taxes. The provision for income taxes for 1998 was $1.4 million compared to a tax benefit of $1.4 million in 1997. This increase in tax expense was due primarily to higher pre-tax income in 1998, the conversion of Keith Engineering from an S corporation in August 1998 and recording a significant reduction in our federal valuation allowance in 1997, attributable to our belief that it was more likely than not that we would be able to realize the benefit of our net operating loss carryforwards. Our effective income tax rate was approximately 45% for 1998 and would have been approximately 42% had Keith Engineering been a C corporation at the beginning of 1998.

Years Ended December 31, 1997 and December 31, 1996

Revenue. Net revenue for 1997 was $18.6 million compared to $13.0 million for 1996, an increase of $5.6 million, or 43%. Net revenue growth was driven primarily by improvement in the California and Nevada housing market; growth in our employee base and base of projects, which resulted in additional services and follow-up contracts being awarded in 1997 relating to projects undertaken prior to 1997; and an increase of $1.6 million relating to our award of a contract with a wireless telecommunications client at the end of 1996. Subcontractor costs, as a percentage of net revenue, grew to 21% for 1997 compared to 11% for 1996, resulting primarily from an increase of $2.8 million relating to the wireless telecommunications contract awarded at the end of 1996.

Gross Profit. Gross profit for 1997 was $6.7 million compared to $3.7 million for 1996, an increase of $3.0 million, or 80%. As a percentage of net revenue, gross profit increased to 36% in 1997 compared to 29% in 1996 reflecting our ability to expand our revenue through increased utilization of employees and a reduction in facility and professional insurance costs as a percentage of net revenue. In addition, the gross profit percentage increased due to improvements in the overall economy in 1997 resulting in favorable pricing adjustments. Costs of revenue was $11.9 million for 1997 compared to $9.2 million for 1996, an increase of $2.7 million, or 29%. Costs of revenue increases resulted primarily from growth in our employee base from 181 in 1996 to 260 in 1997, an increase of 79, or 44%. Excluding the acquisition of ESI in 1997, the number of employees increased by 45, or 25%.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were $4.5 million for 1997 compared to $5.0 million for 1996, a decrease of $475,000, or 10%. Selling, general and administrative expenses as a percentage of net revenue decreased to 24% for 1997 from 38% for 1996. The percentage decrease was primarily related to an approximate $822,000 reduction in the provision for doubtful accounts in 1997 compared to 1996. Concurrently with the prolonged southern California economic recession, in 1996, we reached the conclusion that a significant receivable was uncollectible and increased our provision for doubtful accounts by $710,000. The increase in selling, general and administrative expenses, as a percentage of revenue was impacted by holding the growth in our corporate labor and legal and accounting costs below our internal revenue increases.

Income Taxes. The income tax benefit for 1997 was $1.4 million compared to a tax provision of $3,000 in 1996, while our net income before provision for income taxes and extraordinary gain in 1997 was $1.3 million compared to a net loss before provision for income taxes and extraordinary gain in 1996 of $1.9 million. The increase in net income before tax and extraordinary gain did not result in an income tax expense in 1997 primarily due to recording a significant reduction in our federal valuation allowance, which was attributable to our belief that it was more likely than not that we would be able to realize the benefit of our net operating loss carryforwards. The tax provision for 1996 was not a tax benefit due to a net loss before income taxes and extraordinary gain generated by Keith Engineering, an S corporation.

Extraordinary Gain. Our 1996 results of operations were impacted by a one time gain on the forgiveness of a lease liability of $2.7 million. In August 1996, we entered into an agreement, providing that all amounts owed and accrued under a lease through December 31, 1995 were forgiven.

Quarterly Results

The following table sets forth unaudited historical and supplemental pro forma selected quarterly consolidated financial information. Pro forma amounts reflect adjustments for provisions for federal and state income taxes as if we had been taxed as a C corporation, at an assumed effective income tax rate of approximately 42%. On August 1, 1998, Keith Engineering was converted from an S corporation to a C corporation. This information has been derived from unaudited consolidated financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of the information. Consolidated results of operations for any one or more quarters are not necessarily indicative of results for an entire year or the results to be expected for any future period.

                                                          Quarterly Results
                          ----------------------------------------------------------------------------------
                                                          Three Months Ended
                          ----------------------------------------------------------------------------------
                          Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31,
                            1997     1997     1997      1997     1998     1998     1998      1998     1999
                          -------- -------- --------- -------- -------- -------- --------- -------- --------
                                                            (in thousands)
Consolidated Statements
 of Income Data:
Gross revenue...........   $4,423   $5,401   $6,060    $6,701   $7,121   $8,399   $9,192    $9,309   $9,999
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Net revenue.............    3,978    4,486    5,116     5,012    5,962    7,051    7,900     8,269    8,969
Costs of revenue........    2,574    2,804    3,235     3,258    4,080    4,613    5,077     5,517    5,914
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Gross profit...........    1,404    1,682    1,881     1,754    1,882    2,438    2,823     2,752    3,055
Selling, general and
 administrative
 expense................      968    1,210    1,085     1,222    1,470    1,131    1,626     1,631    1,896
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Income from
  operations............      436      472      796       532      412    1,307    1,197     1,121    1,159
Interest expense........      167      212      229       244      221      244      249       253      260
Other expenses (income),
 net....................       42        9        6        26        7      (18)      18        59      (19)
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Income before pro forma
  provision for income
  taxes.................      227      251      561       262      184    1,081      930       809      918
Pro forma provision for
 income taxes...........       95      105      236       110       77      454      391       340      386
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Pro forma net income...   $  132   $  146   $  325    $  152   $  107   $  627   $  539    $  469   $  532
                           ======   ======   ======    ======   ======   ======   ======    ======   ======

                                                    As a Percentage of Net Revenue
                          ----------------------------------------------------------------------------------
                                                          Three Months Ended
                          ----------------------------------------------------------------------------------
                          Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31,
                            1997     1997     1997      1997     1998     1998     1998      1998     1999
                          -------- -------- --------- -------- -------- -------- --------- -------- --------
Consolidated Statements
 of Income Data:
Gross revenue...........      111%     120%     118%      134%     119%     119%     116%      113%     111%
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Net revenue.............      100%     100%     100%      100%     100%     100%     100%      100%     100%
Costs of revenue........       65%      63%      63%       65%      68%      65%      64%       67%      66%
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Gross profit...........       35%      37%      37%       35%      32%      35%      36%       33%      34%
Selling, general and
 administrative
 expense................       24%      27%      21%       24%      25%      16%      21%       19%      21%
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Income from
  operations............       11%      10%      16%       11%       7%      19%      15%       14%      13%
Interest expense........        4%       5%       5%        5%       4%       3%       3%        3%       3%
Other expenses (income),
 net....................        1%      --       --         1%      --       --       --         1%      --
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Income before pro forma
  provision for income
  taxes.................        6%       5%      11%        5%       3%      16%      12%       10%      10%
Pro forma provision for
 income taxes...........        2%       2%       5%        2%       1%       7%       5%        4%       4%
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Pro forma net income...        4%       3%       6%        3%       2%       9%       7%        6%       6%
                           ======   ======   ======    ======   ======   ======   ======    ======   ======

Our quarterly revenue and operating results fluctuate primarily as a result of:

  .   client engagements commenced and completed during a quarter

  .   seasonality

  .   the number of business days in a quarter

  . the number of work days lost as a result of adverse weather conditions or delays caused by third parties

  .   employee hiring, billing and utilization rates

  .   the consummation of acquisitions

  .   the length of the sales cycle on new business

  .   the ability of clients to terminate engagements without penalty

  .   our ability to efficiently shift our employees from project to project

  .   the size and scope of assignments

  .   general economic conditions

The treatment of $172,000 as compensation expense, resulting from an option granted in April 1997, and the collection of an account receivable in the amount of $390,000, previously written off, affected selling, general and administrative expense in the quarters ended June 30, 1997 and 1998, respectively.

Liquidity and Capital Resources

We have financed our working capital needs and capital expenditure requirements through a combination of internally generated funds, bank and related party borrowings, leases and the sale of our common stock.

Working capital for 1998 was $5.2 million compared to $2.0 million in 1997, an increase of $3.2 million, or 157%, resulting primarily from growth in accounts receivable and costs and estimated earnings in excess of billings, due to higher revenue levels. Cash generated from operating activities increased $310,000, or 82%, to $686,000 in 1998 compared to $376,000 in 1997, reflecting our increase in income from operations. The growth in cash generated from operating activities was used primarily to fund capital expenditures of $835,000 in 1998 compared to $276,000 in 1997 and to partially finance the acquisition of John M. Tettemer & Associates. Capital expenditures consisted primarily of computer equipment, upgrades to our information systems, and equipment and vehicles used in our survey services.

We maintain a line of credit agreement with a bank, which as of March 31, 1999, allowed us to borrow up to $5.5 million, not to exceed 80% of our eligible accounts receivable, as defined in the agreement. On March 5, 1999, the bank amended the agreement to, among other things, amend some of the financial related covenants effective December 31, 1998, adjust the interest rate to the bank's prime rate plus a variable margin tied to financial covenants and extend the maturity on the line to March 1, 2000. The interest rate on the credit agreement was 10.5% on March 31, 1999. Cash of $1.8 million drawn on our line of credit was used primarily for working capital purposes, to repay debt assumed in acquisitions and to repay existing debt. At December 31, 1998, we owed $4.5 million on this line of credit. We expect to repay approximately $4.2 million of the line of credit with a portion of the net proceeds from this offering. We must meet or exceed various financial covenants to the bank under the line of credit.

Net cash received from related party borrowings decreased to $156,000 in 1998 from $919,000 in 1997. In addition, in 1997, we received $598,000 from a related party in exchange for shares of TKCI common stock. The reduction in cash received from related parties resulted primarily from our increase in cash generated from operating activities and availability under our line of credit.

On April 9, 1999, TKCI entered into an Asset Purchase Agreement with Thompson-Hysell and its shareholders. Thompson-Hysell provides real estate services similar to TKCI in central and northern California and Utah. Under the Asset Purchase Agreement, TKCI will acquire substantially all of the assets of Thompson-Hysell, including the right to use its name, and assume substantially all of its liabilities. TKCI will pay a purchase price of: (a) cash in the amount of $3,333,333; (b) a promissory note in the amount of $1,333,333 payable in 2001; and (c) shares of common stock with a value equal to $1,333,334 which may be issuable in 2000 if earnings goals are met. The purchase price may be adjusted upward or downward depending upon (a) net assets acquired exceeding liabilities assumed by $1,000,000; (b) earnings for the years ended December 31, 1999 and 2000; and (c) an adjustment for income tax effects. We expect to close this acquisition concurrently with this offering. We expect the operations acquired to increase our revenues, and if the Thompson-Hysell operations perform as they have historically, to increase our gross margins.

We believe existing cash balances, internally generated funds, and availability under credit facilities together with the proceeds of this offering will be sufficient to fund our anticipated internal operating needs for the next twelve months.

Inflation

Although our operations can be influenced by general economic trends, we do not believe that inflation had a significant impact on our results of operations for the periods presented. Due to the short-term nature of most of our contracts, if costs of revenue increase, we attempt to pass these increases to our clients.

Year 2000

We are currently in the final phase of identifying and evaluating the potential impacts of the Year 2000 on information systems and embedded systems. A Year 2000 Mitigation Committee comprised of senior management and functional managers is evaluating the following issues:

  .   State of readiness
  .   Costs to address Year 2000 issues
  .   Risk assessment
  .   Contingency plan

The following is a description of the process we have established and which we intend to follow to minimize our Year 2000 risk exposure:

State of readiness. Our information technology and non-information technology systems can be divided into support/administrative and operational/production systems. The significant systems used to perform our support and administrative functions as well as our engineering work and the operating systems upon which these systems function are detailed in the table below. We have surveyed the system suppliers and have received from each such supplier either written assurance or vendor documentation in the form of information published on a website stating that these systems are Year 2000 compliant, Year 2000 compliant with minor issues or that a Year 2000 compliance update will be available by the end of the third quarter of 1999, as indicated below.

                                               Operating
                                                System
 System Name           Description          (if applicable)   Year 2000 Status
 -----------           -----------          ---------------  ------------------
 Harper &      Accounting and Project Cost  OpenVMS          Compliant
  Shuman       software                     V7.1-1H1         Assurance received
  CFMS/RD
  V5.0
  (Server)

 Harper &      Client component that allows Windows 95,      Compliant
  Shuman       access to server data        Windows 98,      Assurance received
  CFMS/RD                                   Windows NT 4.0
  V5.0                                      Workstation SP4
  (Client)

 Compaq-DEC    Alpha operating system that  N/A              Compliant
  OpenVMS      supports CFMS/RD software                     Assurance received
  V7.1-1H1

 Autodesk      Engineering CAD design       Windows 95,      Compliant
  AutoCAD R14  software being run on        Windows 98,      Assurance received
               Windows operating system     Windows NT 4.0
                                            Workstation SP4

 Microsoft     Office suite includes word   Windows 95,      Compliant
  Office 97    processing, spreadsheet,     Windows 98,      Assurance received
  SR-2         database, presentation       Windows NT 4.0
               components                   Workstation SP4

 Paychex       Payroll software             DOS (Windows 95) Compliant
  Preview 6.0                                                Assurance received

 ProBusiness   Human Resources software     Windows 95       Compliant
  HRMS                                                       Assurance received
  Powersource
  II V1.0

 MicroStation  Engineering CAD design       Windows 95,      Compliant
  95           software being run on        Windows 98,      Assurance received
  V5.05.01.65  Windows operating system     Windows NT 4.0
                                            Workstation SP4

 Microsoft     Server operating system for  N/A              Compliant
  Windows NT   storing engineering drawings                  Assurance received
  Server 4.0   and administrative documents
  SP4

 Microsoft     Operating system running on  N/A              Compliant
  Windows NT   workstations and laptops                      Assurance received
  Workstation
  4.0 SP4

 Microsoft     Operating system running on  N/A              Compliant
  Windows 95   workstations and laptops                      Assurance received

                                             Operating
                                               System
 System Name           Description         (if applicable)     Year 2000 Status
 -----------           -----------         --------------  -------------------------
 Microsoft     Operating system running    N/A             Compliant
  Windows 98   on workstations and laptops                 Assurance received

 Microsoft     E-mail server application   Windows NT 4.0  Compliant
  Exchange     running on Windows          SP4             Assurance received
  Server 5.5   operating system
  SP2

 Nortel        Telephone switch            N/A             Compliant
  Meridian                                                 Assurance received
  SL1
  (Corporate)

 Nortel        Voice messaging system      N/A             Not compliant
  Meridian                                                 (see below)
  Mail R5.0
  (Corporate)

 Toshiba       Telephone system            N/A             Compliant
  Perception                                               Assurance received
  II (Moreno
  Valley
  location)

 AVT           Voice mail system           N/A             Not compliant
  PhoneXpress                                              (see below)
  (Moreno
  Valley
  location)

 Toshiba       Telephone system            N/A             Compliant
  Strata                                                   Assurance received
  DK424 (Las
  Vegas
  location)

 AVT           Voice messaging system      N/A             Compliant
  CallXpress3                                              Assurance received
  (Las Vegas
  location)

 Trillium      Telephone system            N/A             N/A no feature within
  Panther                                                  this product is pertinent
  2064                                                     to Y2K per telephone
  (Thompson-                                               vendor, O'Leary
  Hysell)                                                  Telephone & Data

 Pacific Bell  Voice message boxes         N/A             Compliant
  Voice Mail                                               Assurance received
  (Thompson-
  Hysell)

 Nortel        Integrated telephone and    N/A             Compliant
  Norstar      voice mail system                           Assurance received
  Plus Model
  II DR5.1
  (John M.
  Tettemer)

 Toshiba       Telephone system            N/A             Compliant
  Strata                                                   Assurance received
  DK424 (ESI)

 AVT           Voice message system        N/A             Compliant
  PhoneXpress                                              Assurance received
  (ESI)

 Toshiba       Telephone system            N/A             Compliant
  Strata DK96                                              Assurance received
  (Palm
  Desert
  location)

We intend to perform internal tests on all mission critical systems and on our operational production systems to validate Year 2000 compliance by the end of the third quarter of 1999. We are currently in the process of asking the vendors of embedded systems to provide us with written assurance of Year 2000 compliance.

Cost to address Year 2000 issues. The only costs we have incurred in connection with addressing Year 2000 issues are administrative expenses resulting from the efforts of our Mitigation Committee and time spent in attempting to identify and resolve Year 2000 issues in contacting our vendors and subconsultants to ensure compliance. These costs are included in selling, general and administrative expense in the consolidated statements of income. All costs related to Year 2000 issues are paid from cash flows from operations.

We anticipate a cost of approximately $25,000 to upgrade our telephone voice message system to ensure Year 2000 compliance. This expenditure will be recorded as selling, general and administrative expense as incurred. Our Mitigation Committee has determined that the primary computer systems that we use are Year 2000 compliant and therefore we do not anticipate any additional costs related to the Year 2000 date change that will be material to our business, financial condition or results of operations.

Risk assessment. Based on the findings of our Mitigation Committee, we believe that the impact of Year 2000 issues on our internal operations will be minimal. In order to minimize any adverse effect caused by the Year 2000 date change, our operational personnel transfer their work to back-up tapes on a daily basis and store these tapes in an offsite location. We have not deferred any information technology projects due to Year 2000 issues.

We have had difficulty estimating the impact of Year 2000 non-compliance by outside parties with whom we transact business. We are currently in the process of surveying our vendors and subconsultants to ascertain their Year 2000 readiness. Because we have not yet completed this survey, we are not in a position at this time accurately to ascertain the degree of compliance by vendors and subconsultants with whom we conduct business. However, we have already received assurances from approximately 15% of these third parties as to their Year 2000 compliance. Although not all of the vendors and subconsultants from whom we have received responses are Year 2000 compliant at this time, we have received assurances that these third parties will be prepared for the Year 2000 date change by the end of 1999.

We have also engaged in discussions with other significant third parties, such as our bank and payroll service, and have received written assurances regarding Year 2000 compliance from such service providers. Although our client base is diverse, with no one client making up more than 10% of our gross revenue, we have had discussions with our major clients regarding their readiness for the Year 2000 date change and, for those who have not already given us written assurance, we expect to receive it by the end of third quarter of 1999.

Contingency plan. Because we have not completed our testing and assessment procedures, we have not developed any plans for likely scenarios involving Year 2000 failures. By the end of third quarter of 1999, we intend to perform internal tests on all mission critical systems and on our operational production systems to validate Year 2000 compliance. If, when testing and assessment is complete, it appears reasonably likely that such a Year 2000 failure may occur, management intends to develop appropriate plans to deal with such contingencies. If we are unsuccessful in developing or implementing a plan to correct possible Year 2000 failures, or if we fail properly to anticipate a Year 2000 failure either in our information technology (software) or non-information technology (microcontrollers in equipment), we may experience disruptions in operations. Our projection of the most serious disruptions which could occur include:

  . the loss of approximately two months' net revenue, an amount of approximately $6,000,000, if our accounting systems fail and we are unable to utilize backup information. We would, however, expect eventually to be able to recover a significant portion of this revenue by recreating time and cost entries from hard copies of such data.

  . the loss of engineering and project data if we are unable to utilize backup information, resulting in the need to re-input printed data. This effort could increase operating costs and reduce margins in the first two quarters of 2000 and might cause the loss of some projects if we are unable to fulfill our time commitments.

  . the loss of the services of subcontractors who are experiencing disruptions due to Year 2000 risks, resulting in the loss of contracts because of failure to meet deadlines.

  . the loss of net revenue if any of the accounting systems of our clients experience a Year 2000 failure.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to interest rate changes primarily as a result of our line of credit, long-term debt, capital leases and notes payable to related parties, which are used to maintain liquidity and to fund capital expenditures and our expansion. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve our objectives, we have borrowed at fixed rates and may enter into derivative financial instruments to mitigate our interest rate risk on variable rate debt. We do not enter into derivative or interest rate transactions for speculative purposes.

The table below presents the principal amounts, weighted average interest rates, fair values and other items required by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes. Dollars are expressed in thousands.

                                                                         Fair
                                1999   2000  2001  2002  2003  Total  Value(/1/)
                                ----- ------ ----- ----- ----- ------ ----------
Fixed rate debt(/2/)........... $ 519 $2,458 $  61 $  66 $  47 $3,151   $3,151
Average interest rate.......... 8.00% 10.00% 8.00% 8.00% 8.00%  9.57%    9.57%
Variable rate debt.............   --  $4,527   --    --    --  $4,527   $4,527
Average interest rate..........   --   9.25%   --    --    --   9.25%    9.25%

------------------
(1) The fair value of fixed rate debt and variable rate debt was determined based on current rates offered for debt instruments with similar risks and maturities.
(2) Fixed rate debt excludes notes payable with an aggregate principal amount of $576,000 as there is no established market for these notes.

As the table incorporates only those exposures that existed as of December 31, 1998, it does not consider those exposures or positions which could arise after that date. Moreover, because firm commitments are not presented in the table above, the information presented in the table has limited predictive value. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on those exposures or positions that arise during the period and interest rates.

                                    BUSINESS

General

We began operating in 1983 as Keith Engineering, which was incorporated on March 1, 1983. We formed TKCI in November 1986, under the name The Keith Companies-Inland Empire, Inc., and merged the two companies in November 1998 with TKCI as the survivor. We provide engineering, consulting and technical services to clients operating in a variety of environments.

Industries Served

The industries we serve are real estate development, public works and wireless telecommunications and industrial engineering.

 Real Estate Development, Public Works and Wireless Telecommunications

Real Estate Development

Residential, commercial and golf and other recreational developers use technical consultants to provide planning and environmental services to create land use plans, write the supporting planning and environmental documents and process entitlements and permits through governmental authorities. Technical consultants also assist clients in gaining approvals and permits from federal, state and local agencies. After projects are approved by governmental agencies, developers need surveying, mapping and civil engineering services to survey development sites, create accurate boundary/base maps and provide engineering designs for mass grading, streets, sewer pipelines and facilities, water pipelines and facilities, utilities and drainage facilities. Upon completion of the design phase, survey crews provide construction staking services to identify the precise locations of streets, utilities, pipelines and other facilities. In culturally sensitive projects or areas, developers may also require environmental and archaeological services for the planning and environmental approvals and construction and post-construction phase monitoring services.

The U.S. real estate industry is commonly segmented into four geographic regions: northeast, south, mid-west and west. We operate in the west region, primarily in California and in Nevada and Utah. During the last economic upturn in the real estate industry in southern California, which we believe lasted eight years from 1983-1990, our gross revenue and number of employees grew. During the following downturn in southern California, through 1996, we experienced a reduction in revenue and employees. We believe that the southern California real estate market is in the third year of an economic upturn. In 1998, approximately 50% of our net revenue was derived from services rendered in connection with commercial and residential real estate developments in southern California.

Residential. The residential development industry consists of large scale communities, seniors/retirement communities, single family homes and multi-family homes, like condominiums and apartments. The issuance of building permits is an important economic indicator in forecasting housing starts. The following table from Regional Financial

Associates, Inc., shows the actual building permits issued for single-family and multifamily structures for 1996-1997 and the building permits expected to be issued for 1998-2000 in California, Nevada, Utah and nationally.

                 Residential Building Permits (Issued Annually)

                        1996   1997       1998         1999         2000
                       ------ ------- ------------ ------------ ------------
                                      (forecasted) (forecasted) (forecasted)
   California          92,060 109,589   131,673      170,321      182,474
   Nevada              37,242  34,811    36,092       28,000       25,973
   Utah                23,481  19,263    20,005       18,885       18,267
   National (million)    1.46    1.48      1.62         1.52         1.34

According to a 1997 population report released by the U.S. Bureau of the Census, California, Nevada and Utah are projected to be among the top seven fastest growing states in population growth during the thirty year period from 1995 to 2025. In March 1999, the U.S. Bureau of the Census also reported that of the nation's 3,142 counties, the four southern California counties of Los Angeles, Orange, San Diego and Riverside and Clark county, Nevada were among the top seven in population gains between 1997 and 1998. A comparison of a March 1999 report prepared by Dismal Sciences, Inc. showing population growth for the nation to a December 1998 report prepared by Regional Financial Associates, Inc. showing population growth for the West indicates that since 1991, the West has outpaced the nation in population growth. In its report, Regional Financial Associates, Inc. forecasted that the population in the West would continue to outpace the nation over the next four years.

The following three tables from Regional Financial Associates, Inc. and Dismal Sciences, Inc. show historical demographic data for 1996-1997 and forecasted demographic data for 1998-2000 for population, employment and personal income.

                                   Population

                        1996   1997      1998         1999         2000
                       ------ ------ ------------ ------------ ------------
                                     (forecasted) (forecasted) (forecasted)
   California (000's)  31,858 32,268    32,756       33,271       33,740
   Nevada (000's)       1,601  1,677     1,733        1,787        1,835
   Utah (000's)         2,018  2,059     2,097        2,130        2,164
   National (million)   265.2  267.7     270.3        272.6        274.9

                                   Employment

                        1996   1997      1998         1999         2000
                       ------ ------ ------------ ------------ ------------
                                     (forecasted) (forecasted) (forecasted)
   California (000's)  12,743 13,169    13,577       13,827       14,104
   Nevada (000's)         843    890       929          961          995
   Utah (000's)           954    995     1,024        1,043        1,076
   National (million)   119.6  122.7     125.8        127.8        129.0

                       Personal Income Growth (% Change)

                 1996      1997         1998             1999             2000
                 -----     ----     ------------     ------------     ------------
                                    (forecasted)     (forecasted)     (forecasted)
   California     5.8      6.0          6.5              5.7              6.1
   Nevada        10.4      7.5          6.7              6.9              7.5
   Utah           8.2      7.4          5.8              6.2              6.6
   National       5.8      5.6          5.0              4.6              4.9

Commercial. The commercial development industry includes the construction of retail, office and industrial facilities. Important economic indicators in forecasting commercial development include, among others, growth in employment and personal income. According to research conducted in 1998 by Regional Financial Associates, Inc., employment and personal income in the West are projected to grow by an annual average of approximately 2.0% and 6.1%, respectively, from 1999 to 2002. Colliers International reported in a 1999 market study that retail development in Las Vegas continues to grow, with approximately 4 million square feet of new retail in the planning phase and 1.4 million square feet under construction. This constitutes an approximate 26% increase over the existing 21 million square feet. Colliers also forecasts that with residential growth continuing to fuel retail growth in the Nevada marketplace, the construction of in-fill/neighborhood and community centers lead retail development growth with a 25% planned growth rate.

According to 1998 and 1999 Grubb & Ellis Real Estate Forecasts, during 1997, the United States' economy generated 730,000 new office jobs, national office vacancy rates moved toward or even dropped below what is considered the market's equilibrium and lease rates rose 25% or more in some markets; and in 1998, construction rose from 49 million square feet underway at year end 1997 to 90 million square feet at year end 1998. A report prepared by the U.S. Census Bureau indicated that, for 1998, office building construction totaled $38.2 billion, a 16% increase over 1997. The McGraw-Hill Construction Information Group of the McGraw-Hill Companies forecasts office building construction to increase by 9% in 1999.

Golf and Other Recreational Facilities. The most significant proportion of our revenue from golf and other recreational projects is derived from golf related projects. According to the 1998 edition of Golf Participation in the United States and Trends in the Golf Industry, the United States currently has 26.5 million golfers over age 12, a 33% increase from 1986. Likewise, the National Golf Foundation published a report in March 1999 stating that there were 448 new course openings in 1998 as compared with 10 years ago when the industry was averaging less than 175 course openings per year. In addition, the National Golf Foundation states that the number of courses in planning and construction increased from 1,652 on January 1, 1998 to approximately 1,777 on January 1, 1999, a 7.6% increase. Lastly, as of December 31, 1998, according to the National Golf Foundation, California is ranked among the top three states for total number of existing courses, new course openings, courses under construction and courses related to real estate development.

Public Works

Transportation, water resources, and other public works projects may provide ongoing, reliable sources of revenue for engineering firms and consultants when private development activities decline during unfavorable economic periods. These public projects are often long-term and ongoing, and have historically provided more determinable and consistent revenue streams.

Transportation. Highway and interchange projects require engineering designs for roadways, interchanges, the placement or relocation of sewer lines, water pipelines and utility lines and rainfall run-off management. In a recent publication, the American Society of Civil Engineers reported that as much as $1.3 trillion of capital investment is currently necessary to repair and renew our infrastructure to meet our growing needs. In 1998, the U.S. Congress authorized funding of $175 billion under the Transportation Equity Act for the 21st Century for highway projects over the next six years, a 44% increase over the previous funding program according to the McGraw-Hill Companies. According to the McGraw-Hill Construction Information Group, non-building construction in the western states will experience the largest growth, which is expected to be up 14% in 1999 over 1998.

According to the California Department of Transportation, Governor Gray Davis has proposed more than $7.9 billion to fund Caltrans during the 1999-2000 fiscal year, which is approximately $1.6 billion more than the 1998-1999 fiscal year. The largest portion of this budget is $3.9 billion for ongoing and new highway construction projects, according to the California Department of Transportation.

Water Resources. Public water resource projects include the installation, rehabilitation or replacement of facilities or infrastructure for:

  .   protection of water sources
  .   dams or reservoirs
  .   water treatment
  .   water pipelines
  .   collection of wastewater
  .   sewer lines
  .   treatment of wastewater

In 1998, the American Society of Civil Engineers published the 1998 Report Card for America's Infrastructure. This report states that the total infrastructure investment needs for drinking water remain large--$138.4 billion according to the Environmental Protection Agency--more than $76.8 billion of which is currently needed to protect public health. This organization also reported that America needs to invest roughly $140 billion over the next 20 years in its wastewater treatment systems and that an additional 2,000 plants may be necessary by the year 2016 to meet expanded treatment goals.

Wireless Telecommunications

With the emergence and growth of personal communication services and the conversion from analog technology to digital technology, the demand for the development and construction of new wireless transmission base stations, switching centers and microwave link networks has increased. For the development of most wireless telecommunications networks, wireless service providers hire outside experts in site acquisition/lease arrangement, land planning, permitting, civil engineering, selecting and purchasing equipment and/or construction management. The development costs for a typical base station in southern California are approximately $350,000 to $500,000, of which engineering, consulting and technical services may account for approximately $50,000.

Wireless subscriber growth is the main driver in demand for new tower sites, according to a 1998 business model by Morgan Stanley Dean Witter Equity Research. In 1998, the Cellular Telecommunications Industry Association predicted that the number of United States wireless customers would grow from an estimated 124 million in 1998 to an estimated 209 million in 2003 and expected the compounded average growth rate from 1998 to 2003 to be 11%. The Personal Communications Industry Association estimated that 12,000 to 20,000 new towers are needed by 2003 to accommodate the growth of wireless services. In 1998, the Cellular Telecommunications Industry Association stated that the total number of communication sites would grow from 38,650 at the end of 1997 to approximately 100,000 by the year 2000.

 Industrial Engineering

Modern machines, assembly lines, factories and refineries require industrial engineering services to enable utilization of new processes and to improve efficiency and reliability. Comprehensive industrial engineering services include: (a) the design or redesign of electrical and heating, ventilation and air conditioning systems; (b) mechanical equipment design; (c) equipment selection and purchasing; (d) the design of integrated computer and monitoring device systems to control manufacturing and processing equipment; (e) chemical process engineering; (f) energy usage consulting; (g) fire protection engineering; (h) material handling and process flow planning; (i) automation and robotics design; (j) construction management and installation supervision;
(k) project management; and (l) computer programming.

Industrial engineering projects which utilize engineering, consulting and technical services include:

  . High Tech Facilities: biotechnology, pharmaceutical, and laboratory facilities, computer centers, control rooms, research and development facilities

  . Consumer Product Facilities: automotive assembly, household products and packaging facilities

  . Food and Beverage Facilities: bottling/packaging facilities, material handling facilities, process controls, food and beverage manufacturing facilities

  .   Educational Facilities: schools and universities

  . Public Facilities/Utilities/Energy/Power: power plants, natural gas, electric

We believe there is a continued trend in the manufacturing and assembly industry toward automation and increased efficiency. As these industries grow, so does their need for design and engineering services to automate and increase efficiency of new and existing facilities.

According to a 1998 Standard & Poor's survey of annual revenue growth rates in the United States, the biotechnology industry is expected to grow by 20% and 25% in each of 1999 and 2000, the packaged food and beverage industry is expected to grow by 10% in 1999, and the non-alcoholic beverage sector is expected to grow between 8% and 12% in 1999. We expect these industries to increase their use of automation to make their facilities more efficient.

The TKCI Advantage

The engineering, consulting and technical services industries are highly fragmented, ranging from a large number of relatively small local firms to large, multi-national firms. We estimate that there are over 500 firms providing the engineering, consulting and technical services to the industries we serve in our principal operating areas. We believe that we have successfully penetrated the regional residential real estate industry to capture a significant share of the market and establish ourselves as a leader in the market. In California, Nevada and Utah, approximately 908,172 residential building permits for individual residential units, consisting of permits for single-family and multi-family dwellings, have been projected for issuance in 1999 through 2002. In these locations, we expect to provide ongoing and expanded services on projects which we believe will be comprised of over 100,000 individual residential units. These projects range in duration from less than one year to more than five years. We believe that we can further enhance our leading position in the western United States in the industries we serve for the following reasons:

 Reputation

Our reputation for providing high quality services has been a source of numerous project assignments. We believe our reputation is strengthened due to the personal relationships developed between our staff and representatives of clients and agencies. We have been awarded many projects either due to our expertise in working with an agency or project type or because a particular client desires to work with, and can count on, specific project managers. In addition, we have received numerous awards for technical excellence including the Project of the Year Award of Excellence in the award category of Engineering Land Development for the "Dana Point Townhomes" project from the California Council of Civil Engineers and Land Surveyors; a Certificate of Recognition for the design of the "Grand Avenue and Chino Hills Parkway" awarded by the County of San Bernardino, California Board of Supervisors; and a Letter of Appreciation from the Department of General Services of the State of California for contributing to the "Telecommunications Leasing Program" and for our assistance in formulating telecommunications real estate objectives and strategies.

 Industry and Professional Experience

We recognize that our employees are our most valuable resource for providing ongoing quality service and for obtaining new work. Of our staff of over 450, we have over 100 individuals with professional licenses. During employee selection and as part of our acquisition criteria we require that the people added to our team have significant experience in the industries they serve. We supplement this industry experience by providing in-house continuing education seminars, design forums and training programs.

 Full Service Approach

We provide civil engineering, surveying and mapping, planning, environmental, archaeological, construction management, site acquisition, water resource engineering, instrumentation and control systems engineering, fire protection engineering, electrical engineering, mechanical engineering and chemical process engineering services. Since many engineering, consulting and technical services firms specialize in only one or a few services, a project owner may often be required to engage several engineering and/or consulting firms during the various phases of a project. The phases range from identifying and evaluating whether to acquire a parcel of land to designing, engineering and managing the construction of the finished project. We believe that clients realize significant cost and time savings and maintain consistent quality by utilizing a single firm for all services.

 Cross-Marketing

Due to our reputation and industry and technical expertise, we have frequently increased the number and scope of services provided to a client from an initial engagement, like land planning, to include other services, like mapping and surveying. When we expand into new geographic regions, we have successfully cross-sold and intend to continue to cross-sell services offered by one office to clients in another office.

Because our professionals provide many of the preliminary services on planning, civil engineering and surveying and mapping projects, we are frequently asked to bid on additional services on a project as it progresses. In performing the preliminary services in the initial phases of a project, we obtain background information and data relating to the project that may be inefficient and costly for another firm to compile. Consequently, we are often more knowledgeable about a project, and, as a result, we are often engaged to perform the additional engineering and consulting services that the client requires as the project progresses.

 Effective Organizational Structure

We believe that our organizational structure allows us to compete effectively with small and mid-size local firms and with large regional and national firms. Our organizational structure combines the efficiencies associated with centralization and the flexibility of decentralization. Our administrative functions are centralized in our corporate headquarters in Costa Mesa, California allowing us to eliminate duplicative functions and personnel at our divisional offices. We believe this centralization allows the management at our divisional offices the freedom to focus on identifying new business opportunities and overseeing the technical services provided in that office, and allows the flexibility for those managers to maintain focus on being responsive to client needs. The centralization of administrative functions also allows us effectively and efficiently to integrate acquired companies.

Business Strategy

Our objective is to strengthen our position as a leading provider of engineering, consulting and technical services while growing our geographic presence and expanding the services we offer.

To achieve this objective, we have developed a strategy with the following key elements:

   . Maintain High Quality of Service. To maintain high quality service, we focus on being responsive to customers and working diligently and responsibly to maintain schedules and budgets. As a result of our focus on quality and timeliness of service, we believe that we have established an excellent reputation in the markets we serve. We intend to continue providing high quality service as we expand our geographic presence and service offerings.

   . Continue to Recruit and Retain Highly Qualified Personnel. We believe that recruiting and retaining skilled professionals is crucial to our success and our growth. As a result, we intend to continue to recruit experienced and talented individuals who can provide quality services and innovative solutions for our clients' projects. We believe that our employee benefits package provides incentives that enable us to continue to attract the most qualified candidates.

   . Expand Geographically. To diminish the impact of regional economic cycles, we intend to continue to expand our geographic presence by making acquisitions, opening additional divisional offices and marketing our services to clients with national and international needs. Our geographic growth will provide us with broader access to employee pools, work sharing between regions and new business opportunities. We believe the acquisition of Thompson-Hysell will enable us to more effectively sell additional services in both central and northern California and Utah. We intend to continue to increase our service offerings outside of California, Nevada and Utah.

   . Expand Scope of Services. We intend to build upon our reputation as a quality provider of real estate related engineering, consulting and technical services as we diversify our services to meet new demands of clients and the demands of new markets. As part of our effort to continue diversifying our scope of services, we intend to pursue strategic partnering relationships and acquisitions.

   . Continue to Effectively Integrate Acquired Operations. We intend to continue to pursue acquisitions that expand our range of services and/or our geographic presence and that result in an increase in our operating efficiencies. We believe that strategic acquisitions will enable us to more efficiently and quickly serve the diverse technical and geographic needs of, and secure additional business from, our national and international clients.

We have implemented our strategy by (a) providing services to the wireless telecommunications industry; (b) obtaining a subcontract to assist Marconi Integrated Systems, Inc. in a global mapping project for the National Imagery and Mapping Agency; (c) acquiring ESI and John M. Tettemer & Associates; and
(d) engaging in the acquisition of Thompson-Hysell. This diversification of our services has broadened our geographic presence, expanded the number of industries we serve and added our capability to provide water resources, environmental, mechanical, electrical, chemical process, and fire protection and other industrial engineering services.

Services Provided

We provide a broad range of services, including civil engineering, surveying and mapping, planning, environmental, archaeological, construction management, site acquisition, water resources engineering and other industrial engineering services, including instrumentation and control systems engineering, fire protection engineering, electrical engineering, mechanical engineering and chemical process engineering.

 Civil Engineering Services

General civil engineering is often referred to as "design from the ground down" because it is part of all construction design work on the ground and below. Civil engineering services include:

  .   project feasibility and due diligence analysis
  .   development cost projections
  .   access and circulation analysis
  .   infrastructure design and analysis
  .   pro forma cost studies
  .   project management
  .   construction documents
  .   tentative mapping
  .   flood plain studies
  .   sewer, water and drainage design
  .   street and highway design
  .   site/subdivision design
  .   grading design

As an example of how our civil engineering services are utilized, our engineers were the master engineers for the Newport Coast development in southern California. This development consists of over 9,000 acres that has been planned for more than 1,800 residential units, two destination resorts, two championship golf courses within the Pelican Hill Golf Club and over 7,300 acres of dedicated open space. We were responsible for the preparation of a majority of the preliminary and final civil engineering designs, and provided the project with land surveying, mapping, water resources and archaeological services. In addition, as the infrastructure engineer for this project, we completed the master drainage plan, designed the master water and sewer facilities and designed many of the primary roadways.

 Surveying and Mapping Services

From establishing boundaries for preliminary engineering through construction layout and as-built surveys, it is common for our surveying and mapping teams to be "the first in and the last out" on a construction project. We provide surveying and mapping services through our teams of skilled professionals that utilize sophisticated technology, including global positioning systems which utilize satellite technology to survey and navigate land, geographic information systems, and field-to-office digital and electronic data capture, to produce information that will serve as the foundation for a variety of planning and engineering design and analysis endeavors. Our surveying and mapping services also include the identification of features of a parcel of land that directly affect a project's design. We were among the first engineering and surveying consultants to utilize global positioning systems with geographic information systems to conduct precise ground surveys.

We utilized our expertise in the use of ground and global positioning systems surveys to plot the aftermath of the Mt. Pinatubo eruption in the Philippines for a long-term lava flow management project. For Cox Communications (formerly Sprint), we provided site topographic and boundary surveys for approximately 400 proposed cellular telecommunication sites. Using these surveys, we designed and generated construction documents and developed legal descriptions that were used in lease contract documents. Government agencies and landowners have also utilized our surveying and mapping services to develop the basic elements of their geographic information systems databases.

 Planning Services

Planning services include both physical planning and policy planning. Physical planning is graphical and includes conception and layout of communities, land uses and residential and commercial neighborhoods. The resulting plan often becomes the basis for the preparation of engineering plans. To complement a physical plan, policy planning entails the preparation of supporting text and documents that establish procedures, requirements and guidelines for visual appearance under which the physical plan may be implemented.

Our planning services are designed to assist clients in maximizing the potential uses of real estate and other limited resources. We provide plans that take into account government regulations, effective and creative use of land assets, and the expectations and needs of the community.

An example of our planning services was our involvement in the design of a major flood control dam on a 10,000 acre project in Los Angeles County that controlled yearly flooding of Palmdale, California, a downstream municipality, significantly reducing the cost of infrastructure for flood control facilities. Our solution allowed plans for concrete channelization of the waterway to be abandoned. This resolved the concerns of the local water agencies and environmentalists which were concerned with groundwater recharge and replenishment. It also provided the inducement for the city to annex and entitle the project. Other projects for which we have provided planning services include Hanalei Garden Farm Estates in Hawaii, Jian Zhuan Lake Resort in China, a Jack Nicklaus Golf Course at Lake Las Vegas and Hurricane Iniki Emergency Permitting in Hawaii.

 Environmental Services

Our environmental services include biology, permit processing, document preparation and mitigation monitoring. We assist clients with the complex federal, state and local permitting process enabling them successfully to implement private and public projects.

As an example of our environmental services, we prepared design plans and analyses for the creation of a constructed wetlands project in southern California. This facility uses natural processes for extensive nitrate removal from water that flows from upstream dairy farms. The water is stored for groundwater recharging and used to supplement the drinking water supply.

 Archaeological Services

Many environmental impact analyses require protection of significant archaeological resources which may exist on a property, like native peoples' community settings, artifacts and burial sites. We perform studies which range from site review and records analysis to a discussion of measures to protect sensitive or valuable archaeological resources. Further, we conduct field sampling and testing to establish or verify site review and records information and determine both the quantity and quality of archaeological materials on a given site.

An example of the use of our archaeological services is when, after performing civil engineering services on a project for a client, the client asked us to provide archeological services on a different project in southern California. For this project, our archaeological staff mobilized, organized and supervised a team of 25 people in the excavation of a fossil whale bed. In the course of this excavation, we found rare samples of Baleen whales, which were subsequently donated for further academic study.

 Construction Management Services

Construction management services are an efficient "bundling" of some of the other services which we provide. We direct development and construction tasks, including the preparation of cost projections, entitlement and feasibility analysis, professional consultant selection and supervision, contractor bidding, and construction supervision. We provide these services in discrete components or as a comprehensive package for private development, public works and wireless telecommunications clients.

An example of our construction management services is a master planned community in Chino Hills, California, where a developer retained us to manage, plan, design, permit, stake and subcontract a 620 acre community, consisting of 1,410 residential units and associated park and community facilities.

 Site Acquisition Services

We provide site acquisition services to assist our clients in obtaining the most appropriate real estate for their particular needs. For example, a property intended for the development of multi-family housing will have characteristics which vary greatly from that of a property intended for the siting of a heavy industrial use. We provided site acquisition services for over 450 wireless communications sites in Riverside, San Bernardino, Ventura, Los Angeles and San Diego counties for Cox Communications (formerly Sprint), a national wireless services provider.

 Water Resources Engineering Services

Our water resources engineers frequently assist clients in financial planning, feasibility studies, demand forecasting, and hydraulic analysis, the study of how water flows, to develop system master plans in addition to designing conventional systems of pipes, channels and dams.

Examples of the water resources engineering services that we have provided include: (a) the performance of a study in which we evaluated the anticipated amount of rainfall water in a 23 square-mile watershed in Riverside County, California; and (b) the development of a concept report and preliminary design for a 2,000 acre-feet, 50 foot high water quality dam, a major sediment detention basin facility and the relocation of approximately 1.5 miles of roadway, all incidental to the construction of the dam and related structures.

 Industrial Engineering Services

In addition to the engineering, consulting and technical services described above, we also provide the following industrial engineering services:

Instrumentation & Control Systems Integration Engineering Services. Our professionals integrate equipment selection, maintenance requirements and spare parts inventory by designing, selecting and reviewing mechanical, piping and electrical layouts, and operating maintenance, training, start-up and emergency procedures during the design of contemporary processes or the automation of outdated manufacturing processes. These services are essential to creating an efficient and safe operating facility.

Fire Protection Engineering Services. We provide fire protection engineering services in connection with both new construction and the renovation/modification of existing facilities to assist our clients in defining and providing an acceptable level of fire safety in a cost-effective manner.

Electrical Engineering Services. These services include design of electrical power systems for buildings, manufacturing plants, and miscellaneous facilities, design of lighting systems, and selection of other equipment which delivers or uses electrical power.

Mechanical Engineering Services. These services are required to design energy systems, HVAC systems, plumbing systems, water distribution systems and fire protection systems for facilities and buildings.

Chemical Process Engineering Services. Our chemical and process engineers design systems for a variety of manufacturing and industrial facilities and processes. These services are necessary for the design of chemical processing operations in industries like food and beverage, pharmaceutical, chemical and petroleum.

Sales and Marketing

Our Client Services Department is dedicated to business development and marketing activities. We employ a variety of strategic business development and marketing techniques to obtain contracts with new clients and repeat business with existing clients and to maintain our positive reputation. With our expansion of services in the past several years, cross-selling our services has become a large component of our active promotional efforts. Our marketing advantage in selling additional services is enhanced when we have already provided initial services on the project. For example, when we have provided planning and civil engineering on a project, we have an advantage over our competitors in successfully cross-selling our other services, like mechanical and electrical engineering. Our Client Services Department identifies and pursues these opportunities. A large portion of revenue is generated from ongoing work opportunities on long-term, large scale projects.

In addition, our Client Services Department assists our in-house management and clients to assure quality performance and client satisfaction. To accomplish this effort, we provide clients with referrals to project partners and financing sources, assistance in legislative matters, monitoring of in-house performance and many other nontechnical support functions.

Our Client Services Department also identifies projects and clients in each of the markets in which we are active. This is achieved through the use of many resources such as: geographic information systems maps and aerial maps, project/contact databases, the Internet, and leads publications, which track most public works and public agency projects. Our Client Services Department pursues those companies, agencies, projects and markets that have financial strength, long term growth potential and reputation.

One of our most effective methods of winning new contracts has been the Executive Land Search program. We have developed map rooms containing computerized geographic information systems maps, aerial maps, and city and county maps. These cover most of the geographic regions in which we are active and identify a number of available properties which are of interest to our clients. We meet with existing and prospective clients and refer available projects to them in the hope of being selected to provide our services if they successfully acquire the project. For example, upon referring a large undeveloped parcel of land in southern California to a land development company that was not an existing client, we were awarded multiple contracts to provide planning, civil engineering, mapping and surveying services which, by June 4, 1999, had resulted in over $1,500,000 in contract value.

Clients

We serve clients in the real estate development, public works and wireless telecommunications and industrial engineering industries. Our primary private clients consist of real estate developers, builders, wireless telecommunications providers, and major manufacturers. Our public clients include water and school districts, cities, and other local, state and federal government agencies.

The following are some of the clients to whom we have provided services:

      Real Estate                                   Public Works


 Del Webb California Corporation          City of Newport Beach
 The Irvine Company                       Clark County, Nevada
 Kaufman & Broad Home Corporation         Metropolitan Water District of
 Lake Las Vegas Resorts                    Southern California
 Security Capital Industrial Trust        Central Utah Water Conservation
 Pulte Home Corporation                   District
 Shea Homes                               Federal Emergency Management Agency
 Starwood Development                     Orange County Transportation
 Thomas & Mack Co.                        Authority
 Toll Brothers, Inc.                      Moulton Niguel Water District

   Industrial Engineering                    Wireless Telecommunications


 ARCO Products Company                    Bechtel Corporation
 California Energy Commission             L.A. Cellular
 Dow Chemical Company                     Pacific Bell Mobile Services
 Enron Energy Services                    Sprint PCS/Cox Communications
 Ernest & Julio Gallo Winery
 Kellogg U.S.A. Inc.
 Toyota Motor Company

In 1997, The Irvine Company accounted for 11% of our net revenue. No individual client accounted for more than 10% of our net revenue in 1998.

Backlog

Our backlog represents (a) an estimate of the remaining future gross revenues from existing signed contracts and (b) contracts which have been awarded, with a defined scope of work and contract value and on which we have begun work with verbal client approval. The backlog estimates do not include projected revenues from those projects for which we have provided services and anticipate additional services to be requested.

Because our professionals provide much of the preliminary services planning, civil engineering and surveying and mapping projects, we are frequently called upon to expand the scope of our work on a project as it progresses. In performing the preliminary services in the initial phases of a project, we obtain background information and data relating to the project that may be inefficient and costly for another firm to compile. As a result of this knowledge about the project, we are often chosen to perform the additional engineering and consulting services that these clients require as the project progresses.

At March 31, 1999, our backlog was approximately $22 million, of which approximately $20 million is expected to be completed in 1999. Our engagements are terminable at will, and no assurance can be given that we will receive any of the revenues associated with the backlog described above.

Competition

We believe that our principal competitors of our size or larger are: Robert Bein William Frost & Associates, Hunsaker & Associates, Inc., Psomas and Nolte & Associates, in the real estate development market; Tetra Tech, URS Corporation, and Black & Veatch Corporation, in the public works market; The Planning Center, in the wireless telecommunications market; and The Bentley Companies, Eichleay Engineers and Jacobs Engineering Group, in the industrial engineering market. In any market there are also several smaller firms with which we compete.

We believe that the principal factors in the engineering, consulting and technical services selection criteria include, in order of importance:

  .   quality of service
  .   relative experience
  .   staffing capabilities
  .   reputation
  .   geographic presence
  .   stability
  .   price

Employees

We have 461 employees, of which over 400 are technicians and technical professionals. Believing that our success depends significantly upon attracting and retaining talented, innovative and experienced professionals, we are comprised of highly skilled personnel with significant industry experience and strong client relationships. We employ licensed civil engineers, mechanical engineers, electrical engineers, land surveyors, landscape architects, certified planners, information technology specialists, biologists, doctoral archaeologists and geodesists involved in studying the shape of the earth.

Our field survey employees in our southern California offices are covered by a Master Labor Agreement between the International Union of Operating Engineers and the Southern California Association of Civil Engineers and Land Surveyors. The agreement applies to civil engineering and land surveying work, including global positioning system surveys, and covers our employees in Imperial, Inyo, Kern, Los Angeles, Mono, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo, Santa Barbara and Ventura counties. Our field survey employees in our Northern California offices are covered by a Master Agreement between the Bay Counties Civil and Land Surveyors Association and Operating Engineers Local Union No. 3. Our other employees are not represented by any labor union and we have never experienced a work stoppage from union actions. We believe that our relationship with our employees is good.

Facilities

We occupy offices and facilities in various locations in California, Nevada and, with the acquisition of Thompson-Hysell in Utah. Our corporate headquarters are located in Costa

Mesa, California and consist of approximately 49,000 square feet of space. Our monthly rent for this space consists of a base rent, including common area maintenance of approximately $71,200, with periodic adjustments. Our lease extends until July 31, 1999. We are currently negotiating to enter into a new sublease for approximately 33,000 square feet of our current facility for an additional four years and a new lease for the remaining approximately 16,000 square feet of our current facility for an additional two years. Under the proposed leases, our monthly rent will initially increase by approximately $11,000. We also maintain offices at another location in Costa Mesa and have additional offices in the California cities of Walnut Creek, Moreno Valley, Modesto and Palm Desert; one office in Las Vegas, Nevada; and one office in Taylorsville, Utah. We expect to open an additional office in Salinas, California during 1999.

Legal Proceedings

From time to time, we have been involved in routine litigation incidental to the conduct of our business. There are currently no material pending litigation proceedings to which we are a party and no claims for which the liability to us would be in excess of our insurance coverage.

                                   MANAGEMENT

Directors and Executive Officers

The directors and executive officers of TKCI and their ages and positions as of June 4, 1999 are as follows:

Name                     Age Position with the Company
----                     --- -------------------------
Aram H. Keith...........  54 President, Chief Executive Officer and Director(/1/)
Jerry M. Brickman.......  52 Chief Operating Officer
Gary C. Campanaro.......  39 Chief Financial Officer, Secretary and Director
Eric C. Nielsen.........  39 President, Costa Mesa division(/1/)
Walter W. Cruttenden,
  III...................  48 Director(/3/)
George Deukmejian.......  70 Director(/2/)(/4/)
Christine Diemer Iger...  46 Director(/2/)(/3/)(/4/)

------------------
(1) Upon the consummation of this offering, Mr. Keith will resign as the President of TKCI and Mr. Nielsen will become the President.
(2) Appointed as a member of the audit committee effective immediately prior to the consummation of this offering.
(3) Appointed as a member of the compensation committee effective immediately prior to the consummation of this offering.
(4) Elected to our board of directors effective immediately prior to the consummation of this offering.

All directors hold office until the next annual meeting of shareholders or the election and qualification of their successors. Officers are elected annually by the board of directors and serve at its discretion.

Aram H. Keith co-founded TKCI in March 1983 and has served as our President, Chief Executive Officer and Chairman of the Board since that time. In addition, Mr. Keith is the President, Chief Executive Officer and Chairman of the Board of Directors of John M. Tettemer & Associates and the President and a director of ESI, each a wholly-owned subsidiary of TKCI. Mr. Keith has been a California licensed civil engineer since 1972. He also holds civil engineering licenses in the states of Arizona, Colorado, Nevada and Texas. Mr. Keith received a B.S. in Civil Engineering from California State University at Fresno.

Jerry M. Brickman joined TKCI in March, 1988 and has served as our Chief Operating Officer since October 1993. Prior to that, Mr. Brickman held the positions of Senior Vice President and Contracts Administrator with TKCI. Additionally, Mr. Brickman is a director of ESI. Before joining TKCI, Mr. Brickman served 22 years in the United States Air Force, retiring at the rank of Major in February 1988. He received a B.S. in Business Administration from the University of Arizona and an M.S. in Logistics Management from the Air Force Institute of Technology.

Gary C. Campanaro has served as our Chief Financial Officer since January 1998 and as a director since July 1998. In addition, Mr. Campanaro is the Chief Financial Officer, Secretary, Treasurer and a director of ESI and the Chief Financial Officer of John M. Tettemer & Associates. Mr. Campanaro joined CB Commercial Real Estate Group, Inc. (now CB Richard Ellis), a commercial real estate brokerage firm, in November 1992 as a Vice President of the Financial Consulting Group and became Senior Vice President, Managing Officer of the Financial Consulting Group in February 1995 and also began serving on CB Commercial Real Estate Group Inc.'s operation management board. Mr. Campanaro served in those positions until he joined TKCI. From July 1988 to November 1992, he held various accounting, finance and real estate positions with CKE Restaurants, Inc., an owner and operator of a restaurant chain. Mr. Campanaro began his professional career with KPMG LLP and is licensed by the State of California as a Certified Public Accountant, and as a Real Estate Broker. He is a member of the American Institute of Certified Public Accountants. Mr. Campanaro received a B.S. in Accounting from the University of Utah.

Eric C. Nielsen became the President of our Costa Mesa division in November 1994. Mr. Nielsen joined TKCI in November 1985 as Senior Designer and became a Vice President, Engineering and Mapping in July 1990. Upon the consummation of this offering, Mr. Nielsen will replace Mr. Keith as the President of TKCI. Mr. Nielsen received a B.S. in Civil Engineering from California Polytechnic State University and is a registered engineer in the states of California, Colorado and Hawaii.

Walter W. Cruttenden, III was elected to our board of directors in July 1997. Mr. Cruttenden serves as Chairman of the Board of Directors and Chief Executive Officer of E*OFFERING Corp., a participating underwriter in this offering. In 1986, he founded Cruttenden Roth Incorporated and served as the Chairman of the Board of Directors and Chief Executive Officer until 1998. E*OFFERING Corp. and Cruttenden Roth Incorporated are both investment banking institutions.

George Deukmejian has been elected to our board of directors to become effective immediately prior to the consummation of the offering. Mr. Deukmejian was the Governor of the State of California, serving in such office from January 1983 until January 1991. Following his departure from the Governor's office, he joined the law firm of Sidley & Austin in its Los Angeles office where he currently practices as a partner. Prior to his election as Governor, Mr. Deukmejian served from 1979 to 1982 as the Attorney General of the State of California and from 1963 to 1978, served in the California State Legislature. Mr. Deukmejian currently serves on the boards of directors of Burlington Northern Santa Fe Corp., Foundation Health Systems, Inc. and the Whittaker Corporation. He also serves as a Deputy Trustee of the Golden Eagle Insurance Trust in Liquidation and on the Senior Advisory Council of the Industrial Bank of Japan's Los Angeles office. Mr. Deukmejian received a B.A. in Sociology from Siena College and a J.D. from St. Johns University Law School.

Christine Diemer Iger has been elected to our board of directors to become effective immediately prior to the consummation of the offering. Ms. Diemer Iger is the current Chief Executive Officer of the Building Industry Association of Southern California, Orange County chapter which she joined in July 1989. Prior to joining that organization, she was an appellate lawyer for the Attorney General of the State of California from 1981 to 1983, and served as the Director of the California Department of Housing and Community Development from 1983 to 1989. Ms. Diemer Iger is a former board member of the Federal National Mortgage Association (Fannie Mae) and the California Housing Finance Agency (CHFA). Ms. Diemer Iger received a B.A. in English from California State University at San Diego and a J.D. from Western State University, College of Law.

Director Compensation

Our non-employee directors will receive $1,500 for each board or committee meeting which they attend and are reimbursed for out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

Board Committees; Compensation Committee Interlocks and Insider Participation

The board of directors has established an audit committee and a compensation committee.

The audit committee, which will consist of Mr. Deukmejian and Ms. Diemer Iger, will review the adequacy of TKCI's internal controls and the results and scope of the audit and other services provided by our independent auditors. The audit committee will meet periodically with management and our independent auditors.

The compensation committee, which will consist of Mr. Cruttenden and Ms. Diemer Iger, will establish salaries and other forms of compensation for officers and other employees of TKCI and will administer our option plans.

No executive officer of TKCI has served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of the compensation committee. Mr. Cruttenden owns approximately 11.75% of TKCI's common stock. In addition, in April 1997, Mr. Cruttenden loaned the company $700,000. Mr. Cruttenden was also a party in interest to a right of first refusal to have Cruttenden Roth Incorporated serve as the managing underwriter in the offering, which he subsequently waived in July 1998.

Executive Compensation

The following table sets forth summary information concerning compensation paid or accrued for services rendered to TKCI in all capacities during the year ended December 31, 1998 to our Chief Executive Officer and to each of our other three most highly compensated executive officers whose total compensation in 1998 exceeded $100,000.

                           Summary Compensation Table

                                                                    Long Term
                                                                  Compensation
                           Annual Compensation                       Awards
                          --------------------------              -------------
                                                                   Securities
        Name and          Fiscal                      All Other    Underlying
   Principal Position      Year   Salary       Bonus Compensation Stock Options
------------------------- ------ --------      ----- ------------ -------------
Aram H. Keith............  1998  $373,419(/1/)  --   $6,832(/2/)        --
 President and Chief
 Executive Officer
Jerry M. Brickman........  1998  $130,403       --   $5,186(/3/)      9,259
 Chief Operating Officer
Gary C. Campanaro........  1998  $115,016(/4/)  --   $5,171(/5/)     31,482
 Chief Financial Officer
Floyd S. Reid(/6/).......  1998  $111,369(/7/)  --   $4,119(/8/)        --

------------------
(1) Consists of $371,562 in salary and $1,857 in matching contributions made by TKCI under our 401(k) plan.
(2) Consists of a $1,500 auto allowance, $5,146 in membership dues paid on behalf of Mr. Keith by TKCI and $186 in premiums on a life insurance policy of which Mr. Keith is the beneficiary.
(3) Consists of a $5,000 auto allowance and $186 in premiums paid on a life insurance policy of which Mr. Brickman is the beneficiary.
(4) Consists of $114,423 in salary and $593 in matching contributions made by TKCI under our 401(k) plan.
(5) Consists of a $5,000 auto allowance and $171 in premiums paid on a life insurance policy of which Mr. Campanaro is the beneficiary.
(6) Mr. Reid, in preparation for his retirement on May 14, 1999, resigned as the Treasurer and Secretary of TKCI on April 12, 1999 and is no longer an executive officer.
(7) Consists of $110,816 in salary and $553 in matching contributions made by TKCI under our 401(k) plan.
(8) Consists of a $500 auto allowance, $3,433 in membership dues paid on behalf of Mr. Reid by TKCI and $186 in premiums on a life insurance policy of which Mr. Reid is the beneficiary.

Option Grants in the Last Fiscal Year

The following table sets forth information regarding options granted to the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 1998.

               Option Grants During Year Ended December 31, 1998

                                                                           Potential
                                                                           Realizable
                                                                             Value
                                                                           at Assumed
                                                                          Annual Rates
                                       % of Total                        of Stock Price
                          Number of     Options                           Appreciation
                          Securities   Granted to                          for Option
                          Underlying  Employees in Exercise                Term(/3/)
                           Options       Fiscal      Price   Expiration ----------------
          Name           Granted(/1/)  Year(/2/)   ($/Share)    Date      5%      10%
          ----           ------------ ------------ --------- ---------- ------- --------
Aram H. Keith...........       --          --          --        --     $    -- $     --
Jerry M. Brickman.......     9,259         6.8%      $8.10      2008    $47,200 $119,500
Gary C. Campanaro.......    27,778        20.3%      $2.70      2008    $47,200 $119,500
                             3,704         2.7%      $8.10      2008    $18,900 $ 47,800
Floyd S. Reid...........       --          --          --        --     $    -- $     --

------------------
(/1/) Options vest 20% annually over five years.
(/2/) Based on options to purchase 136,926 shares granted to employees during the fiscal year ended December 31, 1998, including Named Executive Officers.
(/3/) Calculated using the potential realizable value of each grant.

Aggregated Option Exercises in 1998 Fiscal Year and Fiscal Year End Option
Values

  There were no exercises of options by any named executive officers in the fiscal year ended December 31, 1998.

Stock Option Plans

We have adopted an Amended and Restated 1994 Stock Incentive Plan effective as of March 31, 1999. The plan is administered by the Compensation Committee of the board of directors, which has discretion and authority, consistent with the provisions of the plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be issuable upon exercise of options.

Our plan provides for the granting of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, nonqualified options and rights to purchase shares of common stock. Under the plan, options and purchase rights covering an aggregate of 1,111,111 shares of TKCI's common stock may be granted, in each case to officers, directors, key employees and consultants of TKCI and its subsidiaries, except that incentive stock options may not be granted to nonemployee directors or nonemployee consultants. The exercise price of incentive stock options must not be less than the fair market value of a share of common stock on the date the option is granted and must not be less than 110% with respect to optionees who own at least 10% of the outstanding common stock. Our Compensation Committee has the authority to determine the time or times at which options granted under the plan become exercisable, provided that options expire no later than ten years from the date of grant, or five years with respect to incentive stock options held by optionees who own at least 10% of the outstanding common stock. Options are nontransferable, other than by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by TKCI. The plan terminates in July 2004. As of March 31, 1999, options to purchase 485,074 shares of common stock were outstanding under the plan.

Indemnification of Directors and Officers

The articles of incorporation of TKCI as amended, provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of TKCI for breach of a director's duties to TKCI or our shareholders except for liability: (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (b) for acts or omissions that a director believes to be contrary to the best interests of TKCI or our shareholders or that involve the absence of good faith on the part of the director; (c) for any transaction for which a director derived an improper personal benefit; (d) for acts or omission that show a reckless disregard for the director's duty to our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to TKCI or our shareholders; (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to TKCI or our shareholders; and (f) for engaging in transactions described in the California Corporations Code or California caselaw which result in liability, or approving the same kinds of transactions.

Our articles of incorporation also provide that we are authorized to provide indemnification to our officers and directors in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code. Our bylaws provide for indemnification of our officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law.

We have entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our articles of incorporation and bylaws. Among other things, these agreements provide that we will indemnify, under appropriate circumstances, each of our directors and executive officers for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by that person in any action or proceeding, including any action by or in the right of TKCI, on account of services provided as a director or executive officer of us, or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

                              CERTAIN TRANSACTIONS

In November 1998, we entered into Indemnification Agreements with all of our directors and executive officers providing for indemnification rights in some circumstances. See "Management--Indemnification of Directors and Officers."

In August 1998, the holders of all of the outstanding shares of Keith Engineering common stock contributed their shares to TKCI as a contribution to capital. In consideration of this contribution, we issued to the contributing shareholders one share of TKCI common stock for each share of Keith Engineering stock contributed. Aram H. Keith, through the Aram H. Keith and Margie R. Keith Trust, acquired 738,889 shares of TKCI common stock. Floyd S. Reid, as trustee of the Floyd S. Reid and Ruth L. Reid Family Trust dated March 30, 1990, acquired 351,852 shares of TKCI common stock. Mr. Keith is our President, Chief Executive Officer and the Chairman of our board of our directors, and Mr. Reid is a former director and executive officer of our company and remains a principal shareholder.

On December 31, 1997, we borrowed $910,177 and $127,815 from Aram H. Keith and Floyd S. Reid, respectively, under promissory notes. On June 3, 1998, we borrowed an additional $300,000 from Mr. Keith. We have borrowed funds from Mr. Keith from time to time as cash flow was needed. In February 1998, as a condition to our credit agreement with Imperial Bank, subordination agreements were executed by Messrs. Keith and Reid subordinating our payment obligations to them under the notes to our obligations to Imperial Bank under our credit agreement. The notes to Messrs. Keith and Reid were subsequently amended and restated to include language which referenced these agreements and the two separate notes to Mr. Keith were consolidated into a single note in the principal amount of $1,210,177. Each of these notes provides for an interest rate of 10% per annum and is due and payable in full on July 1, 2000. As of March 31, 1999, we were indebted to Messrs. Keith and Reid under these notes, including interest, in the respective amounts of $1,371,697 and $161,048.

In October 1997, we borrowed an aggregate of $213,782 from the Erica Keith Educational Trust and the Susan E. Reid Housing Trust under two separate promissory notes in the amounts of $129,205 and $84,577, respectively. The obligees on these notes are trusts established for the benefit of the children of Messrs. Reid and Keith. In February 1998, as a condition to our credit agreement with Imperial Bank, subordination agreements were executed on behalf of these trusts subordinating our payment obligations to the trusts under the notes to our obligations to Imperial Bank under our credit agreement. Amended and restated notes were executed in February 1999 to include accrued and unpaid interest in the principal amounts, to extend the maturation dates and to include language on the face of the notes to reference the subordination to our obligations to Imperial Bank. The amended and restated notes to the Erica Keith Educational Trust and the Susan E. Reid Housing Trust were in the amounts of $132,000 and $86,000, respectively. These notes replaced the October 1997 notes. Each of these notes provides for an interest rate of 10% per annum and is due and payable in full on October 30, 2000. As of March 31, 1999, we were indebted to the obligees of these notes in the amounts of $134,134 and $87,390.

In April 1997, we entered into an Agreement for Advisory Services with Walter
W. Cruttenden, III, which provided that Mr. Cruttenden would provide us with advice regarding strategic acquisitions and that Mr. Cruttenden, or a designee, would serve on our board of directors. Mr. Cruttenden currently serves as a director on our board of directors. In exchange for these services, we agreed to pay Mr. Cruttenden $2,500 per quarter. In addition, for $10,000, we granted Mr. Cruttenden options to purchase 10% of our outstanding common stock upon the payment of additional consideration of $88,000. In July 1997, upon his exercise of this option, we issued 325,926 shares of our common stock to Mr. Cruttenden, at $.30 per share. The agreement also provides for indemnification by us and Mr. Keith in some circumstances. Further, the agreement provides Mr. Cruttenden with a right of first refusal to have Cruttenden Roth serve as the managing underwriter in our initial public offering, which he waived in July 1998. The agreement terminated on April 10, 1999.

In December 1997, Mr. Cruttenden and members of his family purchased 196,745 shares of TKCI common stock for an aggregate purchase price of $500,000, or $2.54 per share.

In connection with the grant of options and sale of stock to Mr. Cruttenden, $172,000 and $34,000 were recorded as common stock and stock compensation expense in April 1997 and December 1997, respectively, representing the difference between the exercise price at which the options were granted and the price at which the stock was sold, and the estimated fair value of the Company's stock at the date of grant and sale, respectively. The price and other terms of these stock sales was negotiated at arms length by Mr. Cruttenden and us, with each of us acting solely on our own behalf.

In April 1997, we borrowed $700,000 from Mr. Cruttenden under a Secured Promissory Note Line of Credit. In February 1999, the note to Mr. Cruttenden was amended and restated to provide for its subordination to our obligations to Imperial Bank. This note, as amended, provides for an interest rate of 10% per annum and becomes fully due and payable on July 1, 2000. As of March 31, 1999, our obligations under the note were $700,000. In conjunction with the note, we entered into a Security Agreement with Mr. Cruttenden, Keith Engineering and Mr. Keith, granting to Mr. Cruttenden a security interest in all of our assets to secure the repayment of the amounts due under the note. Mr. Keith personally guaranteed our obligations under the note. The note also provides that our indebtedness to Mr. Keith and Mr. Reid under their December 31, 1997 notes are subordinate to our obligations under the note.

In February 1997, Keith International borrowed $100,000 from Douglas Travato under a promissory note. Mr. Travato is a personal friend of Mr. Keith and is not an affiliate of the company. In February 1998, Mr. Keith assumed in writing the Travato note and fully paid all amounts due under the note by transferring 55,556 shares of Mr. Keith's TKCI common stock to the Travato Family Trust. We entered into a promissory note dated February 10, 1998 in favor of Mr. Keith in the principal amount of $150,000, of which $100,000 reflected our obligation to Mr. Keith in connection with his assumption of the Travato note, and the additional $50,000 of which reflected our obligation to Mr. Keith in connection with his assumption of a note with the Wyckoff Company Money Purchase Pension Plan. In October

1998, we made a $150,000 cash payment to Mr. Keith in full satisfaction of our obligations under our note to him. Keith International was a corporation owned by Messrs. Keith and Reid that was dissolved in November 1998.

On February 26, 1996, Keith Engineering borrowed $50,000 from the Wyckoff Company Money Purchase Pension Plan. In February 1997, the parties reduced this loan to writing under a promissory note. The original maturity date of the loan was August 26, 1996, which was successively extended to become fully due and payable on February 26, 1998. In February 1998, Mr. Keith assumed the Wyckoff note and fully paid all amounts due under the note by transferring to the Wyckoff Company Profit Sharing Plan 18,519 shares of Mr. Keith's TKCI common stock. In connection with this transaction, we entered into a promissory note in favor of Mr. Keith in the principal amount of $150,000, of which $50,000 reflected our obligation to Mr. Keith resulting from his assumption of the Wyckoff note. In October 1998, we made a $150,000 cash payment to Mr. Keith in full satisfaction under our note to him.

In February 1998, Mr. Keith personally guaranteed the repayment of our obligations under our credit agreement with Imperial Bank. The personal guarantee of Mr. Keith was required by Imperial Bank as a condition to the credit agreement. The only consideration for this guarantee was Mr. Keith's equity interest in the company.

TKCI does not intend to engage in any additional transactions with management and affiliates of the nature set forth in this "Certain Transactions" section following the consummation of this offering, without the approval of its independent board members.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 1999 and as adjusted to reflect the sale of common stock offered in this prospectus, by (a) each person known by us to own beneficially more than 5% of the outstanding shares of common stock, (b) each of our directors, (c) each of the executive officers listed in the Summary Compensation Table, and (d) all of our directors and executive officers as a group. The shares beneficially owned by Gary C. Campanaro and Jerry M. Brickman consist solely of shares issuable under options presently exercisable or which will become exercisable within 60 days. The shares beneficially owned by George Deukmejian and Christine Diemer Iger consist solely of shares issuable under options which will be granted immediately prior to the offering and which will be immediately exercisable upon grant. We believe that the beneficial owners of the common stock listed below, based on information furnished by the owners, have sole investment and voting power with respect to the shares, and without regard to community property laws where applicable. The address of each of the following stockholders is c/o The Keith Companies, Inc., 2955 Red Hill Avenue, Costa Mesa, California 92626.

                                   Shares Beneficially   Shares Beneficially
                                     Owned Prior to          Owned After
                                        Offering              Offering
     Name of Beneficial Owner      --------------------------------------------
       or Identity of Group          Number    Percent     Number    Percent
     ------------------------      ----------- --------------------- ----------
Aram H. Keith.....................   1,533,704    43.09%   1,533,704    28.88%
Floyd S. Reid(/1/)................     509,444    14.31%     509,444     9.59%
Gary C. Campanaro.................       5,556     *           5,556     *
Jerry M. Brickman.................      13,333     *          13,333     *
Walter W. Cruttenden, III.........     418,137    11.75%     418,137     7.87%
George Deukmejian.................       7,407     *           7,407     *
Christine Diemer Iger.............       7,407     *           7,407     *
All directors and executive
  officers as a group (6
  persons)........................   1,985,544    55.26%   1,985,544    37.16%

------------------
 *  Less than 1%
(1) Mr. Reid, in preparation for his retirement on May 14, 1999, resigned as the Treasurer and Secretary of TKCI on April 12, 1999 and is no longer an executive officer.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. This prospectus includes all material information relating to the shares.

Common Stock

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at times and in amounts as the board of directors may, from time to time, determine, subordinate to any preferences which may be granted to the holders of preferred stock and to some restrictions on the payment of dividends contained in our credit agreement with Imperial Bank. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. The common stock is not entitled to preemptive rights and may not be redeemed or converted, except as may be provided by agreement. Upon liquidation, dissolution or winding-up of TKCI, the assets legally available for distribution to shareholders are divided among the holders of the common stock in proportion to the number of shares of common stock held by each of them, after payment of all of our debts and liabilities and the rights of any outstanding class or series of preferred stock to have priority to distributed assets. All outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, when issued and delivered, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subordinate to any series of preferred stock that we may issue in the future. As of March 31, 1999, there were 3,559,708 shares of common stock outstanding held by 43 holders of record of which 74,074 are subject to our obligation to redeem and are therefore classified as redeemable securities. There are 1,111,111 shares of common stock reserved for issuance under our Amended and Restated 1994 Stock Incentive Plan, of which an estimated 851,389 shares are issuable pursuant to outstanding options or will be issuable pursuant to options to be granted prior to or upon the consummation of this offering. There are also 83,333 shares of common stock issuable upon the exercise of warrants granted in connection with the acquisitions of ESI, Engineering Services Incorporated and John M. Tettemer & Associates, Ltd., and up to 37,037 shares of common stock issuable if certain earnings targets and other conditions are met by ESI. This does not include the shares which may be issuable in connection with the acquisition of substantially all of the assets and the assumption of certain of the liabilities of Thompson-Hysell.

Preferred Stock

Preferred stock may be issued from time to time in one or more series, and our board of directors, without action by the holders of common stock, may fix or alter the voting rights, redemption provisions, dividend rights, dividend rates, claims to our assets superior to those of holders of our common stock, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock. The board of directors, without shareholder approval, can issue shares of preferred stock with rights that could adversely affect the rights of the holders of common stock. No shares of preferred stock presently are outstanding, and we have no present plans to issue any preferred shares.

The issuance of shares of preferred stock could adversely affect the voting power of the holders of common stock and could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding stock.

Registration Rights

Following this offering, the shareholders of Thompson-Hysell will be entitled to registration rights with respect to the shares they may receive in 2000. No other persons have registration rights.

Transfer Agent and Registrar

The stock transfer agent and registrar for TKCI common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

As of March 31, 1999, TKCI had outstanding 3,559,708 shares of common stock of which 74,074 are subject to redemption provisions and are therefore classified as redeemable securities. All of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, unless held by an affiliate of TKCI within the meaning of Rule 144 adopted under the Securities Act of 1933. Sales by any affiliate would be limited by the resale limitations of Rule 144.

The shares of outstanding common stock that are not registered in this offering will be "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933 and may not be sold in the absence of a registration under the Securities Act of 1933 unless an exemption from registration is available, including an exemption contained in Rule 144. In general, under Rule 144 as currently in effect, any person who has beneficially owned restricted securities, as that term is defined in Rule 144, for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of our common stock, or (b) the average weekly trading volume in our common stock during the four calendar weeks preceding the sale, provided that public information about us, as required by Rule 144, is then available and the seller complies with the manner of sale and notification requirements of the rule. A person who is not an affiliate and has not been an affiliate within three months prior to the sale and has, together with any previous owners who were not affiliates, beneficially owned restricted securities for at least two years is entitled to sell those shares under Rule 144(k) without regard to any of the volume limitations described above. As of March 31, 1999, 603,148 restricted shares were eligible for sale under Rule 144(k). The remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of one-year holding periods and once the other conditions of Rule 144 have been met. In addition, the sale of shares held by all of our shareholders and persons with rights to acquire our shares, except some non-management employees and former shareholders of ESI, is restricted by lock-up agreements in favor of the representatives of the underwriters which become effective on the date of this offering for a period of 180 days.

Upon the consummation of this offering, we will have outstanding options to purchase an estimated 851,389 shares of our common stock held by some of our employees and directors under our Amended and Restated 1994 Stock Incentive Plan. We intend to register on a registration statement on Form S-8, on or shortly after the date of this prospectus, all of the estimated 851,389 shares of common stock underlying the options that are then outstanding or issuable under the Amended and Restated 1994 Stock Incentive Plan.

TKCI also has outstanding four warrants to purchase an aggregate of 83,333 shares of common stock granted in connection with the acquisitions of ESI and John M. Tettemer & Associates. The shares issued upon exercise of those warrants will be restricted securities. In connection with the acquisition of ESI, if earnings goals and other conditions are met, TKCI has also agreed to issue (a) up to 37,037 shares of TKCI common stock and (b) options to purchase an additional 37,037 shares of common stock to employees of ESI. In connection with the acquisition of Thompson-Hysell, TKCI will grant a warrant to purchase 66,667 shares of common stock to a finder and has agreed to (a) issue that number of shares with a value of $1,333,334, subject to adjustment, to the shareholders of Thompson-Hysell if earnings goals are met; and (b) reserve options to purchase 37,037 shares of common stock for granting to those employees of Thompson-Hysell who become employees of TKCI following this offering. These shares, if issued, will be restricted securities but will include the right to have the shares registered for resale under the Securities Act of 1933.

No predictions can be made of the effect, if any, that future sales of shares of our common stock, and grants of options and warrants to acquire shares of our common stock, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market prices of the common stock. See "Principal Shareholders," "Description of Capital Stock" and "Underwriting."

                                  UNDERWRITING

Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below for whom Wedbush Morgan Securities, Inc. is serving as representative, have severally agreed to purchase from us and we have agreed to sell to each of the underwriters, an aggregate of 1,750,000 shares of common stock. The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below:

Underwriters                                                    Number of Shares
------------                                                    ----------------
Wedbush Morgan Securities, Inc.................................
E*OFFERING Corp................................................
                                                                      ---
  Total........................................................
                                                                      ===

The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock is conditional. If any of the shares of common stock are purchased by the underwriters according to the underwriting agreement, at least 1,750,000 shares of common stock must be purchased.

Prior to this offering, there has been no established trading market for our common stock. The initial price to the public for our common stock offered in this prospectus will be determined by negotiation between the representatives and us. The factors to be considered in determining the initial price to the public include the history of and the prospects for the industry in which we compete, the performance and ability of our management, our past and present operations, our historical results of operations, our prospects for future earnings, the general condition of the securities markets at the time of this offering and the recent market prices of securities of generally comparable companies. The estimated initial public offering price range set forth on the cover page of this prospectus may change as a result of market conditions and other factors.

The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus, and to some dealers, including the underwriters at that price less a concession not in excess of $ per share. Any dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts, commission or concessions received by them and any resulting from the sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. TKCI has agreed to pay the representatives a non-accountable expense allowance of 1% of the proceeds of this offering. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers, Inc. which provides that, among other things, when a member of the National Association of Securities Dealers, Inc. participates in the offering of equity securities of a company with whom such member has an "affiliation" (as defined in Rule 2720), the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" (as defined in Rule 2720). Because Mr. Cruttenden owns more than 10% of TKCI's outstanding common stock and controls E*OFFERING Corp., one of the underwriters in this offering, he is deemed to have such an affiliation with TKCI that requires that the offering be managed by a qualified independent underwriter. Accordingly, Wedbush Morgan Securities, Inc. is serving as the qualified independent underwriter in the offering and has recommended a price in compliance with the requirements of Rule 2720. Wedbush Morgan Securities, Inc. has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus forms a part. Wedbush Morgan Securities, Inc., in its capacity as a qualified independent underwriter, will receive no additional compensation as such in connection with the offering.

A prospectus in electronic format is being made available on an Internet website maintained by E*TRADE Securities, Inc. at www.etrade.com. Except for this prospectus, nothing on E*TRADE Securities, Inc. web site shall be deemed to be a part of this prospectus.

We have agreed to indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof.

TKCI, and each of its directors, executive officers, shareholders and many of its option, warrant and rights holders have agreed not to offer, sell contract to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of their common stock, or to cause a registration statement covering any shares of common stock to be filed, for 180 days after the date of the underwriting agreement without the prior written consent of the representatives. We may grant options as contemplated by, and issue shares of common stock upon the exercise of options under our Amended and Restated 1994 Stock Incentive Plan. See "Shares Eligible for Future Sale."

TKCI has granted to the underwriters an option to purchase up to an aggregate of 262,500 additional shares of our common stock, at the initial public offering price less underwriting discounts and commissions, solely to cover over-allotments. This option may be exercised in whole or in part from time to time during the 45-day period after the date of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will be committed, with some exceptions, to purchase from us a number of option shares proportionate to each underwriter's initial commitment as indicated in the preceding table.

The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per share.............................................    $            $
                                                          ----         ----
  Total...............................................    $            $
                                                          ====         ====

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $ .

In the event our common stock does not constitute an excepted security under the provisions of Regulation M promulgated by the Securities and Exchange Commission, the underwriters and dealers may engage in passive market making transactions in accordance with Rule 103. In general, a passive market maker may not bid for or purchase shares of common stock at a price that exceeds the highest independent bid. In addition, the net daily purchase made by any passive market maker generally may not exceed 30% of its average daily trading volume in the common stock during a specified two-month prior period, or 2000 shares, whichever is greater. A passive market maker must identify which bids are passive market making bids on the Nasdaq electronic later-dealer reporting system. Passive market making may stabilize or maintain the market price of the common stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of our common stock. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We have applied for the listing of our common stock on the Nasdaq National Market under the symbol "TKCI."

The representatives have informed us that the underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

The consolidated financial statements of The Keith Companies, Inc. and subsidiaries as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Thompson-Hysell, Inc. as of December 31, 1997 and 1998, and for the years then ended, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act of 1933, and the rules and regulations enacted under its authority, with respect to the common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement. Each statement concerning a contract or document which is filed as an exhibit should be read along with the entire contract or document. For further information regarding us and the common stock offered in this prospectus, reference is made to this registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 50 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these documents may be obtained from the Commission at its principal office in Washington, D.C. upon the payment of the charges prescribed by the Commission.

The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Commission's address on the World Wide Web is http://www.sec.gov.

All trademarks or trade names referred to in this prospectus are the property of their respective owners.

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

The TKCI unaudited pro forma condensed consolidated balance sheet as of March 31, 1999 is presented as if the initial public offering of 1,750,000 shares of common stock, at an assumed initial public offering price of $9.00 per share; the acquisition of substantially all of the assets and the assumption of certain of the liabilities of Thompson-Hysell; and the repayment of debt, capital lease obligations and notes payable to related parties with the net proceeds of the offering had all occurred on March 31, 1999. The TKCI unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1998 and the three months ended March 31, 1999 are presented as if the initial public offering of 1,750,000 shares of common stock, at an assumed initial public offering price of $9.00 per share; the acquisition of substantially all of the assets and the assumption of certain of the liabilities of Thompson-Hysell; and the repayment of debt, capital lease obligations and notes payable to related parties with the net proceeds of the offering had all occurred on January 1, 1998.

The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable. There can be no assurances that the actual effect will not differ significantly from the pro forma adjustments reflected in the pro forma condensed consolidated financial statements.

The pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of TKCI and its subsidiaries, and the notes thereto, and the financial statements of Thompson-Hysell, and the notes thereto, included elsewhere in this prospectus. The pro forma condensed consolidated financial statements do not purport to represent our financial position as of March 31, 1999 or the results of operations for the year ended December 31, 1998 or the three months ended March 31, 1999 that would actually have occurred had the initial public offering of 1,750,000 shares of common stock, at an assumed initial public offering price of $9.00 per share; the acquisition of substantially all of the assets and the assumption of certain of the liabilities of Thompson-Hysell; and the repayment of debt, capital lease obligations and notes payable to related parties with the net proceeds of the offering had all occurred on March 31, 1999 or on January 1, 1998, or to project our financial position or results of operations as of any future date or for any future period.

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES
                 Pro Forma Condensed Consolidated Balance Sheet
                              As of March 31, 1999
                                  (Unaudited)

                            Historical          Pro Forma Adjustments
                         ------------------ ------------------------------
                                  Thompson- Acquisition of  Initial Public
                          TKCI     Hysell   Thompson-Hysell    Offering     Pro Forma
                         -------  --------- --------------- --------------  ---------
                                               (in thousands)
Assets
 Current assets:
  Cash and cash
   equivalents.......... $   144   $  264       $(4,853)(a)    $13,860 (b)   $ 1,338
                                                                (8,077)(c)
  Contracts and trade
   receivables, net.....   6,124    2,456           --             --          8,580
  Costs and estimated
   earnings in excess of
   billings.............   4,748      265           --             --          5,013
  Deferred offering
   costs................     346      --            --            (346)(b)       --
  Other current assets..     525       65           --             --            590
                         -------   ------       -------        -------       -------
    Total current
     assets.............  11,887    3,050        (4,853)         5,437        15,521
  Equipment and
   improvements, net....   2,974    1,097           --             --          4,071
  Goodwill, net.........     556      --          3,330 (a)        --          3,886
  Other assets..........     272      247          (347)(a)        --            172
                         -------   ------       -------        -------       -------
    Total assets........ $15,689   $4,394       $(1,870)       $ 5,437       $23,650
                         =======   ======       =======        =======       =======
Liabilities and
 Stockholders' Equity
 Current liabilities:
  Short-term
   borrowings........... $ 4,881   $  --        $    95 (a)    $(4,275)(c)   $   701
  Current portion of
   long-term debt and
   capital lease
   obligations..........   1,444      231           --            (741)(c)       934
  Trade accounts
   payable..............   1,280      103           --             --          1,383
  Accrued liabilities...   2,955      234           --             --          3,189
  Accrued liabilities to
   related parties......     201       23           (23)(a)       (201)(c)       --
  Billings in excess of
   costs and estimated
   earnings.............     559      --            --             --            559
                         -------   ------       -------        -------       -------
    Total current
     liabilities........  11,320      591            72         (5,217)        6,766
 Long-term debt and
  capital lease
  obligations, less
  current portion.......     948      378         1,333 (a)       (459)(c)     2,200
 Notes payable to
  related parties, less
  current portion.......   2,401      579          (579)(a)     (2,401)(c)       --
 Other liabilities......     362      --            --             --            362
 Redeemable securities..     487      --            --            (487)(d)       --
                         -------   ------       -------        -------       -------
 Stockholders' equity:
  Common stock..........     598        1           149 (a)     13,514 (b)    14,749
                                                                   487 (d)
  Retained earnings
   (accumulated
   deficit).............    (427)   2,822        (2,822)(a)        --           (427)
  Accumulated other
   comprehensive
   income...............     --        23           (23)(a)        --            --
                         -------   ------       -------        -------       -------
    Total stockholders'
     equity.............     171    2,846        (2,696)        14,001        14,322
                         -------   ------       -------        -------       -------
    Total liabilities
     and stockholders'
     equity............. $15,689   $4,394       $(1,870)       $ 5,437       $23,650
                         =======   ======       =======        =======       =======

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES
              Pro Forma Condensed Consolidated Statement of Income
                          Year Ended December 31, 1998
                                  (Unaudited)

                             Historical          Pro Forma Adjustments
                          ------------------ ------------------------------
                                   Thompson- Acquisition of  Initial Public
                           TKCI     Hysell   Thompson-Hysell    Offering    Pro Forma
                          -------  --------- --------------- -------------- ---------
                               (in thousands, except share and per share data)
Gross revenue...........  $34,021   $8,789        $ --            $--       $  42,810
Subcontractor costs.....    4,839      323          --             --           5,162
                          -------   ------        -----           ----      ---------
    Net revenue.........   29,182    8,466          --             --          37,648
Costs of revenue........   19,287    4,284          --             --          23,571
                          -------   ------        -----           ----      ---------
    Gross profit........    9,895    4,182          --             --          14,077
Selling, general and
 administrative
 expenses...............    5,858    2,187          133 (e)        175 (f)      8,353
                          -------   ------        -----           ----      ---------
    Income from
     operations.........    4,037    1,995         (133)          (175)         5,724
Interest expense........      967       80          133 (e)       (759)(g)        421
Other expenses (income),
 net....................       66      (32)          31 (e)        --              65
                          -------   ------        -----           ----      ---------
    Income before
     provision for
     income taxes.......    3,004    1,947         (297)           584          5,238
Provision for income
 taxes..................    1,350        6          --             844 (h)      2,200
                          -------   ------        -----           ----      ---------
    Net income..........    1,654    1,941         (297)          (260)         3,038
Accretion of redeemable
 securities to
 redemption value.......     (230)     --           --             230 (i)        --
                          -------   ------        -----           ----      ---------
    Net income available
     to common
     stockholders.......  $ 1,424   $1,941        $(297)          $(30)     $   3,038
                          =======   ======        =====           ====      =========
Earnings per share:
  Basic.................                                                    $    0.57
                                                                            =========
  Diluted...............                                                    $    0.55
                                                                            =========
Weighted average shares
 used in computing
 earnings per share
 amounts:
  Basic.................                                                    5,309,708
                                                                            =========
  Diluted...............                                                    5,568,957 (j)
                                                                            =========

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES
              Pro Forma Condensed Consolidated Statement Of Income
                       Three Months Ended March 31, 1999
                                  (Unaudited)

                             Historical         Pro Forma Adjustments
                          ----------------- ------------------------------
                                  Thompson- Acquisition of  Initial Public
                           TKCI    Hysell   Thompson-Hysell    Offering    Pro Forma
                          ------  --------- --------------- -------------- ---------
                               (in thousands, except share and per share data)
Gross revenue...........  $9,999   $2,302        $--             $--       $  12,301
Subcontractor costs.....   1,030       76         --              --           1,106
                          ------   ------        ----            ----      ---------
    Net revenue.........   8,969    2,226         --              --          11,195
Costs of revenue........   5,914    1,118         --              --           7,032
                          ------   ------        ----            ----      ---------
    Gross profit........   3,055    1,108         --              --           4,163
Selling, general and
 administrative
 expenses...............   1,896      473          33 (e)          44 (f)      2,446
                          ------   ------        ----            ----      ---------
    Income from
     operations.........   1,159      635         (33)            (44)         1,717
Interest expense........     260       32          33 (e)        (190)(g)        120
                                                  (15)(e)
Other expenses (income),
 net....................     (19)     (18)         12 (e)         --             (25)
                          ------   ------        ----            ----      ---------
    Income before
     provision for
     income taxes.......     918      621         (63)            146          1,622
Provision for income
 taxes..................     389      --          --              292 (h)        681
                          ------   ------        ----            ----      ---------
    Net income..........     529      621         (63)           (146)           941
Accretion of redeemable
 securities to
 redemption value.......     (57)     --          --               57 (i)        --
                          ------   ------        ----            ----      ---------
    Net income available
     to common
     stockholders.......  $  472   $  621        $(63)           $(89)     $     941
                          ======   ======        ====            ====      =========
Earnings per share:
  Basic.................                                                   $    0.18
                                                                           =========
  Diluted...............                                                   $    0.17
                                                                           =========
Weighted average shares
 used in computing
 earnings per share
 amounts:
  Basic.................                                                   5,309,708
                                                                           =========
  Diluted...............                                                   5,611,360 (j)
                                                                           =========

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES
   Notes to Pro forma Condensed Consolidated Financial Statements (continued)
                                  (Unaudited)
                (in thousands, except share and per share data)

Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

The pro forma adjustments to the Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1999 are as follows:

(a) Acquisition of substantially all of the assets and assumption of substantially all of the liabilities of Thompson-Hysell for total consideration of cash of $3,333 and contingent consideration consisting of a note payable, common stock and additional cash (which are subject to certain contingencies further described below). The acquisition is accounted for using purchase accounting, in which the purchase price is allocated based upon the estimated fair value of assets acquired and liabilities assumed, which approximates book value:

     Cash (includes contingent portion of $1,025)...................... $ 4,358
     Issuance of contingent note payable (interest at 10%).............   1,333
     Common stock......................................................      (1)
     Retained earnings.................................................  (2,822)
     Accumulated other comprehensive income............................     (23)
                                                                        -------
     Goodwill.......................................................... $ 2,845
                                                                        -------

  Costs associated with the acquisition (included as a component of goodwill):

     Cash.............................................................. $   231
     Other assets......................................................     104
     Common stock (issuance of warrants as finders fee)................     150
                                                                        -------
     Goodwill.......................................................... $   485
                                                                        -------
       Total goodwill.................................................. $ 3,330
                                                                        =======
  Assets and liabilities which will not be acquired or assumed, and a line of credit balance to be drawn on by Thompson-Hysell to repay those liabilities not assumed by TKCI:
     Cash.............................................................. $   264
     Other assets......................................................     243
     Line of credit to be assumed......................................      95
     Accrued liabilities to related parties............................     (23)
     Notes payable to related parties..................................    (579)

  The acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of Thompson-Hysell results in a purchase price of $3,333 in cash. Contingent consideration consists of $1,333 in a note payable and $1,333 in common stock. In addition, TKCI may be obligated or entitled to pay or receive cash related to financial targets and pay cash related to the income tax effects to the sellers. The note payable will be issued at closing, but may be adjusted based on an earnings target in 2000. The common stock may or may not be issued depending upon whether earnings before interest and taxes exceeds $1,800 in 1999. Due to the financial targets assumed to be met and

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                                  (Unaudited)
                (in thousands, except share and per share data)

  assumed income tax effects to the sellers, TKCI made a pro forma adjustment for the payment of cash of $500 and $525, respectively. Due to the assumed issuance of the note payable, TKCI made a pro forma adjustment for the debt issued. Due to the uncertainty surrounding the 1999 earnings target, TKCI excluded the contingent issuance of common stock. Refer to "Acquisition" for further discussion of the contingent consideration.

(b) Sale of 1,750,000 shares of common stock at an assumed initial public offering price of $9.00 per share pursuant the offering:

     Proceeds from the offering, net of underwriting discount........ $14,648
     Cash paid relating to offering costs............................    (788)
                                                                      -------
     Net cash proceeds from offering.................................  13,860
     Deferred offering costs.........................................    (346)
                                                                      -------
     Common stock.................................................... $13,514
                                                                      =======

(c) Repayment of short-term borrowings, long-term debt, capital lease obligations and notes payable, including accrued interest to related parties with the net proceeds from the offering:

     Short-term borrowings:
       Line of credit (interest at 10.5%)............................ $ 4,180
       Line of credit (interest at 9.25%)............................      95
                                                                      -------
                                                                      $ 4,275
                                                                      =======
     Long-term debt and capital lease obligations:
       Note payable (interest at 11.5%).............................. $    82
       Notes payable (interest at 8%)................................     250
       Notes payable (interest ranging from 8.65% to 13.22%).........     186
       Capital lease obligations (interest ranging from 4.80% to
        17.18%)......................................................     682
                                                                      -------
                                                                        1,200
       Less current portion..........................................    (741)
                                                                      -------
                                                                      $   459
                                                                      =======
     Notes payable to related parties (interest at 10%).............. $ 2,401
                                                                      =======
     Accrued interest to related parties............................. $   201
                                                                      =======
     Cash expended................................................... $ 8,077
                                                                      =======

(d) Reclassification of redeemable securities and the accumulated accretion on redeemable securities to common stock based upon the assumed closing of the initial public offering of common stock at a price of $9.00 per share. The redemption feature of the redeemable common stock expires upon the completion of TKCI's initial public offering prior to October 31, 1999.

                  THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                                  (Unaudited)
                (in thousands, except share and per share data)

    The redemption feature of the redeemable stock options expires once the common stock of TKCI has a fair market value equal to or in excess of $8.10 from the date of this offering through October 1, 2002 (refer to note 8 to the TKCI consolidated financial statements):

     Redeemable securities.............................................. $(487)
     Common stock.......................................................   487

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES
   Notes to Pro forma Condensed Consolidated Financial Statements (continued)
                                  (Unaudited)
                (in thousands, except share and per share data)

Adjustments to the Pro Forma Condensed Consolidated Statements of Income

The pro forma adjustments to the Pro Forma Condensed Consolidated Statements of Income for the year ended December 31, 1998 and the three months ended March 31, 1999 are as follows:

                                                                 Three months
                                                  Year ended         ended
                                               December 31, 1998 March 31, 1999
                                               ----------------- --------------
(e)Acquisition of substantially all of the
    assets and the assumption of certain of
    the liabilities of Thompson-Hysell:
    Amortization of goodwill.................        $ 133           $  33
    Interest expense related to long-term
     debt (interest rate of 10%).............        $ 133           $  33
    Decrease in interest expense related to
     excluded notes payable to related
     parties.................................        $ --            $ (15)
    Decrease in other income related to
     excluded interest and investment
     income..................................        $  31           $  12
(f)Increase in selling, general and
    administrative expenses for the
    incremental costs of operating as a
    public company, like accounting, legal,
    printing, reporting and directors and
    officers' insurance......................        $ 175           $  44
(g)Decrease in interest expense resulting
    from the repayment of short-term
    borrowings, long-term debt, capital lease
    obligations and notes payable to related
    parties with the net proceeds from the
    offering (see note c):
    Short-term borrowings (interest at
     10.5%)..................................        $(387)          $ (97)
    Long-term debt and capital lease
     obligations (interest ranging from 4.80%
     to 17.18%)..............................         (132)            (33)
    Notes payable to related parties
     (interest at 10%).......................         (240)            (60)
                                                     -----           -----
                                                     $(759)          $(190)
                                                     =====           =====
(h)Income tax effect assuming a 42% effective
    income tax rate..........................        $ 844           $ 292
(i)Reversal of the accretion of redeemable
    securities to redemption value based upon
    the assumed closing of the initial public
    offering of common stock at a price of
    $9.00 per share. The redemption feature
    of the redeemable common stock expires
    upon the completion of TKCI's initial
    public offering prior to October 31,
    1999. The redemption feature of the
    redeemable stock options expires once the
    common stock of TKCI has a fair market
    value equal to or in excess of $8.10 from
    the date of this offering through October
    1, 2002 (refer to note 8 to the TKCI
    consolidated financial statements).......        $ 230           $  57
(j)Weighted average shares--diluted used in
    computing earnings per share amounts
    assumes a fair value of $9.00 per share
    for the periods presented, and excludes
    the common stock that may or may not be
    issued to the shareholders of Thompson-
    Hysell subject to whether earnings before
    interest and taxes exceeds $1,800 in
    1999.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Consolidated Financial Statements of The Keith Companies, Inc.
 and subsidiaries

Independent Auditors' Report..............................................  F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998 and March 31,
  1999 (unaudited)........................................................  F-3

Consolidated Statements of Income for the years ended December 31, 1996,
  1997 and 1998 and the three months ended March 31, 1998 and 1999
  (unaudited).............................................................  F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1996, 1997 and 1998 and the three months ended March
  31, 1999 (unaudited)....................................................  F-5

Consolidated Statements of Cash Flows for the years ended December 31,
  1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999
  (unaudited).............................................................  F-6

Notes to Consolidated Financial Statements................................  F-7

Financial Statements of Thompson-Hysell, Inc.

Independent Auditors' Report..............................................  F-31

Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999
  (unaudited).............................................................  F-32

Statements of Income for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 (unaudited)..............  F-33

Statements of Stockholders' Equity for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999 (unaudited)..........  F-34

Statements of Cash Flows for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 (unaudited)..........  F-35

Notes to Financial Statements.............................................  F-36

                          Independent Auditors' Report

The Board of Directors and Stockholders
The Keith Companies, Inc.:

We have audited the accompanying consolidated balance sheets of The Keith Companies, Inc. and subsidiaries (note 1) as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Keith Companies, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Orange County, California
February 12, 1999, except as to the fifth paragraph of Note 5, which is as of March 5, 1999, and to Note 19, which is as of April 9, 1999, and to the fifteenth paragraph of Note 2, which is as of April 26, 1999

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                      Consolidated Balance Sheets (Note 1)

                                                 December 31,
                                            -----------------------  March 31,
                                               1997        1998        1999
                                            ----------- ----------- -----------
                                                                    (unaudited)
  Assets (Note 5)
Current assets:
 Cash...................................... $   587,000 $   457,000 $   144,000
 Contracts and trade receivables (net of
  allowance for doubtful accounts of
  $348,000, $364,000 and $376,000 at
  December 31, 1997, 1998 and March 31,
  1999, respectively)......................   3,701,000   5,582,000   6,124,000
 Other receivables.........................     148,000     282,000     238,000
 Costs and estimated earnings in excess of
  billings.................................   3,161,000   3,783,000   4,748,000
 Prepaid expenses..........................     502,000     252,000     287,000
 Deferred offering costs...................     169,000     291,000     346,000
 Deferred tax assets.......................         --      270,000         --
                                            ----------- ----------- -----------
    Total current assets...................   8,268,000  10,917,000  11,887,000
Equipment and improvements, net............   1,839,000   2,862,000   2,974,000
Deferred tax assets........................   1,494,000         --          --
Goodwill, net of accumulated amortization
 of $10,000 and $15,000 at December 31,
 1998 and March 31, 1999, respectively.....         --      621,000     556,000
Other assets...............................     132,000     130,000     272,000
                                            ----------- ----------- -----------
    Total assets........................... $11,733,000 $14,530,000 $15,689,000
                                            =========== =========== ===========
  Liabilities and Stockholders' Equity
   (Deficit)
Current liabilities:
 Short-term borrowings..................... $   310,000 $       --  $ 4,881,000
 Current portion of long-term debt and
  capital lease obligations................     900,000   1,488,000   1,444,000
 Trade accounts payable....................   2,871,000   1,221,000   1,280,000
 Accrued employee compensation.............   1,055,000   1,720,000   2,342,000
 Accrued liabilities to related parties....     116,000     185,000     201,000
 Other accrued liabilities.................     378,000     688,000     613,000
 Billings in excess of costs and estimated
  earnings.................................     622,000     435,000     559,000
                                            ----------- ----------- -----------
    Total current liabilities..............   6,252,000   5,737,000  11,320,000
Long-term debt and capital lease
 obligations, less current portion.........   4,632,000   5,778,000     948,000
Notes payable to related parties...........   2,245,000   2,401,000   2,401,000
Deferred tax liabilities...................         --      348,000     225,000
Accrued rent...............................     129,000     137,000     137,000
Redeemable securities......................     200,000     430,000     487,000
                                            ----------- ----------- -----------

Stockholders' equity (deficit) (Note 1):
 Preferred stock, no par value.
  Authorized 5,000,000 shares; no shares
  issued or outstanding.................          --           --           --
 Common stock, no par value. Authorized
  105,000,000 shares in 1997 and
  100,000,000 shares in 1998 and 1999;
  issued and outstanding 3,485,634
  shares in 1997, 1998 and 1999.........      885,000      655,000      598,000
 Accumulated deficit....................   (2,610,000)    (956,000)    (427,000)
                                          -----------  -----------  -----------
    Total stockholders' equity
     (deficit)..........................   (1,725,000)    (301,000)     171,000
                                          -----------  -----------  -----------
Commitments and contingencies (Notes 3,
 5, 7, 8, 10, 11 and 13)................
    Total liabilities and stockholders'
     equity (deficit)...................  $11,733,000  $14,530,000  $15,689,000
                                          ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                   Consolidated Statements of Income (Note 1)

                                                                      Three months
                                Years ended December 31,             ended March 31,
                          --------------------------------------  ----------------------
                              1996         1997         1998         1998        1999
                          ------------  -----------  -----------  ----------  ----------
                                                                       (unaudited)
Gross revenue...........  $ 14,344,000  $22,585,000  $34,021,000  $7,121,000  $9,999,000
Subcontractor costs.....     1,378,000    3,993,000    4,839,000   1,159,000   1,030,000
                          ------------  -----------  -----------  ----------  ----------
 Net revenue............    12,966,000   18,592,000   29,182,000   5,962,000   8,969,000
Costs of revenue........     9,229,000   11,871,000   19,287,000   4,080,000   5,914,000
                          ------------  -----------  -----------  ----------  ----------
 Gross profit...........     3,737,000    6,721,000    9,895,000   1,882,000   3,055,000
Selling, general and
 administrative
 expenses...............     4,960,000    4,485,000    5,858,000   1,470,000   1,896,000
                          ------------  -----------  -----------  ----------  ----------
 Income (loss) from
  operations............    (1,223,000)   2,236,000    4,037,000     412,000   1,159,000
Interest expense........       720,000      852,000      967,000     221,000     260,000
Other expenses (income),
 net....................         5,000       83,000       66,000       7,000     (19,000)
                          ------------  -----------  -----------  ----------  ----------
 Income (loss) before
  provision (benefit)
  for income taxes and
  extraordinary gain....    (1,948,000)   1,301,000    3,004,000     184,000     918,000
Provision (benefit) for
 income taxes...........         3,000   (1,397,000)   1,350,000      83,000     389,000
                          ------------  -----------  -----------  ----------  ----------
 Income (loss) before
  extraordinary gain....    (1,951,000)   2,698,000    1,654,000     101,000     529,000
Extraordinary gain on
 forgiveness of
 liability, net of
 income taxes...........     2,686,000          --           --          --          --
                          ------------  -----------  -----------  ----------  ----------
 Net income.............       735,000    2,698,000    1,654,000     101,000     529,000
Accretion of redeemable
 securities to
 redemption value.......           --           --      (230,000)    (57,000)    (57,000)
                          ------------  -----------  -----------  ----------  ----------
 Net income available to
  common stockholders...  $    735,000  $ 2,698,000  $ 1,424,000  $   44,000  $  472,000
                          ============  ===========  ===========  ==========  ==========
Earnings per share data:
 Basic..................  $       0.25  $      0.87  $      0.41  $     0.01  $     0.14
                          ============  ===========  ===========  ==========  ==========
 Diluted................  $       0.25  $      0.87  $      0.39  $     0.01  $     0.13
                          ============  ===========  ===========  ==========  ==========
Weighted average number
 of shares outstanding:
 Basic..................     2,962,963    3,104,588    3,485,634   3,485,634   3,485,634
                          ============  ===========  ===========  ==========  ==========
 Diluted................     2,962,963    3,104,588    3,635,474   3,492,227   3,750,627
                          ============  ===========  ===========  ==========  ==========
Pro Forma Supplemental
 Data (unaudited):
Historical income (loss)
 before provision
 (benefit) for income
 taxes and extraordinary
 gain...................  $ (1,948,000) $ 1,301,000  $ 3,004,000  $  184,000  $  918,000
Pro forma provision
 (benefit) for income
 taxes..................      (818,000)     546,000    1,262,000      77,000     386,000
                          ------------  -----------  -----------  ----------  ----------
 Pro forma income (loss)
  before extraordinary
  gain..................    (1,130,000)     755,000    1,742,000     107,000     532,000
Extraordinary gain on
 forgiveness of
 liability, net of
 income taxes...........     1,558,000          --           --          --          --
                          ------------  -----------  -----------  ----------  ----------
 Pro forma net income...       428,000      755,000    1,742,000     107,000     532,000
Accretion of redeemable
 securities to
 redemption value.......           --           --      (230,000)    (57,000)    (57,000)
                          ------------  -----------  -----------  ----------  ----------
 Pro forma net income
  available to common
  stockholders..........  $    428,000  $   755,000  $ 1,512,000  $   50,000  $  475,000
                          ============  ===========  ===========  ==========  ==========
Pro forma per share
 data:
 Basic..................  $       0.14  $      0.24  $      0.43  $     0.01  $     0.14
                          ============  ===========  ===========  ==========  ==========
 Diluted................  $       0.14  $      0.24  $      0.42  $     0.01  $     0.13
                          ============  ===========  ===========  ==========  ==========
Weighted average number
 of shares outstanding:
 Basic..................     2,962,963    3,104,588    3,485,634   3,485,634   3,485,634
                          ============  ===========  ===========  ==========  ==========
 Diluted................     2,962,963    3,104,588    3,635,474   3,492,227   3,750,627
                          ============  ===========  ===========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

       Consolidated Statements of Stockholders' Equity (Deficit) (Note 1)

                                  Shares     Common   Accumulated
                                Outstanding  Stock      Deficit       Total
                                ----------- --------  -----------  -----------
Balance at December 31, 1995..   2,962,963  $ 80,000  $(6,043,000) $(5,963,000)
Net income....................         --        --       735,000      735,000
                                 ---------  --------  -----------  -----------
Balance at December 31, 1996..   2,962,963    80,000   (5,308,000)  (5,228,000)
Issuance of common stock......     522,671   805,000          --       805,000
Net income....................         --        --     2,698,000    2,698,000
                                 ---------  --------  -----------  -----------
Balance at December 31, 1997..   3,485,634   885,000   (2,610,000)  (1,725,000)
Net income....................         --        --     1,654,000    1,654,000
Accretion of redeemable secu-
 rities.......................         --   (230,000)         --      (230,000)
                                 ---------  --------  -----------  -----------
Balance at December 31, 1998..   3,485,634   655,000     (956,000)    (301,000)
Net income (unaudited)........         --        --       529,000      529,000
Accretion of redeemable secu-
 rities (unaudited)...........         --    (57,000)         --       (57,000)
                                 ---------  --------  -----------  -----------
Balance at March 31, 1999 (un-
 audited).....................   3,485,634  $598,000  $  (427,000) $   171,000
                                 =========  ========  ===========  ===========


          See accompanying notes to consolidated financial statements.

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                 Consolidated Statements of Cash Flows (Note 1)

                                                                  Three months ended
                               Years ended December 31,                March 31,
                          -------------------------------------  ----------------------
                             1996         1997         1998         1998        1999
                          -----------  -----------  -----------  -----------  ---------
                                                                      (unaudited)
Cash flows from
 operating activities:
Net income..............  $   735,000  $ 2,698,000  $ 1,654,000  $   101,000  $ 529,000
Adjustments to reconcile
 net income to net cash
 provided by (used in)
 operating activities:
  Depreciation and
   amortization.........      294,000      371,000      595,000      112,000    191,000
  Gain on sale of
   equipment............      (11,000)         --       (29,000)         --         --
  Stock compensation
   expense..............          --       206,000          --           --         --
  Extraordinary gain on
   forgiveness of
   liability, net of
   income taxes.........   (2,686,000)         --           --           --         --
  Changes in operating
   assets and
   liabilities, net of
   effects from
   acquisitions:
   Contracts and trade
    receivables.........      633,000      516,000   (1,597,000)  (1,814,000)  (542,000)
   Other receivables....       12,000       53,000     (134,000)     (35,000)    44,000
   Costs and estimated
    earnings in excess
    of billings.........       18,000   (3,158,000)    (423,000)   2,538,000   (965,000)
   Billings in excess of
    costs and estimated
    earnings............       15,000     (323,000)    (187,000)    (418,000)   124,000
   Prepaid expenses.....        6,000      (41,000)     250,000      104,000    (35,000)
   Deferred tax assets..          --    (1,494,000)   1,224,000       46,000    270,000
   Other long-term
    assets..............       (1,000)       5,000       32,000        1,000   (142,000)
   Trade accounts
    payable and accrued
    liabilities.........      438,000    1,590,000   (1,116,000)  (1,064,000)   607,000
   Accrued liabilities
    to related parties..       71,000      (47,000)      69,000      (79,000)    15,000
   Deferred tax
    liabilities.........          --           --       348,000       97,000   (123,000)
                          -----------  -----------  -----------  -----------  ---------
    Net cash provided by
     (used in) operating
     activities.........     (476,000)     376,000      686,000     (411,000)   (27,000)
                          -----------  -----------  -----------  -----------  ---------
Cash flows from
 investing activities:
  Net cash (expended
   for) acquired in
   connection with
   acquisitions.........          --        12,000      (77,000)         --         --
  Additions to equipment
   and improvements.....     (214,000)    (276,000)    (835,000)     (90,000)  (298,000)
  Proceeds from sales of
   equipment............       33,000          --       126,000          --         --
                          -----------  -----------  -----------  -----------  ---------
    Net cash used in
     investing
     activities.........     (181,000)    (264,000)    (786,000)     (90,000)  (298,000)
                          -----------  -----------  -----------  -----------  ---------
Cash flows from
 financing activities:
  Net payments under
   short-term
   borrowings...........          --           --      (310,000)    (310,000)       --
  Proceeds (payments)
   from line of credit,
   net..................     (202,000)    (393,000)   1,844,000      624,000    354,000
  Principal payments on
   long-term debt and
   capital lease
   obligations,
   including current
   portion..............     (271,000)    (598,000)  (1,598,000)    (261,000)  (287,000)
  Proceeds from issuance
   of debt..............      557,000      100,000          --           --         --
  Borrowings on notes
   payable to related
   parties..............      588,000      919,000      300,000          --         --
  Payments on notes
   payable to related
   parties..............          --           --      (144,000)         --         --
  Payment of deferred
   offering costs.......          --      (169,000)    (122,000)         --     (55,000)
  Proceeds from issuance
   of common stock......          --       598,000          --           --         --
                          -----------  -----------  -----------  -----------  ---------
  Net cash provided by
   (used in) financing
   activities...........      672,000      457,000      (30,000)      53,000     12,000
                          -----------  -----------  -----------  -----------  ---------
  Net increase
   (decrease) in cash...       15,000      569,000     (130,000)    (448,000)  (313,000)
  Cash, beginning of
   period...............        3,000       18,000      587,000      587,000    457,000
                          -----------  -----------  -----------  -----------  ---------
  Cash, end of period...  $    18,000  $   587,000  $   457,000  $   139,000  $ 144,000
                          ===========  ===========  ===========  ===========  =========

See supplemental cash flow information at Note 16.

          See accompanying notes to consolidated financial statements.

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                  Years ended December 31, 1996, 1997 and 1998
           and Three Months Ended March 31, 1998 and 1999 (Unaudited)

(1) Organization and Basis of Presentation

The Keith Companies, Inc. (formerly The Keith Companies--Inland Empire, Inc.) ("TKCI") was incorporated in the State of California in November 1986. Keith Engineering, Inc. ("KEI") was incorporated in the State of California in March 1983. The Keith Companies--Hawaii, Inc. ("TKCH"), a wholly-owned subsidiary of TKCI, was incorporated in the state of Hawaii on January 4, 1989. TKCH no longer maintains an office in Hawaii and had minimal operations in 1996, 1997, 1998 and 1999. In December 1997, TKCI acquired Engineering Services Incorporated, and its wholly-owned subsidiary Engineered Systems Integrated, Inc. (which was merged with Engineering Services Incorporated on August 1,
1998) (collectively, "ESI"). In addition, in August 1998, TKCI acquired John M. Tettemer and Associates, Inc. ("JMTA").

TKCI and KEI have been under common management and ownership since inception. On August 1, 1998, TKCI acquired all of the outstanding common stock of KEI (the "Reorganization"), and on November 30, 1998, KEI was merged with and into TKCI. The Reorganization was accounted for as a combination of affiliated entities under common control in a manner similar to a pooling-of-interests. Under this method, the assets, liabilities and equity of TKCI and KEI were carried over at their historical book values and their operations prior to the Reorganization have been recorded on a combined historical basis. The combination did not require any material adjustments to conform the accounting policies of the separate entities. As a result of the Reorganization, the accompanying financial statements include the consolidated assets, liabilities, equity and results of operations of TKCI, KEI, ESI, JMTA and TKCH effective August 1, 1998 (see Note 2).

TKCI and its wholly-owned subsidiaries (the "Company") is a leading provider of engineering, consulting and technical services. The Company primarily serves clients in the real estate development, public works and wireless telecommunications and industrial engineering industries, pursuant to short and long-term construction type contracts principally in California and Nevada. The Company specializes in the planning, engineering, permitting and other services essential to create and build infrastructure for a wide range of real estate development and public works projects and provides site acquisition and construction management services for the wireless telecommunications industry. In addition, the Company provides a complete array of industrial engineering services required to design and test automated processes, manufacturing production lines and fire protection systems.

Services offered by the Company include civil engineering, surveying and mapping, planning, environmental, archaeological, construction management, site acquisition, water resource engineering, instrumentation and control systems engineering, fire protection engineering, electrical engineering, mechanical engineering and chemical process engineering. The Company's clients include real estate developers, residential and

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(1) Organization and Basis of Presentation (continued)

commercial builders, architects, cities, counties, water districts, local and federal agencies, universities, retailers, cellular phone service providers and manufacturers of a variety of products.

(2) Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of TKCI, KEI, ESI, JMTA and TKCH (see Note 1). All material intercompany transactions and balances have been eliminated in consolidation.

Revenue and Cost Recognition on Engineering Contracts

The Company enters into fixed fee contracts and contracts that provide for fees on a time- and-materials basis, most of which have not to exceed provisions. Contracts typically vary in length between six months and three years. However, many contracts are for small increments of work, which can be completed in less than six months. Revenue is recognized on the percentage of completion method of accounting based on the proportion of actual contract costs incurred to total estimated contract costs. Management considers costs incurred to be the best available measure of progress on the contracts.

In the course of providing its services, the Company sometimes subcontracts for various services like landscape architecture, architecture, geotechnical engineering, structural engineering, traffic engineering, and aerial photography. These costs are included in the billings to the clients and, in accordance with industry practice, are included in the Company's gross revenue. Because subcontractor services can change significantly from project to project, changes in gross revenue may not be indicative of business trends. Accordingly, the Company also reports net revenue, which is gross revenue less subcontractor costs.

Costs of revenue include labor, nonreimbursable subcontract costs, materials and some direct and indirect overhead costs like rent, utilities and depreciation. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which the losses are determined. Changes in job performance, job conditions and estimated profitability, including final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Additional revenue resulting from requests for additional work due to changes in the scope of engineering services to be rendered, are included in revenues when realization is probable and can be estimated with reasonable certainty.

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(2) Summary of Significant Accounting Policies (continued)

Costs and estimated earnings in excess of billings represents revenue recognized in excess of amounts billed on the respective uncompleted engineering contracts. Billings in excess of costs and estimated earnings represents amounts billed in excess of revenue recognized on the respective uncompleted contracts.

At December 31, 1997, 1998 and March 31, 1999 (unaudited), the Company had no significant amounts included in contracts and trade receivables or trade accounts payable representing amounts retained pending contract or subcontract completion.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost or, in the case of leased assets, the lesser of the present value of future minimum lease payments or fair value. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, or, in the case of capital leased assets, over the lease term if shorter, as follows:

       Equipment................................................. 5 to 10 years
       Leasehold Improvements.................................... 1 to 10 years

When assets are sold or otherwise retired, the related cost and accumulated depreciation are removed from the accounts and the resulting gain or loss is included in other expenses (income), net in the accompanying consolidated statements of income.

Income Taxes and Pro Forma Supplemental Data

Prior to August 1, 1998, KEI, with the consent of its stockholders, elected to be taxed as an S corporation under the Internal Revenue Code of 1986, as amended. As an S corporation, corporate income or loss flows through to the stockholders who are responsible for including the income, deductions, losses and credits in their individual income tax returns. Accordingly, prior to August 1, 1998, no provision for federal or state income taxes for KEI is included in the accompanying consolidated financial statements, except for California income taxes at the greater of $800 or the S corporation rate of 1.5% of taxable income. As a result of the Reorganization, KEI no longer qualified to be taxed as an S corporation and effective August 1, 1998, its operations were included in the consolidated C corporation tax return of the Company.

TKCI, ESI, JMTA and TKCH are C corporations and account for income taxes, under the asset and liability method, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(2) Summary of Significant Accounting Policies (continued)

between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Historical pro forma supplemental data are unaudited and are presented as if the Company had been taxed as a C corporation for the periods presented. The pro forma tax provision has been calculated assuming a 42% combined effective tax rate.

Goodwill

Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 25 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. Amortization expense related to goodwill totaled $10,000 and $5,000 (unaudited) for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively.

Stock Options

The Company accounts for its stock options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock Based Compensation," permits entities to recognize the fair value of all stock-based awards on the date of grant as expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(2) Summary of Significant Accounting Policies (continued)

Deferred Offering Costs

The Company expects to complete an initial public offering during 1999. Most of the related costs incurred have been deferred and included in the accompanying 1997, 1998 and 1999 consolidated balance sheets as deferred offering costs. Should the Company decide not to consummate the offering, these costs would then be expensed.

Stock Split

On April 23, 1999, the board of directors authorized a 2.70-for-1 reverse split of TKCI's common stock, effective April 26, 1999. All share amounts in the accompanying consolidated financial statements (except for shares of authorized common stock) have been restated to give effect to the stock split.

Per Share Data

Basic EPS is computed by dividing earnings available to common stockholders during the period by the weighted average number of common shares outstanding during each period. Diluted EPS is computed by dividing earnings available to common stockholders during the period by the weighted average number of shares that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period, net of shares assumed to be repurchased using the treasury stock method.

The following is a reconciliation of the denominator for the basic EPS computation to the denominator of the diluted EPS computation. Net income available to common stockholders is used in the basic and diluted EPS calculations as the assumed impact of the redeemable securities would be anti-dilutive.

                                                             Three-Months Ended
                                 Years Ended December 31,         March 31,
                               ----------------------------- -------------------
                                 1996      1997      1998      1998      1999
                               --------- --------- --------- --------- ---------
                                                                 (unaudited)
Weighted average shares used
 for the basic EPS
 computation (deemed
 outstanding the entire
 period).....................  2,962,963 3,104,588 3,485,634 3,485,634 3,485,634
Incremental shares from the
 assumed exercise of dilutive
 stock options and stock
 warrants....................        --        --    149,840     6,593   264,993
                               --------- --------- --------- --------- ---------
Weighted average shares used
 for the diluted EPS
 computation.................  2,962,963 3,104,588 3,635,474 3,492,227 3,750,627
                               ========= ========= ========= ========= =========

There were 176,667, 344,074, and 236,296 anti-dilutive shares excluded from the above calculation in 1996, 1997 and 1998, respectively. In addition, there were 118,518 anti-dilutive shares excluded from the above calculation for the three months ended March 31, 1998 and 1999 (unaudited).

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(2) Summary of Significant Accounting Policies (continued)

Interim Financial Statements

The accompanying consolidated balance sheet as of March 31, 1999 and the statements of income and cash flows for the three months ended March 31, 1998 and 1999, and the statement of stockholders' equity for the three months ended March 31, 1999 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, these unaudited consolidated financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for these interim periods are not necessarily indicative of results for the full year.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of these consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of revenue and expenses reported during the periods. Actual results may differ from the estimates and assumptions used in preparing these consolidated financial statements.

Reclassifications

Certain 1996 and 1997 balances have been reclassified to conform to the presentation used in 1998.

(3) Acquisitions

John M. Tettemer & Associates, Inc.

On August 1, 1998, TKCI acquired all of the outstanding common stock of JMTA for $700,000, which consisted of cash of $150,000; $300,000 in amortizing notes bearing interest at 8% payable in 60 monthly payments; $250,000 in interest only notes bearing interest at 8% payable quarterly, due the sooner of the first anniversary date of the purchase agreement or the date the Company closes its anticipated initial public offering; and warrants to purchase 55,556 shares of TKCI common stock, exercisable immediately at a purchase price of $4.73 per share, expiring July 31, 2003. The amortizing and interest only notes include the principal stockholder of TKCI as co-maker. The amortizing notes are subject to an adjustment based on a calculation tied to the JMTA book value at August 1, 1998. The acquisition was accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements include the assets and liabilities and results of operations of

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(3) Acquisitions (continued)

JMTA as of and subsequent to August 1, 1998. The excess purchase price over the fair value of the net identified assets acquired, including acquisition costs of $100,000, totalled $631,000 and has been recorded as goodwill in the accompanying December 31, 1998 consolidated balance sheet.

During 1999, the purchase price allocation was revised to reflect an adjustment to the JMTA book value at August 1, 1998. The purchase price allocation revision resulted in a $60,000 (unaudited) adjustment to decrease goodwill and long-term debt in the accompanying March 31, 1999 consolidated balance sheet.

ESI, Engineering Services Incorporated

On December 30, 1997, TKCI acquired all of the outstanding common stock of ESI, Engineering Services Incorporated, and its wholly-owned subsidiary Engineered Systems Integrated, Inc., in exchange for 74,074 shares of TKCI common stock valued at $2.70 per share. The acquisition was accounted for using the purchase method of accounting and accordingly, the consolidated financial statements include the assets and liabilities and results of operations of ESI as of and subsequent to December 30, 1997.

The purchase agreement contains a provision whereby TKCI, must, at the sole discretion of the seller, repurchase any or all of the seller's portion of the 74,074 shares issued for a price of $6.75 per share, if the Company does not complete an initial public offering by October 31, 1999. This right of the seller expires November 15, 1999. Both dates are automatically extended under some circumstances. The Company must also repurchase stock options granted under some circumstances (see note 8). TKCI's officers and/or stockholders have agreed, with ESI's former shareholders, to subordinate repayment of debt owed to them up to an amount, when the principal portion of the debt owed to the stockholders is netted with the book value of TKCI's equity, equals $750,000. Further, an additional 37,037 shares of TKCI common stock may be issued to the prior ESI owners subject to attainment of performance criteria tied to minimum net income per share requirements (as defined in the purchase agreement) for the fiscal years 1998, 1999 and 2000. The minimum net income per share requirement is based on the average of the number of shares issued and options granted to current and future employees of ESI at the beginning of each quarter for the fiscal years 1998, 1999 and 2000. If the additional shares are issued due to the attainment of the conditions, the fair value of the additional shares will be recorded as an additional cost of the net assets acquired. As of March 31, 1999, none of the 37,037 shares have been issued.

In addition, the ESI purchase agreement provides for an anti-dilution provision whereby TKCI may not issue additional shares of stock without the sellers' consent; except as may be

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)

(3) Acquisitions (continued)

required to comply with the terms of the ESI agreement, to issue shares in connection with future acquisitions, to provide additional shares for Incentive Stock Option Plans, or for the contemplated initial public offering by TKCI.

The following unaudited pro forma data presents information as if the acquisition of ESI had occurred at the beginning of the period presented. The pro forma information is provided for information purposes only. It is based on historical information and does not necessarily reflect the actual results of operations that would have occurred had ESI and the Company comprised a single entity during the period, nor is it necessarily indicative of future results of operations of the Company.

                                                    Pro forma for the year ended
                                                         December 31, 1997
                                                            (unaudited)
                                                    ----------------------------
       Net revenue.................................         $22,983,000
       Net income..................................         $ 2,782,000

(4) Equipment and Improvements

Equipment and leasehold improvements at December 31, 1997 and 1998 consist of the following:

                                                          1997         1998
                                                       -----------  -----------
   Equipment.......................................... $ 4,465,000  $ 5,949,000
   Leasehold improvements.............................      78,000       91,000
   Accumulated depreciation and amortization..........  (2,704,000)  (3,178,000)
                                                       -----------  -----------
     Net equipment and improvements................... $ 1,839,000  $ 2,862,000
                                                       ===========  ===========

At December 31, 1997 and 1998, the cost of computer equipment, vehicles and office furniture and fixtures recorded under capital leases, net of the related accumulated amortization, were $1,181,000 and $1,634,000, respectively.

(5) Indebtedness

The Company's short-term borrowings and long-term debt, some of which prohibit payment of dividends, are substantially all guaranteed by the principal stockholder of TKCI.

Short-Term Borrowings

The Company had a consolidated and restated credit agreement, as amended in December 1996 and September 1997, which allowed the Company to borrow up to $10,500,000 at the

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)

(5) Indebtedness (continued)

bank's prime rate plus 3.25%, with all unpaid principal and interest due on March 1, 1998. The bank's prime rate at December 31, 1997 was 8.5%. The credit agreement was collateralized by accounts receivable and UCC-1 filing on tangible assets and was guaranteed by TKCI's principal stockholder. As of December 31, 1997, the Company owed $2,683,000 and $27,000 in principal and accrued interest, respectively, under this line of credit.

On February 9, 1998, the Company obtained a new line of credit from a bank and used the proceeds to repay all amounts due under its previous consolidated and restated credit agreement. This new line of credit agreement, which was to expire on April 30, 1999, contained positive and negative covenants of both a financial and nonfinancial nature, as amended. As a result of the Company's demonstrated ability and intent to refinance the short-term obligation on a long-term basis, borrowings under the previous line of credit at December 31, 1997 were classified as long-term in the accompanying consolidated balance sheet.

The new line of credit permitted the Company to borrow up to $5,000,000, but not in excess of 75% of eligible accounts receivable as defined in the agreement. The interest rate is at the bank's prime rate plus 1.5% (9.25% at December 31, 1998), payable monthly, with the principal maturing one year from the date of the agreement. The line of credit is collateralized by a first-priority perfected security interest in all assets of the Company and is guaranteed by TKCI's principal stockholder.

The new line of credit agreement was amended in March 1998, June 1998 and October 1998 to, among other things, add ESI and JMTA as co-borrowers on the agreement, increase the percentage of eligible receivables to 80%, increase the amount available to borrow to $5,500,000, extend the maturity on the line to April 30, 1999 and amend some financial related covenants. As of September 30, 1998, the Company was in default of some financial related covenants. On March 5, 1999, the bank waived compliance related to these covenants as of September 30, 1998. In addition, the bank further amended the agreement to, among other things, amend some financial related covenants as of December 31, 1998, adjust the interest rate to the bank's prime rate plus a variable margin tied to financial covenants (10.5% at March 5, 1999) and extend the maturity on the line to March 1, 2000. As a result of the Company's demonstrated ability and intent to refinance the short-term obligation on a long-term basis, the outstanding borrowings under the line of credit of $4,527,000 as of December 31, 1998 are classified as long-term in the accompanying consolidated balance sheet. The outstanding borrowings under the line of credit of $4,881,000 (unaudited) as of March 31, 1999 are classified as short-term borrowings in the accompanying consolidated balance sheet.

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)

(5) Indebtedness (continued)

On December 30, 1997, the Company acquired ESI, which had a line of credit with a commercial bank in the amount of $1,250,000, bearing interest at the bank's reference rate plus 1.25% (9.75% at December 31, 1997), subject to periodic adjustment. As of December 31, 1997, the Company had an outstanding balance of $310,000 on this line of credit. On January 6, 1998, the outstanding balance was paid off and the line of credit was terminated.

Long-Term Debt and Capital Lease Obligations

                                                            December 31,
                                                       -----------------------
                                                          1997        1998
                                                       ----------  -----------
Short-term borrowings refinanced as long-term debt     $2,683,000  $ 4,527,000
Note payable; no stated interest rate; interest im-
 puted at an annual rate of 10.75%; payable in
 monthly installments of $12,000 including interest;
 final payment due November 2002 (see (a))                564,000      460,000
Unsecured note payable to landlord; interest at
 11.5%; payable in monthly installments of $10,000
 including interest; all unpaid principal and inter-
 est was due May 1998. On February 4, 1998, this note
 was amended to provide for its repayment in 24
 monthly installments of principal and interest in
 the initial amount of $9,000                             209,000      116,000
Note payable; interest at the lender's prime rate
 plus 1.5% (10% at December 31, 1997). In June 1998,
 the loan was paid off and the agreement was termi-
 nated                                                    600,000          --
Notes payable; interest at 7.75%; payable in monthly
 installments of $23,000, including interest, through
 August 1999                                              351,000      216,000
Notes payable; bearing interest at 8%; interest only
 payable quarterly; principal and unpaid interest are
 due the sooner of August 3, 1999 or the date TKCI
 closes an initial public offering                            --       250,000
Notes payable; bearing interest at 8%; payable in
 monthly installments of $6,000 including interest;
 final payment due August 2003                                --       284,000
Capital lease obligations; interest ranging from 4.8%
 to 17.18%; monthly principal and interest payments
 ranging from $1,000 to $5,000 through 2002             1,125,000    1,413,000
                                                       ----------  -----------
                                                        5,532,000    7,266,000
Less current portion                                     (900,000)  (1,488,000)
                                                       ----------  -----------
                                                       $4,632,000  $ 5,778,000
                                                       ==========  ===========

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(5) Indebtedness (continued)

(a) TKCI and its affiliates, as specified in the agreement, and KEI's majority stockholder entered into a settlement agreement and mutual release on November 14, 1995 related to the default by KEI on payment of rent and other amounts due under a lease. The Company agreed to pay the sum of $1,490,000, of which $140,000 was paid upon execution of the agreement and $1,350,000 was payable under the terms of a promissory note. The obligations under the promissory note are collateralized by a judgment of $1,800,000, less any amounts previously paid under the agreement, not to be executed unless and until an event of default has occurred, as defined. The promissory note, as amended, required a $300,000 payment in November 1996 and monthly payments of $12,000, until paid in full. The $300,000 payment due in November 1996 was renegotiated and paid in three $100,000 payments in November 1996, March 1997 and June 1997. The monthly payments for a particular calendar quarter are to be increased, in the event that consolidated sales of TKCI and its affiliates, as specified in the agreement, exceed $5,000,000 in the previous calendar quarter. The increase is proportional to the percentage by which quarterly sales exceed $5,000,000. In 1998, the Company made additional principal payments of $47,000 related to this provision.

Future annual principal maturities of long-term debt (including short-term borrowings refinanced as long-term-debt) as of December 31, 1998 are as follows:

       Years ending December 31,
         1999....................................................... $1,488,000
         2000.......................................................  5,364,000
         2001.......................................................    299,000
         2002.......................................................     68,000
         2003.......................................................     47,000
                                                                     ----------
                                                                     $7,266,000
                                                                     ==========

(6) Notes Payable to Related Parties

Notes payable to related parties consist of unsecured borrowings, for operating purposes, of $1,395,000 and $1,701,000 at December 31, 1997 and 1998,
respectively, from the principal stockholders and parties related to the Company's stockholders. Interest only payments at 10% per annum are due quarterly on each January 1, April 1, July 1, and October 1, commencing on April 1, 1998. Accrued interest at December 31, 1997 and 1998 related to these notes was $116,000 and $185,000, respectively. These notes mature on July 1, 2000, with all the outstanding principal and unpaid interest then due, and are subordinate to the line of credit obtained from the Company's primary bank in February 1998 (see note 5).

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)

(6) Notes Payable to Related Parties (continued)

In February 1996 and 1997, $50,000 and $100,000, respectively, were loaned to the Company by two related parties in exchange for promissory notes bearing interest at 10%. These notes were subsequently amended to extend the due dates to February 1998. In February 1998, agreements were entered into whereby the notes were assigned to the principal stockholder of TKCI in exchange for shares of TKCI common stock, which the principal stockholder owns personally. The old notes were subsequently cancelled and a new note was created for $150,000, with a maturity date of January 15, 2000 and bearing interest at 10% payable quarterly. As a result of the Company's demonstrated ability and intent to refinance the short-term obligations on a long-term basis, the Company has recorded the above loans in the amounts of $50,000 and $100,000, respectively, as long-term notes payable to related parties in the December 31, 1997 consolidated balance sheet. This note was paid in full along with all accrued interest in October 1998.

In April 1997, the Company entered into a collateralized promissory note agreement, which was amended in December 1997, for working capital purposes with a related party in the principal amount of $700,000. Interest on the note accrues at a rate of 10% per annum and is payable on each of January 1, April 1, July 1 and October 1, commencing April 1, 1998. The note matures on July 1, 2000 with all the outstanding principal and unpaid interest then due. The note is collateralized by all property of the Company, as defined in the agreement, and is subordinate to the line of credit obtained from the Company's primary bank in February 1998. This related party also received an option to purchase common stock in the Company (see note 9).

Principal payments due to related parties of $2,401,000 are due in 2000.

(7) Leases

The Company leases equipment and vehicles under capital lease agreements that expire at various dates through 2002.

The Company also has several noncancelable operating leases, primarily for office facilities, that expire through 2004. These leases generally contain renewal options for periods ranging from one to five years and require the Company to pay costs, like common area maintenance and insurance charges. Rental expense for operating leases during 1996, 1997 and 1998 totaled $1,190,000, $1,183,000 and $1,671,000, respectively.

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)

(7) Leases (continued)

Certain facilities have been sublet under month-to-month subleases that provide for reimbursement of various common area maintenance charges. Rental expense has been reduced for sublease income of $92,000, $81,000 and $64,000 for the years ended December 31, 1996, 1997 and 1998, respectively. Future minimum lease payments as of December 31, 1998 are as follows:

                                                          Operating   Capital
                                                            leases     leases
                                                          ---------- ----------
   Years ending December 31:
     1999................................................ $2,009,000 $  789,000
     2000................................................  1,391,000    570,000
     2001................................................    738,000    199,000
     2002................................................    259,000      2,000
     2003................................................    221,000        --
     Thereafter..........................................     37,000        --
                                                          ---------- ----------
   Total future minimum lease payments................... $4,655,000 $1,560,000
                                                          ==========
   Less amounts representing interest....................              (147,000)
                                                                     ----------
   Total obligations under capital leases................             1,413,000
   Less current portion..................................              (662,000)
                                                                     ----------
   Long-term capital lease obligations...................            $  751,000
                                                                     ==========

(8) Redeemable Securities

In connection with the acquisition of ESI, TKCI issued to the sellers 74,074 shares of common stock, redeemable at the discretion of any seller at a price of $6.75 per share, if the Company does not complete an initial public offering by October 31, 1999. This right of the sellers expires November 15, 1999. Both dates are automatically extended under certain conditions. The redeemable common stock was valued at $2.70 per share on the date of the acquisition of ESI. The difference between the redemption value of $6.75 per share and the initial valuation of $2.70 per share is accreted over the period from the acquisition, December 30, 1997, through October 31, 1999 through charges to common stock. Upon the completion of the anticipated initial public offering prior to October 31, 1999, the accumulated accretion and the redeemable securities would be reclassified to common stock.

In connection with the acquisition of ESI, TKCI issued to the sellers options to purchase 44,444 shares of common stock with redemption provisions. The redemption provisions provide that in the event that the underlying shares do not have a fair market value of at least $8.10 per share at some time during the period between the date of the anticipated initial public offering and October 1, 2002, the holders are entitled to receive $5.40 in cash

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(8) Redeemable Securities (continued)

for each unexercised vested option (or $8.10 for each share of common stock issued upon exercise of an option). The $5.40 redemption value is accreted over the period from the acquisition, December 30, 1997 through October 1, 2002 through charges to common stock. Upon the completion of the anticipated initial public offering, the accumulated accretion would be reclassified to common stock.

(9) Common Stock

All issued and outstanding shares of KEI prior to the Reorganization were exchanged into an equivalent number of shares of TKCI and all of the shares of KEI were subsequently cancelled. The outstanding shares of TKCI prior to the Reorganization remained outstanding and were not affected by the Reorganization.

In April 1997, an option to purchase 10% of the Company's outstanding common stock (calculated after the option purchase) was granted to an unrelated party for $10,000. The option was exercised in July 1997, for $88,000, resulting in the issuance of 325,926 shares. Once becoming a 10% stockholder as a result of this option exercise, the option holder became a related party. On December 31, 1997, an additional 196,745 shares of the Company's stock were purchased by this related party for $500,000. In connection with the grant of options and sale of stock to this related party, a total of $206,000 was recorded as common stock and stock compensation expense, representing the difference between the exercise price at which the options were granted and the price at which the stock was sold, and the estimated fair value of the Company's stock at the date of grant and sale, respectively. The related party was also granted a position on the Company's board of directors. In April 1997, the Company also entered into a collateralized promissory note agreement with this related party for $700,000 (see note 6).

(10) Stock Plans

The following options and warrants are authorized for issuance at December 31, 1998:

       Stock options.................................................... 555,556
       Stock warrants related to acquisitions...........................  83,333
                                                                         -------
                                                                         638,889
                                                                         =======

Stock Option Plans

In 1994, KEI and TKCI each adopted stock option plans (the "Plans"). Under the terms of the Plans, the Boards of Directors of KEI and TKCI were able to grant stock options to

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(10) Stock Plans (continued)

officers and key employees. The Plans, as amended in 1997, authorized grants of options to purchase 555,556 shares of authorized but unissued common stock in TKCI and KEI. Stock options have been granted with an exercise price equal to or greater than the stock's estimated fair market value at the date of grant. All stock options issued in connection with the Plans have ten-year terms and vest and become exercisable ratably each year for the first five years from the grant date.

In connection with the Reorganization, the KEI plan was terminated and options to purchase shares of common stock of KEI outstanding at August 1, 1998 were automatically converted into options to purchase a like number of shares of TKCI common stock, with the same exercise price, expiration date and other terms as prior to the Reorganization (the "Plan").

At December 31, 1998, there were options to acquire 70,000 shares available for grant under the Plan. The following represents the estimated fair value of options granted, as determined using the Black-Scholes option pricing model and the assumptions used for calculation:

                                                 Years ended December 31,
                                                ----------------------------
                                                  1996      1997      1998
                                                --------  --------  --------
   Weighted average estimated fair value per
    option at grant date....................... $   2.70  $   2.70  $   3.40
   Average exercise price per option granted... $   2.70  $   2.70  $   3.40
   Risk-free interest rate.....................      6.0%      6.0%      5.0%
   Option term (years).........................       10        10        10
   Stock dividend yield........................      0.0%      0.0%      0.0%

In accounting for its Plans, the Company elected the pro forma disclosure option under SFAS No. 123. Accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been adjusted to the pro forma amount indicated below:

                                                     Years ended December 31,
                                                  ------------------------------
                                                    1996      1997       1998
                                                  -------- ---------- ----------
   Net income:
     As reported................................. $735,000 $2,698,000 $1,654,000
     Pro forma................................... $735,000 $2,675,000 $1,601,000

Pro forma net income reflects only options granted after January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1995 is not considered.

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(10) Stock Plans (continued)

Stock option activity during the periods indicated is as follows:

                                             Number of  shares  Weighted-average
                                             underlying options  exercise price
                                             ------------------ ----------------
   Balance at December 31, 1995.............      185,926
     Granted................................       27,778            $2.70
     Forfeited..............................      (37,037)           $2.70
                                                  -------
   Balance at December 31, 1996.............      176,667
     Granted................................      180,370            $2.70
     Forfeited..............................      (12,963)           $2.70
                                                  -------
   Balance at December 31, 1997.............      344,074            $2.70
     Granted................................      142,593            $5.13
     Forfeited..............................       (1,111)           $2.70
                                                  -------
   Balance at December 31, 1998.............      485,556            $3.40
                                                  =======

At December 31, 1998, options outstanding had an exercise price ranging from $2.70 to $8.10 and a weighted average remaining contractual life of 7.92 years.

At December 31, 1996, 1997 and 1998, the number of shares of common stock subject to exercisable options were 59,630, 87,037 and 158,889, respectively, and the weighted-average exercise price of those options was $2.70 for each year.

In 1997 and 1998, in connection with acquisitions, TKCI reserved for grant options to purchase 129,630 shares of its common stock to employees of the acquired companies under the Plan. Of the shares reserved for grant, 44,444 have certain redemption provisions (see note 8). Further, included in the options reserved for grant, TKCI is required to provide options for no less than 37,037 shares of common stock as of January 1, 2000, subject to earnings goals being obtained by the acquired company (see note 3). As of December 31, 1998, the options to purchase 78,889 shares of common stock reserved for grant have been granted subject to the Plan.

Stock Warrants

The Company has issued stock warrants to purchase common stock in connection with the acquisitions of JMTA and ESI. The terms of stock warrants to acquire shares of common stock are as follows at December 31, 1998:

                                                  Exercise
     Warrants            Grant Date                Price              Expiration Date
     --------        ------------------           --------           ------------------
      55,555         August 3, 1998                $4.73             July 31, 2003
      27,778         September 15, 1998            $6.75             September 18, 2001
      ------
      83,333
      ======

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(10) Stock Plans (continued)

Warrants are granted with an exercise price equal to or greater than the stock's estimated fair market value at the date of grant, vest immediately and may be exercised at any time until the expiration date.

(11) Employee Benefit Plans

The Company has two defined contribution 401(k) plans, which commenced in 1980 and 1988, covering a majority of its employees. These plans are designed to be tax deferred in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Employees may contribute from 1% to 20% of compensation on a tax-deferred basis through a "salary reduction" arrangement. In 1998, the Company implemented a discretionary employer matching contribution program, with a five-year vesting schedule, whereby the Company matches 50% of the first 1% of employee contributions for the year. No employer contributions were made during 1996 and 1997. During 1998, the Company contributed $55,000 to its 401(k) plans, which represented the Company's entire obligation under the employer matching contribution program for the year ended December 31, 1998. Effective January 1, 1999, the Company increased the employer contribution percentage to 50% of the first 6% of employee contributions, not to exceed $1,500 per employee per year.

(12) Income Taxes

Income tax expense (benefit) consists of the following:

                                                   Years ended December 31,
                                                 ------------------------------
                                                  1996     1997         1998
                                                 ------ -----------  ----------
   Current:
     Federal.................................... $  --  $       --   $  (29,000)
     State......................................  3,000       3,000     (99,000)
                                                 ------ -----------  ----------
       Subtotal.................................  3,000       3,000    (128,000)
                                                 ------ -----------  ----------
   Deferred:
     Federal....................................    --   (1,299,000)  1,262,000
     State......................................    --     (101,000)    216,000
                                                 ------ -----------  ----------
       Subtotal.................................    --   (1,400,000)  1,478,000
                                                 ------ -----------  ----------
       Total.................................... $3,000 $(1,397,000) $1,350,000
                                                 ====== ===========  ==========

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(12) Income Taxes (continued)

A reconciliation of income tax expense (benefit) at the federal statutory rate of 34% to the Company's provision (benefit) for income taxes is as follows:

                                                Years ended December 31,
                                            -----------------------------------
                                               1996        1997         1998
                                            ----------  -----------  ----------
   Computed "expected" federal income tax
    expense (benefit).....................  $ (662,000) $   443,000  $1,021,000
   State income tax expense (benefit), net
    of federal income tax benefit.........       2,000      (64,000)     77,000
   Tax effect of (earnings) losses not
    subject to federal income tax due to S
    corporation election..................   1,023,000     (223,000)   (513,000)
   Tax effect of S to C corporation
    conversion............................         --           --      595,000
   Change in federal deferred tax
    valuation allowance...................    (565,000)  (1,585,000)     35,000
   Other..................................     205,000       32,000     135,000
                                            ----------  -----------  ----------
                                            $    3,000  $(1,397,000) $1,350,000
                                            ==========  ===========  ==========

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

                                                            December 31,
                                                        ----------------------
                                                           1997        1998
                                                        ----------  ----------
   Deferred tax assets:
     Trade accounts payable............................ $  823,000  $      --
     Intercompany/related party payables...............    259,000      76,000
     Accrued liabilities and employee compensation.....    159,000     383,000
     Billings in excess of costs and earnings..........     39,000     180,000
     Allowance for doubtful accounts...................        --      117,000
     Settlement obligations............................        --      188,000
     Other.............................................     36,000     174,000
     Net operating loss carryforwards..................  1,233,000   1,304,000
     Less valuation allowance..........................    (31,000)    (62,000)
                                                        ----------  ----------
       Total deferred tax assets.......................  2,518,000   2,360,000
                                                        ----------  ----------
   Deferred tax liabilities:
     Trade receivable, net.............................    885,000         --
     Section 481, change from cash to accrual..........        --      818,000
     Costs and earnings in excess of billings..........    168,000   1,541,000
     Other.............................................     12,000      79,000
                                                        ----------  ----------
       Total deferred tax liabilities..................  1,065,000   2,438,000
                                                        ----------  ----------
       Net deferred tax assets (liabilities)........... $1,453,000  $  (78,000)
                                                        ==========  ==========

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(12) Income Taxes (continued)

The net change in the valuation allowance for the years ended December 31, 1996, 1997 and 1998 was a decrease of $663,000 and $1,761,000, and an increase of $31,000, respectively. The Company considers recording a valuation allowance in accordance with the provisions of SFAS No. 109 to reflect the estimated amount of deferred tax assets, which may not be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment, and believes it is more likely than not the Company will realize the benefits of its deferred tax assets, net of the existing valuation allowance at December 31, 1998. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

As of December 31, 1998, the Company had approximately $3,500,000 and $1,400,000 in federal and state net operating loss carryforwards, respectively, available to offset future taxable income, if any. The federal carryforwards expire from the years 2007 to 2018. The state carryforwards expire from the years 1999 to 2003.

(13) Commitments and Contingencies

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management and the Company's legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, liquidity and results of operations.

(14) Segment and Related Information

The Company evaluates performance and makes resource allocation decisions based on the overall type of services provided to customers. For financial reporting purposes, we have grouped our operations into two primary reportable segments. The Real Estate Development, Public Works and Wireless Telecommunications ("REPWWT") segment includes engineering, consulting and technical services for the development of both private projects, like residential communities, commercial and industrial properties and recreational projects; public works projects, like transportation and water/sewage facilities; and site acquisition and construction management services for wireless telecommunications. The Industrial Engineering ("IE") segment, which consists of ESI, provides the technical expertise and management required to design and test manufacturing facilities and processes. The accounting policies of the segments are the same as those described in note 2.

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(14) Segment and Related Information (continued)

The following tables set forth information regarding the Company's operating segments as of and for the years ended December 31, 1996, 1997, 1998 and the three months ended March 31, 1998 and 1999 (unaudited):

                                       Year ended December 31, 1996
                              ------------------------------------------------
                                                      Corporate
                                REPWWT        IE        Costs     Consolidated
                              ----------- ---------- -----------  ------------
   Net revenue..............  $12,966,000 $       -- $        --  $ 12,966,000
   Income (loss) from opera-
    tions...................  $   216,000 $       -- $(1,439,000) $ (1,223,000)
   Identifiable assets......  $ 4,677,000 $       -- $        --  $  4,677,000
                                       Year ended December 31, 1997
                              ------------------------------------------------
                                                      Corporate
                                REPWWT        IE        Costs     Consolidated
                              ----------- ---------- -----------  ------------
   Net revenue..............  $18,592,000 $       -- $        --  $ 18,592,000
   Income (loss) from opera-
    tions...................  $ 4,180,000 $       -- $(1,944,000) $  2,236,000
   Identifiable assets......  $10,485,000 $1,248,000 $        --  $ 11,733,000
                                       Year ended December 31, 1998
                              ------------------------------------------------
                                                      Corporate
                                REPWWT        IE        Costs     Consolidated
                              ----------- ---------- -----------  ------------
   Net revenue..............  $25,330,000 $3,852,000 $        --  $ 29,182,000
   Income (loss) from opera-
    tions...................  $ 5,761,000 $  244,000 $(1,968,000) $  4,037,000
   Identifiable assets......  $13,068,000 $1,462,000 $        --  $ 14,530,000
                                     Three months ended March 31, 1998
                                                (unaudited)
                              ------------------------------------------------
                                                      Corporate
                                REPWWT        IE        Costs     Consolidated
                              ----------- ---------- -----------  ------------
   Net revenue..............  $ 5,074,000 $  888,000 $       --   $  5,962,000
   Income (loss) from
    operations..............  $   886,000 $   20,000 $  (494,000) $    412,000
   Identifiable assets......  $ 9,386,000 $1,570,000 $       --   $ 10,956,000
                                     Three months ended March 31, 1999
                                                (unaudited)
                              ------------------------------------------------
                                                      Corporate
                                REPWWT        IE        Costs     Consolidated
                              ----------- ---------- -----------  ------------
   Net revenue..............  $ 7,993,000 $  976,000 $       --   $  8,969,000
   Income (loss) from opera-
    tions...................  $ 1,764,000 $   32,000 $  (637,000) $  1,159,000
   Identifiable assets......  $14,167,000 $1,522,000 $       --   $ 15,689,000

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(14) Segment and Related Information (continued)

Business Concentrations

In 1996 and 1998, the Company had no customers which represented greater than 10% of consolidated net revenue. In 1997, the Company had one customer which represented 11% of net revenue. In addition, in 1997 the Company had one customer representing greater than 10% of net contract and trade receivables. Receivables from this customer totaled $1,283,000 at December 31, 1997. No customers represented greater than 10% of net contract and trade receivables at December 31, 1998.

(15) Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments reported in the accompanying consolidated balance sheets for cash, contracts and trade receivables, other receivables, short-term borrowings, trade accounts payable, accrued employee compensation, accrued liabilities to related parties, and other accrued liabilities approximate fair values due to the short maturity of these instruments.

At December 31, 1998, long-term debt, excluding capital lease obligations, consisted of the Company's line of credit payable, notes payable and notes payable to related parties. The carrying value of the Company's line of credit payable approximates its fair value, based upon the borrowing rate currently available to the Company for loans with similar terms. It was not practicable to estimate the fair value of two notes payable with a combined carrying value of $576,000, as there is no established market for these notes. The carrying value of the remaining long-term debt and notes payable to related parties was $3,151,000, which approximates fair value, determined using estimates for similar debt instruments (see notes 5 and 6).

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(16) Supplemental Cash Flow Information

                                                             Three months ended
                                 Years ended December 31,         March 31,
                              ------------------------------ -------------------
                                1996      1997       1998      1998      1999
                              -------- ---------- ---------- --------- ---------
                                                                 (unaudited)
   Supplemental disclosure
    of cash flow
    information:
   Cash paid during the
    period for interest.....  $587,000 $  725,000 $1,024,000 $ 439,000 $ 240,000
                              ======== ========== ========== ========= =========
   Cash paid during the
    period for income
    taxes...................  $  3,000 $   28,000 $  144,000 $   2,000 $   2,000
                              ======== ========== ========== ========= =========
   Noncash financing and
    investing activities:
   Capital lease obligations
    recorded in connection
    with equipment
    acquisitions............  $ 50,000 $1,120,000 $  788,000 $ 105,000 $     --
                              ======== ========== ========== ========= =========
   Purchase price
    adjustment..............  $    --  $      --  $   26,000 $     --  $  60,000
                              ======== ========== ========== ========= =========
   Issuance of common stock
    and redeemable
    securities..............  $    --  $  206,000 $      --  $     --  $     --
                              ======== ========== ========== ========= =========
   Accretion of redeemable
    securities..............  $    --  $      --  $  230,000 $  57,000 $  57,000
                              ======== ========== ========== ========= =========
   Insurance financing......  $    --  $  311,000 $  202,000 $     --  $     --
                              ======== ========== ========== ========= =========

The acquisition of ESI and JMTA on December 30, 1997 and August 1, 1998, respectively, resulted in the following:

Increases in:

                                                     ESI             JMTA
                                              December 30, 1997 August 1, 1998
                                              ----------------- --------------
   Contracts and trade receivables...........     $(541,000)      $(309,000)
   Costs and estimated earnings in excess of
    billings.................................      (131,000)       (201,000)
   Other receivables.........................       (63,000)            --
   Goodwill..................................           --         (631,000)
   Equipment and improvements................           --          (56,000)
   Other assets..............................      (127,000)        (29,000)
   Short-term borrowings.....................       310,000             --
   Long-term debt, including current por-
    tion.....................................           --          700,000
   Accounts payable, accrued expenses and
    other liabilities........................       364,000         449,000
   Common stock..............................       200,000             --
                                                  ---------       ---------
   Cash acquired in (expended for) acquisi-
    tions....................................     $  12,000       $ (77,000)
                                                  =========       =========

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(17) Valuation and Qualifying Accounts

For the years ending in December 1996, 1997 and 1998, following is supplementary information regarding valuation and qualifying accounts:

                                          Provisions
                              Balance at     for
                             beginning of  doubtful             Balance at end
                                period     accounts  Deductions   of period
                             ------------ ---------- ---------- --------------
Allowance for doubtful ac-
 counts:
  1996......................   $918,000   $1,146,000 $1,477,000    $587,000
  1997......................   $587,000   $  324,000 $  563,000    $348,000
  1998......................   $348,000   $  300,000 $  284,000    $364,000

(18) Extraordinary Gain

In 1990, the Company entered into a facility lease in Moreno Valley, California anticipating growth in operations. By December 31, 1994, concurrent with the recession in the southern California real estate industry, the Company's operations from this location had diminished significantly resulting in excessive lease space. Accordingly, the Company accrued a loss of $2,028,000, based on its obligation for the excess space through the lease expiration date, as the excess space had no substantive future use or benefit to the Company. In addition, the Company was in default under the lease and had accrued unpaid rent totaling $658,000 through December 31, 1995. During 1995, the landlord issued a deed-in-lieu of foreclosure to the mortgage holder who subsequently sold the building. The Company entered into an agreement with the new landlord in August 1996, whereby all amounts owing under the previous lease through December 31, 1995 were forgiven and a new lease was negotiated effective January 1, 1996. Therefore, the Company recorded an extraordinary gain on the forgiveness of $2,686,000 in 1996.

In connection with the original lease, a partnership owned by the two major stockholders of TKCI, held a 25% ownership interest in the building and a small interest in the overall project. As a result of the Company's default on the lease, the partnership's ownership interest in the project was forfeited.

(19) Subsequent Event

Thompson-Hysell, Inc.

On April 9, 1999, TKCI entered into an Asset Purchase Agreement with Thompson-Hysell, Inc. ("Thompson-Hysell") and its shareholders (the "Acquisition Agreement"). Under the terms of the Acquisition Agreement, TKCI is to acquire substantially all of the assets of and assume substantially all of the liabilities of Thompson-Hysell. Based on the terms of the

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES

                Years Ended December 31, 1996, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(19) Subsequent Event (continued)

Acquisition Agreement, TKCI is obligated to pay cash in the amount of $3,333,333 and execute a promissory note in the original principal amount of $1,333,333. TKCI may also be obligated to issue shares of common stock with a value equal to $1,333,334. The purchase price is subject to adjustment upward or downward depending upon the net book value of assets acquired and liabilities assumed compared to $1,000,000, earnings for the years ended December 31, 1999 and 2000 and the income tax effect on the shareholders of Thompson-Hysell. It is anticipated this transaction is to close concurrent with the Company's planned initial public offering. As of March 31, 1999, the Company has incurred approximately $104,000 (unaudited), consisting primarily of legal and accounting costs, related to the acquisition of Thompson-Hysell. These acquisition costs have been deferred and included in the March 31, 1999 accompanying consolidated balance sheet in other assets. Should the Company decide not to consummate the Thompson-Hysell acquisition, these costs would then be expensed.

                          Independent Auditors' Report

The Stockholders
Thompson-Hysell, Inc.:

We have audited the accompanying balance sheets of Thompson-Hysell, Inc. as of December 31, 1997 and 1998, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thompson-Hysell, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Sacramento, California
February 26, 1999, except as to
 Note 13, which is
 as of April 9, 1999

                             THOMPSON-HYSELL, INC.

                                 Balance Sheets

                                             December 31,
                                         ----------------------
                                            1997        1998     March 31, 1999
                                         ----------  ----------  --------------
                                                                  (unaudited)
                 Assets
Current assets:
  Cash and cash equivalents............. $  118,000  $  366,000    $  264,000
  Accounts receivable (net of allowance
   for doubtful accounts of $68,000,
   $102,000 and $113,000 at December 31,
   1997, 1998 and March 31, 1999,
   respectively)........................  1,408,000   2,118,000     2,456,000
  Costs and estimated earnings in excess
   of billings..........................     64,000     271,000       265,000
  Prepaid expenses......................        --       15,000        65,000
                                         ----------  ----------    ----------
    Total current assets................  1,590,000   2,770,000     3,050,000
Equipment and improvements, net.........    380,000     987,000     1,097,000
Marketable investment securities........    215,000     232,000       243,000
Deposits................................      4,000       4,000         4,000
                                         ----------  ----------    ----------
    Total assets........................ $2,189,000  $3,993,000    $4,394,000
                                         ==========  ==========    ==========
  Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable...................... $  154,000  $   57,000    $  103,000
  Accrued liabilities...................    173,000     278,000       234,000
  Dividends payable.....................        --      100,000           --
  Related party payables................    669,000     200,000        23,000
  Line of credit payable................    427,000         --            --
  Current portion of notes payable and
   capital lease obligations............    124,000     209,000       231,000
  Billings in excess of costs and
   estimated earnings...................        --        3,000           --
                                         ----------  ----------    ----------
    Total current liabilities...........  1,547,000     847,000       591,000
Notes payable and capital lease
 obligations, net of current portion....    254,000     344,000       378,000
Related party payables, net of current
 portion................................        --      587,000       579,000
                                         ----------  ----------    ----------
    Total liabilities...................  1,801,000   1,778,000     1,548,000
                                         ----------  ----------    ----------
Stockholders' equity:
  Common stock, $1 par value, 10,000
   shares authorized, 1,000 shares
   issued and outstanding...............      1,000       1,000         1,000
  Notes receivable--stockholders........     (1,000)     (1,000)          --
  Retained earnings.....................    360,000   2,201,000     2,822,000
  Accumulated other comprehensive
   income...............................     28,000      14,000        23,000
                                         ----------  ----------    ----------
    Total stockholders' equity..........    388,000   2,215,000     2,846,000
                                         ----------  ----------    ----------
  Commitments and contingencies (notes
   7, 11, 12, and 13)...................
    Total liabilities and stockholders'
     equity............................. $2,189,000  $3,993,000    $4,394,000
                                         ==========  ==========    ==========

                See accompanying notes to financial statements.

                             THOMPSON-HYSELL, INC.

                              Statements of Income

                         Years ended December 31,   Three months ended March 31,
                         -------------------------- ------------------------------
                             1997         1998           1998            1999
                         ------------  ------------ --------------  --------------
                                                             (unaudited)
Gross revenue........... $  4,329,000  $ 8,789,000  $    1,572,000  $    2,302,000
Subcontractor costs.....      238,000      323,000          88,000          76,000
                         ------------  -----------  --------------  --------------
  Net revenue...........    4,091,000    8,466,000       1,484,000       2,226,000
Costs of revenue........    2,457,000    4,284,000         711,000       1,118,000
                         ------------  -----------  --------------  --------------
  Gross profit..........    1,634,000    4,182,000         773,000       1,108,000
Selling, general and
 administrative
 expenses...............    1,264,000    2,187,000         321,000         473,000
                         ------------  -----------  --------------  --------------
  Income from
   operations...........      370,000    1,995,000         452,000         635,000
Interest expense........       52,000       80,000          20,000          32,000
Other income, net.......      (43,000)     (32,000)        (28,000)        (18,000)
                         ------------  -----------  --------------  --------------
  Income before
   provision for income
   taxes................      361,000    1,947,000         460,000         621,000
Provision for income
 taxes..................        1,000        6,000           1,000             --
                         ------------  -----------  --------------  --------------
  Net income............ $    360,000  $ 1,941,000  $      459,000  $      621,000
                         ============  ===========  ==============  ==============


                See accompanying notes to financial statements.

                             THOMPSON-HYSELL, INC.

                       Statements of Stockholders' Equity

                                                                      Accumulated
                                               Notes                     Other
                           Shares    Common Receivable--  Retained   Comprehensive
                         Outstanding Stock  Stockholders  Earnings      Income       Total
                         ----------- ------ ------------ ----------  ------------- ----------
December 31, 1996.......    1,000    $1,000   $(1,000)   $      --      $   --     $      --
 Comprehensive income:
  Net income............      --        --        --        360,000         --        360,000
  Other comprehensive
   income--unrealized
   holding gains arising
   during the period....      --        --        --            --       28,000        28,000
                            -----    ------   -------    ----------     -------    ----------
Balance at December 31,
 1997...................    1,000     1,000    (1,000)      360,000      28,000       388,000
                            -----    ------   -------    ----------     -------    ----------
 Comprehensive income
  (loss):
  Net income............      --        --        --      1,941,000         --      1,941,000
  Other comprehensive
   income--unrealized
   holding losses
   arising during the
   period...............      --        --        --            --      (12,000)      (12,000)
  Less reclassification
   adjustment for gain
   included in net
   income...............      --        --        --            --       (2,000)       (2,000)
                            -----    ------   -------    ----------     -------    ----------
 Total comprehensive
  income (loss).........      --        --        --      1,941,000     (14,000)    1,927,000
 Dividends declared ....      --        --        --       (100,000)        --       (100,000)
                            -----    ------   -------    ----------     -------    ----------
Balance at December 31,
 1998...................    1,000     1,000    (1,000)    2,201,000      14,000     2,215,000
                            -----    ------   -------    ----------     -------    ----------
 Comprehensive income:
  Net income............      --        --        --        621,000         --        621,000
  Other comprehensive
   income--unrealized
   holding gains arising
   during the period....      --        --        --            --        9,000         9,000
                            -----    ------   -------    ----------     -------    ----------
 Total comprehensive
  income................      --        --        --        621,000       9,000       630,000
 Collection of notes
  receivable--
  stockholders.               --        --      1,000           --          --          1,000
                            -----    ------   -------    ----------     -------    ----------
 Balance at March 31,
  1999 (unaudited)......    1,000    $1,000   $   --     $2,822,000     $23,000    $2,846,000
                            =====    ======   =======    ==========     =======    ==========

                See accompanying notes to financial statements.

                             THOMPSON-HYSELL, INC.

                            Statements of Cash Flows

                                                   Years ended         Three Months ended
                                                   December 31,             March 31,
                                              -----------------------  --------------------
                                                 1997         1998       1998       1999
                                              -----------  ----------  ---------  ---------
                                                                           (unaudited)
Cash flows from operating activities:
 Net income.................................. $   360,000  $1,941,000  $ 459,000  $ 621,000
 Adjustments to reconcile net income to net
  cash (used in) provided by operating
  activities:
    Depreciation and amortization............      47,000     138,000     38,000     66,000
    Bad debt expense (recoveries)............      68,000      34,000      3,000    (16,000)
    Gain on sale of marketable investment
     securities..............................     (23,000)     (6,000)       --         --
  Changes in operating assets and
   liabilities:
    Accounts receivable......................  (1,476,000)   (744,000)  (107,000)  (322,000)
    Costs and estimated earnings in excess of
     billings................................     (64,000)   (207,000)    (1,000)     6,000
    Prepaid expenses.........................         --      (15,000)   (61,000)   (50,000)
    Deposits.................................      (4,000)        --         --         --
    Accounts payable.........................      28,000     (97,000)    98,000     46,000
    Accrued liabilities......................     139,000     105,000    (28,000)   (44,000)
    Billings in excess of costs and estimated
     earnings................................         --        3,000        --      (3,000)
                                              -----------  ----------  ---------  ---------
    Net cash (used in) provided by operating
     activities.............................. $  (925,000) $1,152,000  $ 401,000  $ 304,000
                                              -----------  ----------  ---------  ---------
Cash flows from investing activities:
  Acquisition of equipment and improvements..     (80,000)   (346,000)   (72,000)   (79,000)
  Purchase of marketable investment
   securities................................      (5,000)    (99,000)    (8,000)    (2,000)
  Proceeds from sale of marketable investment
   securities................................      80,000      74,000        --         --
                                              -----------  ----------  ---------  ---------
    Net cash used in investing activities.... $    (5,000) $ (371,000) $ (80,000) $ (81,000)
                                              -----------  ----------  ---------  ---------
Cash flows from financing activities:
  Net change in related party payables.......     869,000    (207,000)  (123,000)  (184,000)
  Net change in line of credit payable.......     172,000    (427,000)  (172,000)       --
  Payments on notes payable and capital lease
   obligations...............................     (64,000)   (164,000)   (24,000)   (63,000)
  Proceeds from notes payable................      71,000     265,000     42,000     22,000
  Distributions to stockholders..............         --          --         --    (100,000)
                                              -----------  ----------  ---------  ---------
    Net cash provided by (used in) financing
     activities.............................. $ 1,048,000  $ (533,000) $(277,000) $(325,000)
                                              -----------  ----------  ---------  ---------
Cash and cash equivalents....................     118,000     248,000     44,000   (102,000)
Cash and cash equivalents, beginning of
 period......................................         --      118,000    118,000    366,000
                                              -----------  ----------  ---------  ---------
Cash and cash equivalents, end of period..... $   118,000  $  366,000  $ 162,000  $ 264,000
                                              ===========  ==========  =========  =========

See supplemental cash flow information at Note 9

                See accompanying notes to financial statements.

                             THOMPSON-HYSELL, INC.

                         Notes to Financial Statements

                   Years Ended December 31, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)

(1) Organization and Summary of Significant Accounting Policies

Company's Activities and Operating Cycle

Thompson-Hysell, Inc. (the "Company") was incorporated as an S Corporation on December 20, 1996 in California, with significant operations commencing on May 1, 1997. The Company provides civil engineering for private land development and large development projects, and provides project planning and heavy construction surveying/staking along with construction management, primarily in central California and Utah. The work is performed under fixed price and time and material contracts, some of which have not to exceed provisions. The length of the Company's contracts varies but are typically from one to three years. In accordance with normal practice in the civil engineering industry, the Company includes asset and liability accounts relating to engineering contracts in current assets and liabilities even when these amounts are realizable or payable over a period in excess of one year.

Interim Financial Statements

The accompanying balance sheet as of March 31, 1999 and the statements of income and cash flows for the three months ended March 31, 1998 and 1999, and the statement of stockholders' equity for the three months ended March 31, 1999 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, the unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for the interim periods are not necessarily indicative of results for the full year.

Engineering Contract Income Recognition

For financial reporting purposes, profits on engineering contracts are recorded using the percentage-of-completion method of accounting, determined by the ratio of costs incurred to date to management's estimates of total anticipated costs. These amounts necessarily are based on estimates, and the uncertainty inherent in the estimates initially is reduced progressively as work on the contract nears completion.

Costs of revenue include all direct material, labor, subcontractor costs and those indirect costs related to contract performance, like indirect labor, supplies, tools, equipment costs, and depreciation and amortization applicable to autos and trucks under capital leases. Selling, general and administrative costs are expensed as incurred. If estimated total costs for a

                             THOMPSON-HYSELL, INC.

                   Years Ended December 31, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)

contract indicate a loss, the Company provides currently for the total anticipated loss on the contract. Changes in job performance, job conditions, and estimated profitability may result in revisions to revenue and costs, which are recognized in the period in which the revisions are determined.

Costs and estimated earnings in excess of billings represents revenue recognized in excess of amounts billed. Billings in excess of costs and estimated earnings represents billings in excess of revenue recognized.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all cash accounts that are not subject to withdrawal restrictions or penalties with maturities at date of purchase of three months or less, to be cash or cash equivalents.

Equipment and Improvements

Equipment and improvements are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Autos and trucks held under capital leases (stated at the present value of the future minimum lease payments) and leasehold improvements are amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Expenditures for maintenance and repairs are charged against income in the year in which they are incurred and betterments are capitalized. When depreciable assets are sold or disposed of, the cost and accumulated depreciation accounts are reduced by the applicable amounts, and any profit or loss is credited or charged to income.

                             THOMPSON-HYSELL, INC.

                   Years Ended December 31, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


Equipment and improvements consist of the following:

                                                      December 31,
                                             ---------------------------------
                                                                    March 31,
                                               1997       1998        1999
                                             --------  ----------  -----------
                                                                   (unaudited)
   Equipment................................ $ 99,000  $  627,000  $  673,000
   Leasehold improvements...................      --      313,000     316,000
   Office furniture and fixtures............    1,000     226,000     234,000
   Autos and trucks.........................   13,000     195,000     217,000
   Autos and trucks under capital leases....  339,000     413,000     510,000
                                             --------  ----------  ----------
                                              452,000   1,774,000   1,950,000
   Accumulated depreciation and amortiza-
    tion....................................  (72,000)   (787,000)   (853,000)
                                             --------  ----------  ----------
                                             $380,000  $  987,000  $1,097,000
                                             ========  ==========  ==========

Depreciation and amortization are based on the following estimated useful lives:

                                                               Years
                                                               -----
        Leasehold improvements................................   15
        Equipment, autos and trucks...........................    5
        Office furniture and fixtures......................... 3--7

Depreciation expense for the years ended December 31, 1997 and 1998, totaled $11,000 and $65,000, respectively. Amortization expense for autos and trucks under capital leases for the years ended December 31, 1997 and 1998, totaled $36,000 and $73,000, respectively.

Marketable Investment Securities

Marketable investment securities at December 31, 1997 and 1998 and March 31, 1999, consist of equity securities and mutual funds. The Company has classified its investments as available-for-sale, and has recorded them at fair market value with any unrealized gains or losses reflected as a component of stockholders' equity.

Income Taxes

The Company, with the consent of its stockholders, elected, under the Internal Revenue Code, to be an S Corporation effective December 20, 1996. Under the S election, the Company's income or loss is passed on to the individual stockholders for federal and state income tax purposes. Therefore, there is no federal tax liability at the corporate level and thus, no provision for federal income taxes has been included in these financial statements. However, a tax is assessed on income apportioned to California equal to the greater of $800 or 1.5% of income apportioned to California for franchise tax purposes.

                             THOMPSON-HYSELL, INC.

                   Years Ended December 31, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


Fair Value of Financial Instruments

The carrying amount reported in the balance sheet of the assets and liabilities that are considered to be financial instruments, like cash and cash equivalents, accounts receivable, deposits, accounts payable, accrued liabilities, dividends payable, related party payables and line of credit payable. The amounts of which these items are reported approximate their fair value based upon their short-term nature. The carrying amount of notes payable approximates fair value since their terms and conditions are similar to those currently available to the Company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

(2) Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is composed of amounts due from clients, which vary from private individuals to large construction companies. Consequently, the Company's ability to collect the amounts due is affected by fluctuations in the economy of the local community. The Company provides an allowance for uncollectible accounts based upon prior experience and management's assessment of the collectibility of existing specific accounts.

                             THOMPSON-HYSELL, INC.

                   Years Ended December 31, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(3) Marketable Investment Securities

The Company has invested in stocks and mutual funds through AG Edwards & Sons, Inc. Securities classified as available-for-sale as of December 31, 1997, consisted of the following:

                                                    Gross      Gross    Current
                                           Cost   Unrealized Unrealized  Market
                                  Shares  Basis     Gains      Losses    Value
                                  ------ -------- ---------- ---------- --------
   Putnam--CA Tax Exempt.........   600  $  5,000  $   --      $  --    $  5,000
   Putnam--Hi Yield.............. 3,700    47,000    2,000        --      49,000
   Putnam--Growth Fund........... 3,000    37,000   21,000        --      58,000
   Alliance Growth Fund..........   400    10,000    6,000        --      16,000
   Silicon.......................   400     5,000      --       3,000      2,000
   AT&T..........................   300    15,000    6,000        --      21,000
   E. I. Dupont De Nemours.......   300    16,000      --       1,000     15,000
   Eastman Kodak.................   200    15,000      --         --      15,000
   Philip Morris.................   400    15,000    1,000        --      16,000
   Somatogen, Inc................ 1,000     7,000      --       2,000      5,000
   Union Carbide Corp............   300    15,000      --       2,000     13,000
                                         --------  -------     ------   --------
     Totals......................        $187,000  $36,000     $8,000   $215,000
                                         ========  =======     ======   ========

During 1997, the Company sold securities classified as available-for-sale for total proceeds of approximately $80,000 resulting in gross realized gains of $23,000.

Securities classified as available-for-sale as of December 31, 1998, consisted of the following:

                                                   Gross      Gross    Current
                                          Cost   Unrealized Unrealized  Market
                                 Shares  Basis     Gains      Losses    Value
                                 ------ -------- ---------- ---------- --------
   Putnam--CA Tax Exempt........   600  $  5,000  $   --     $   --    $  5,000
   Putnam--Hi Yield............. 4,000    53,000   14,000        --      67,000
   Putnam--Growth Fund.......... 3,000    50,000      --       5,000     45,000
   Alliance Growth Fund.........   400    11,000    9,000        --      20,000
   Silicon......................   400     5,000      --       4,000      1,000
   E. I. Dupont De Nemours......   300    16,000      --       2,000     14,000
   International Paper Co.......   300    17,000      --       2,000     15,000
   BankAmerica Corporation......   200    13,000      --       1,000     12,000
   Preferred Network Inc........ 2,600     5,000      --       4,000      1,000
   Caterpillar Inc..............   300    15,000    1,000        --      16,000
   General Motors...............   300    14,000    7,000        --      21,000
   Good Year Tire and Rubber....   300    14,000    1,000        --      15,000
                                        --------  -------    -------   --------
     Totals.....................        $218,000  $32,000    $18,000   $232,000
                                        ========  =======    =======   ========

                             THOMPSON-HYSELL, INC.

                   Years Ended December 31, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


During 1998, the Company sold securities classified as available-for-sale for total proceeds of approximately $74,000 resulting in gross realized gains of $6,000.

(4) Line of Credit Payable

The Company has a line of credit which allows the Company, at its discretion, to borrow up to $500,000 at prime plus 1.5%, with all unpaid principal and interest due on May 10, 2000. As of December 31, 1997, the effective interest rate was 9.75% and the outstanding balance was $427,000. There was no outstanding balance at December 31, 1998 and March 31, 1999 (unaudited).

(5) Notes Payable

Notes payable is comprised of the following:

                                                               December 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
   Notes payable to various third parties secured by
    equipment, payable in monthly installments ranging from
    $70 to $700, including principal and interest at rates
    ranging from 8.65% to 13.22%, maturing between 2000 and
    2003...................................................  $ 95,000  $285,000
   Less current portion....................................   (26,000)  (93,000)
                                                             --------  --------
                                                             $ 69,000  $192,000
                                                             ========  ========

Maturities of notes payable as of December 31, 1998 are:

       Years Ending
       December 31:
       ------------
         1999.......................................................... $ 93,000
         2000..........................................................   97,000
         2001..........................................................   59,000
         2002..........................................................   23,000
         2003..........................................................   13,000
                                                                        --------
                                                                        $285,000
                                                                        ========

                             THOMPSON-HYSELL, INC.

                   Years Ended December 31, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(6) Autos and Trucks Under Capital Leases

The Company leases various vehicles under capital lease agreements that expire at various dates over the next four years.

Future minimum payments on capitalized leases as of December 31, 1998 are:

       Years ending
       December 31:
       ------------
         1999......................................................  $ 146,000
         2000......................................................    125,000
         2001......................................................     20,000
         2002......................................................     26,000
                                                                     ---------
                                                                       317,000
       Amount representing interest (at rates ranging from approxi-
        mately 5% to 16%)..........................................    (48,000)
                                                                     ---------
       Present value of future minimum capital lease payments......    269,000
       Less current portion........................................   (116,000)
                                                                     ---------
       Long-term capital lease portion.............................  $ 153,000
                                                                     =========

(7) Operating Leases

The Company has several noncancelable operating leases, primarily for office facilities and equipment used in its operations, that expire over the next 15 years. The facility leases require the Company to pay costs like common area maintenance and insurance.

During the years ended December 31, 1997 and 1998, rentals under long-term lease obligations were $156,000 and $268,000, respectively. Future minimum lease payments on these leases at December 31, 1998 are:

       Years ending                                           Third    Related
       December 31:                                          Parties   Parties
       ------------                                          -------- ----------
         1999............................................... $116,000 $  144,000
         2000...............................................  113,000    144,000
         2001...............................................   74,000    144,000
         2002...............................................   10,000    144,000
         2003...............................................      --     144,000
         Thereafter.........................................      --     684,000
                                                             -------- ----------
                                                             $313,000 $1,404,000
                                                             ======== ==========

                             THOMPSON-HYSELL, INC.

                   Years Ended December 31, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


The Company leases a building from shareholders of the Company. The lease is for an initial fifteen year term expiring in 2008 and has been classified as an operating lease. Total rent expense associated with this lease for the years ended December 31, 1997 and 1998, was $96,000 and $158,000, respectively, and $36,000 for each of the three months ended March 31, 1998 and 1999.

(8) Transactions with Related Parties

In addition to related party leasing transactions as noted in footnote 7, amounts due from (to) related parties are as follows:

                                                              December 31,
                                                           --------------------
                                                             1997       1998
                                                           ---------  ---------
   Notes receivable--stockholders......................... $   1,000  $   1,000
                                                           =========  =========
   Related party payables:
     Notes payable........................................       --     608,000
     Other................................................ $ 669,000  $ 179,000
                                                           ---------  ---------
                                                             669,000    787,000
   Less current portion of related party payables.........  (669,000)  (200,000)
                                                           ---------  ---------
    Related party payables, net of current portion........ $     --   $ 587,000
                                                           =========  =========

Notes receivable--stockholders--The stockholders were issued 1,000 shares of Company stock ($1 par value) in exchange for $1,000 in notes receivable. The notes are secured by the underlying shares of Company stock.

Notes payable--related party--Balance represents the amounts due to a former stockholder of a related party for buyout of his stock in the related party, severance package upon termination of his employment/ownership with the related party, and amounts owed to a former stockholder of the related party in return for a covenant not to compete with related party and/or the Company. The notes have a remaining life of 14 years, have been discounted at 9%. The current portion of the notes payable-related party, was $0 and $200,000, as of December 31, 1997 and 1998, respectively.

Other related party payables--Balance represents the net position of payments for expenses made by a related party on behalf of the Company and collections of receivables made by the Company on behalf of a related party. The balance due to the related party was paid in full as of March 31, 1999 (unaudited).

                             THOMPSON-HYSELL, INC.

                   Years Ended December 31, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(9) Supplemental Cash Flow Information

                                                    Year ended     Three months
                                                   December 31,       ended
                                                 -----------------  March 31,
                                                   1997     1998       1999
                                                 -------- -------- ------------
                                                                   (unaudited)
   Cash paid for:
    Interest...................................  $ 47,000 $ 82,000   $32,000
    Taxes......................................  $    --  $  2,000   $   --
   Noncash transactions:
    Equipment acquired through
     financing/leasing.........................  $339,000 $ 73,000   $97,000
    Dividends declared, but unpaid as of Decem-
     ber 31, 1998..............................  $    --  $100,000   $   --

On May 1, 1997 and December 31, 1998, some assets and liabilities were transferred from Thompson-Hysell Engineers, Inc. (a related party) of the Company. The assets and liabilities were transferred at book value as follows:

                                                           1997       1998
                                                         ---------  ---------
   Cash................................................. $   2,000  $     --
   Prepaid expenses.....................................    62,000        --
   Leasehold improvements...............................       --     313,000
   Equipment............................................    20,000    301,000
   Office furniture and fixtures........................       --     216,000
   Autos and trucks.....................................    13,000     72,000
   Accumulated depreciation and amortization............   (25,000)  (576,000)
   Marketable investment securities.....................   182,000        --
   Security deposits....................................     2,000        --
   Accounts payable.....................................  (126,000)       --
   Accrued liabilities..................................   (34,000)   (26,000)
   Related party receivable (recorded as a reduction in
    related party payable)..............................   192,000    308,000
   Line of credit payable...............................  (255,000)       --
   Notes payable........................................   (33,000)       --
   Notes payable, former stockholder of a related par-
    ty..................................................       --    (608,000)

                             THOMPSON-HYSELL, INC.

                   Years Ended December 31, 1997 and 1998 and
             Three Months Ended March 31, 1998 and 1999 (Unaudited)


(10) 401(k) Profit Sharing Plan

The Company provides a 401(k) Profit Sharing Plan to their employees. Employees are eligible to participate immediately; however, the Company does not match until after one full year of service. After one year, the Company matches 50% of what each employee puts into the plan, up to 5% of their gross annual salary subject to limitations imposed by the Internal Revenue Code. Matching contributions to the plan for the years ended December 31, 1997 and 1998, were $27,000 and $54,000, respectively.

(11) Business and Credit Concentrations

The Company's primary operations are located in central California, and the Salt Lake City, Utah areas. Thus, the Company is susceptible to economic conditions in those geographical areas.

The Company maintains its cash balances at Wells Fargo Bank. Combined accounts at the institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1998 and March 31, 1999, the Company's uninsured cash balances totaled $266,000 and $164,000, respectively.

(12) Purchase of Stock

The Company has a shareholder agreement for the purchase of a retiring shareholder's stock in the Company. Included in the agreement is term life insurance on some of the shareholders. By board action, it is understood that when a shareholder's stock is purchased, the term life insurance will be transferred to the shareholder.

(13) Subsequent Event

On April 9, 1999, the Company entered into an Asset Purchase Agreement with an unrelated third party to sell substantially all of the assets and substantially all of the liabilities of the Company for cash, a promissory note and common stock of the Company with an aggregate value of $6,000,000. The purchase price is subject to change based on financial criteria and achieving earnings goals. The transaction is anticipated to be consummated concurrent with the unrelated third party's initial public offering.

            COLLAGE OF PROJECTS FOR WHICH WE HAVE PERFORMED SERVICES CONSISTING OF PHOTOGRAPHS AND/OR ILLUSTRATIONS OF THE FOLLOWING:
                         .a highway
                         .a commercial building
                         .a master planned residential community
                         .a water treatment facility

                  [LOGO OF THE KEITH COMPANIES APPEARS HERE]

  Until     , 1999 (25 days after the date of this prospectus) all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        Wedbush Morgan Securities

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table itemizes the estimated expenses incurred in connection with the offering described in this registration statement.

Securities and Exchange Commission registration fee................. $    5,035
NASD filing fee..................................................... $    2,075
Printing and engraving expenses..................................... $  200,000
Nasdaq application fee.............................................. $   63,725
Blue sky qualification fees and expenses............................ $    2,500
Legal fees and expenses............................................. $  274,000
Accountants' fees and expenses...................................... $  480,000
Transfer agent and registrar fees................................... $   10,000
Non-accountable expenses............................................ $  292,500
Miscellaneous....................................................... $   34,165
                                                                     ----------
     Total.......................................................... $1,364,000
                                                                     ==========

------------------

All amounts except the Securities and Exchange Commission registration fee, the Nasdaq application fee and the NASD filing fee are estimated.

Item 14. Indemnification of Directors and Officers

The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Registrant and its officers and directors, and by the Registrant of the underwriters for some liabilities arising under the Securities Act of 1933 or otherwise.

Our articles of incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of TKCI for breach of a director's duties to TKCI or our shareholders except for liability: (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (b) for acts or omissions that a director believes to be contrary to the best interests of TKCI or our shareholders or that involve the absence of good faith on the part of the director; (c) for any transaction for which a director derived an improper personal benefit; (d) for acts or omission that show a reckless disregard for the director's duty to TKCI or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to TKCI or our shareholders; (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to TKCI or our shareholders; (f) engaging in transactions described in the California corporations code and caselaw which result in liability, or the approval of the same kinds of transactions; and (g) expressly imposed by statute, for approval of improper distributions to shareholders or inappropriate loans or guarantees.

Our articles also provide that we are authorized to provide indemnification to our officers and directors in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code. Our bylaws provide for indemnification of our officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law.

We have entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in the articles of incorporation and bylaws. Among other things, these agreements provide that we will indemnify, under appropriate circumstances requirements, each of our directors for expenses (including attorneys' fees), fines and settlement amounts incurred by the indemnified person in any action or proceeding, including any action by or in the right of TKCI, on account of services provided as a director or officer of TKCI, or as a director or officer of any other company or enterprise to which the person provides services at our request. We have also purchased directors and officers liability insurance, which provides coverage against some liabilities including liabilities under the Securities Act.

The inclusion of the above provisions in our articles of incorporation and bylaws, the existence of the indemnification agreements and directors and officers insurance may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though this action, if successful, might otherwise have benefitted the Registrant and its shareholders. At present, there is no litigation or proceeding pending involving a director of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director.

Item 15. Recent Sales of Unregistered Securities.

In April 1997, we entered into an agreement for advisory services with Walter
W. Cruttenden, III, pursuant to which, among other things, for $10,000 we provided Mr. Cruttenden with an option to purchase 10% of our outstanding common stock upon the payment of additional consideration of $88,000, or $.30 per share. In July 1997, upon his exercise of this option, we issued 325,926 shares of our common stock to Mr. Cruttenden.

In December 1997, Mr. Cruttenden and members of his family purchased an additional 196,745 shares of common stock for an aggregate purchase price of $500,000, or $2.54 per share. The securities issued to Mr. Cruttenden and his family members were issued in private transactions pursuant to Section 4(2) of the Securities Act of 1933.

In December 1997, in connection with our acquisition of all of the outstanding common stock of ESI, we issued an aggregate of 74,074 shares of our common stock, valued at $200,000, to the three selling shareholders in partial consideration of the ESI common stock. These securities were issued in a private transaction pursuant to Section 4(2) of the Securities Act of 1933.

In August 1998, the holders of all of the outstanding shares of Keith Engineering contributed their shares to TKCI as a contribution to capital. In consideration of this contribution, we issued to the contributing shareholders one share of TKCI common stock for each share of Keith Engineering stock contributed. We issued an aggregate of 1,222,222 shares of our common stock pursuant to Section 4(2) of the Securities Act of 1933.

We have granted options to purchase an aggregate of 551,574 shares of our common stock pursuant to our Amended and Restated 1994 Stock Incentive Plan to employees, officers and directors.

Grant Date              Exercise Price Options Granted         Period of Exercise
----------------------  -------------- --------------- -----------------------------------
July 1, 1994--February
 2, 1998                    $2.70           392,296    July 1, 1995--February 2, 2008
April 1, 1998--August
 10, 1998                   $5.40            52,222    April 1, 1999--August 10, 2008
November 17, 1998--
 January 11,  1999          $8.10            40,556    November 17, 1999--January 11, 2009
June 4, 1999                 IPO             66,500    June 4, 2000--June 4, 2009
                            Price
                                         ----------
                                            551,574
                                         ==========

The issuance of these securities was exempt from registration pursuant to Rule 701 of the Securities Act of 1933.

In connection with our acquisitions of ESI and John M. Tettemer & Associates in December, 1997, we issued four warrants to purchase an aggregate of 83,333 shares of common stock. These warrants were exercisable for a period of five years at exercise prices ranging from $1.75 to $2.50 per share. These securities were issued in private transactions under Section 4(2) of the Securities Act of 1933.


Item 16. Exhibits and Financial Statement Schedules.

    (a) Exhibits.

 Exhibit
 Number                                Description
 -------                               -----------
  1.1    Form of Underwriting Agreement.++

  2.1 Asset Purchase Agreement dated April 9, 1999 between the Registrant and Thompson-Hysell, Inc.*

  2.2    Agreement for the Acquisition of All Outstanding Stock of ESI,
         Engineering Services Incorporated by the Registrant dated September
         22, 1997, as amended by Amendment No. 1 to the Agreement for the Acquisition of All Outstanding Stock of ESI, Engineering Services,
         Inc. dated June 3, 1999.*

  2.3    Stock Purchase Agreement dated July 10, 1998 by and among the
         Registrant; John M. Tettemer & Associates, Inc.; Murdoch V. and Nadine
         R. Heideman,


 Exhibit
 Number                                Description
 -------                               -----------
         trustees of the Murdoch V. Heideman and Nadine R. Heideman Living
         Trust U/D/T dated October 16, 1992; and Jimmie E. and Jolene M.
         Dysert, trustees of the Jimmie E. Dysert and Jolene M. Dysert Living
         Trust U/D/T dated February 20, 1993.*

  3.1    Amended and Restated Articles of Incorporation filed on August 19,
         1994 and Certificate of Amendment of Articles of Incorporation filed on April 26, 1999.*

  3.2    Amended and Restated Bylaws of the Registrant.*

  4.1    Specimen Stock Certificate.+

  5.1    Opinion of Rutan & Tucker, LLP.++

 10.1    Amended and Restated 1994 Stock Incentive Plan, together with form of
         Nonqualified Stock Option Agreement and form of Incentive Stock Option
         Agreement.++

 10.2    Form of Indemnification Agreement.*

 10.3    Security and Loan Agreement dated February 9, 1998 between the
         Registrant, Keith Engineering, Inc. and Imperial Bank and Addendum to
         Security and Loan Agreement dated February 9, 1998.*

 10.4 First Amendment to Security and Loan Agreement dated March 23, 1998 between the Registrant, Keith Engineering, Inc. and Imperial Bank.*

 10.5 Second Amendment to Security and Loan Agreement dated June 22, 1998 between the Registrant; Keith Engineering, Inc.; ESI, Engineering
         Services Incorporated and Imperial Bank.*

 10.6 Third Amendment to Security and Loan Agreement dated October 7, 1998 between the Registrant; Keith Engineering, Inc.; ESI, Engineering
         Services Incorporated and Imperial Bank.*

 10.7 Fourth Amendment to Security and Loan Agreement dated March 5, 1999 between the Registrant; Keith Engineering, Inc.; ESI, Engineering
         Services Incorporated; John M. Tettemer & Associates, LTD and Imperial
         Bank.*

 10.8    General Security Agreement dated February 9, 1998 between ESI,
         Engineering Services Incorporated and Imperial Bank and General
         Security Agreement dated February 9, 1998 between the Registrant,
         Keith Engineering, Inc. and Imperial Bank.*

 10.9    Commercial Security Agreement dated October 7, 1998 between the
         Registrant; Keith Engineering, Inc.; ESI, Engineering Services
         Incorporated; John M. Tettemer & Associates, LTD and Imperial Bank.*

 Exhibit
 Number                                Description
 -------                               -----------
 10.10   Waiver dated July 1998 executed by Walter W. Cruttenden, III.*

 10.11   Lease dated August 16, 1989 between Keith Engineering, Inc. and
         Scripps Center Associates, Work Letter Agreement dated August 16,
         1989, Tenant Estoppel Certificate dated August 16, 1989 and Addendum to Lease, as amended by Lease Amendment No. 1 dated November 30, 1989, as amended by Lease Amendment No. 2 dated August 31, 1990, as amended by Lease Amendment No. 3 dated October 24, 1991, as amended by Lease
         Amendment No. 3 (sic) dated April 15 1993, as amended by Lease
         Amendment No. 4 dated October 1, 1993, as amended by Fifth Amendment to Lease dated May 1998.*

 10.12   Lease dated January 1, 1996 between Moreno Corporate Center, L.L.C.
         and the Registrant, as amended by First Amendment to Lease dated
         December 1, 1997.*

 10.13   Agreement Regarding Lease and Assignment of Leases and Release dated
         January 1, 1996 between Moreno Corporate Center, L.L.C. and the
         Registrant.*

 10.14   Agreement for Advisory Services dated April 10, 1997 between the
         Registrant; Keith Engineering, Inc.; Keith International, Inc.; Aram
         Keith and Walter W. Cruttenden, III.*

 10.15   Security Agreement dated April 10, 1997 between the Registrant; Keith
         International, Inc.; Keith Engineering, Inc. and Walter W. Cruttenden,
         III.*

 10.16   Promissory Note dated August 1, 1996 between the Registrant; Keith
         International, Inc.; The Keith Companies--North Counties, Inc.; Keith
         Engineering, Inc.; The Keith Companies--Hawaii, Inc.; Aram H. Keith and Moreno Corporate Center, L.L.C. in the principal amount of $273,893.*

 10.17   Amendment to Promissory Note dated April 29, 1997 between the
         Registrant; Keith International, Inc.; The Keith Companies--North
         Counties, Inc.; Keith Engineering, Inc.; The Keith Companies--Hawaii,
         Inc.; Aram H. Keith and Moreno Corporate Center, L.L.C.*

 10.18   Second Amendment to Promissory Note dated February 4, 1998 between the
         Registrant; Keith International, Inc.; The Keith Companies--North
         Counties, Inc.; Keith Engineering, Inc.; The Keith Companies--Hawaii,
         Inc.; Aram H. Keith, and Moreno Corporate Center, L.L.C.*

 10.19 Unsecured Promissory Note dated October 31, 1998 by the Registrant in favor of Ruth Ann Fallon as trustee for the Erica Keith Educational
         Trust in the principal amount of $132,000, and Imperial Bank--
         Subordination Agreement dated February 9, 1998.*

 10.20 Unsecured Promissory Note dated October 31, 1998 by the Registrant in favor of Ruth Ann Fallon as trustee for the Kimberly Keith Educational
         Trust in the principal amount of $33,000, and Imperial Bank--
         Subordination Agreement dated February 9, 1998.*


 Exhibit
 Number                               Description
 -------                              -----------
 10.21   Unsecured Promissory Note dated October 31, 1998 by the Registrant in favor of Ruth Ann Fallon as trustee for the Ryan Keith Educational
         Trust in the principal amount of $11,000, and Imperial Bank--
         Subordination Agreement dated February 9, 1998.*

 10.22 Unsecured Promissory Note dated October 31, 1998 by the Registrant in favor of Aram H. Keith as trustee for the Susan Reid Housing Trust in the principal amount of $86,000, and Imperial Bank--Subordination
         Agreement dated February 9, 1998.*

 10.23 Unsecured Promissory Note dated October 31, 1998 by the Registrant in favor of Aram H. Keith as trustee for the Ruth Reid Housing Trust in the principal amount of $53,000, and Imperial Bank--Subordination
         Agreement dated February 9, 1998.*

 10.24 Unsecured Promissory Note dated October 31, 1998 by the Registrant in favor of Aram H. Keith as trustee for the William Scott Reid Housing
         Trust in the principal amount of $48,000, and Imperial Bank--
         Subordination Agreement dated February 9, 1998.*

 10.25   Amended and Restated Promissory Note dated February 25, 1999 by the
         Registrant in favor of Walter W. Cruttenden, III in the principal amount of $700,000 and Imperial Bank--Subordination Agreement dated
         February 9, 1998.*

 10.26   Amended and Restated Promissory Note dated February 25, 1999 by the
         Registrant in favor of Aram H. Keith in the principal amount of $1,210,177 and Imperial Bank--Subordination Agreement dated February
         9, 1998.*

 10.27   Restated and Amended Promissory Note dated February 25, 1999 by the
         Registrant in favor of Floyd S. Reid in the principal amount of $127,815 and Imperial Bank--Subordination Agreement dated February 9,
         1998.*

 10.28   Employment Agreement dated October 1, 1997 between ESI, Engineering
         Services Incorporated and Lynn C. Cannady.*

 10.29   Employment Agreement dated October 1, 1997 between ESI, Engineering
         Services Incorporated and Glenn I. Chase.*

 10.30   Employment Agreement dated October 1, 1997 between ESI, Engineering
         Services Incorporated and Stephen J. Lane.*

 10.31   Promissory Note dated February 21, 1997 by Keith International, Inc.
         in favor of Doug Travato in the principle amount of $100,000.*

 10.32 Promissory Note dated February 26, 1997 by Keith Engineering, Inc. in favor of the Wyckoff Company Money Purchase Pension Plan in the principle amount of $50,000.*


 Exhibit
 Number                                Description
 -------                               -----------
 10.33   Promissory Note dated February 10, 1998 by Keith Engineering, Inc. in favor of Aram H. Keith in the principle amount of $150,000.*

 23.1    Consent of Independent Auditors.+

 23.2    Consent of Rutan & Tucker, LLP.++

 24      Power of Attorney (included on signature page hereof).*

 27      Financial Data Schedule.*

------------------
*   Previously filed.
++  To be filed by amendment.
+   Filed herewith.

    (b) Financial Statement Schedules.

     None.

Item 17. Undertakings

The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in those denominations and registered those names as required by the Underwriters to permit prompt delivery to each purchaser.

The Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment Number 2 to this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 21, 1999.

                                          The Keith Companies, Inc.

                                                    /s/ Aram H. Keith
                                          By:_________________________________
                                                        Aram H. Keith

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Aram H. Keith             Chief Executive Officer,      June 21, 1999
______________________________________  President and Director
             Aram H. Keith              (Principal Executive
                                        Officer)

       /s/ Gary C. Campanaro           Chief Financial Officer       June 21, 1999
______________________________________  and Director (Principal
           Gary C. Campanaro            Financial and Accounting
                                        Officer)

                  *                    Director
______________________________________
       Walter W. Cruttenden, III




*By:  /s/ Aram H. Keith                                              June 21, 1999
______________________________________
       Power of Attorney

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  1.1    Form of Underwriting Agreement.++

  2.1 Asset Purchase Agreement dated April 9, 1999 between the Registrant and Thompson-Hysell, Inc.*

  2.2    Agreement for the Acquisition of All Outstanding Stock of ESI,
         Engineering Services Incorporated by the Registrant dated September
         22, 1997, as amended by Amendment No. 1 to the Agreement for the Acquisition of All Outstanding Stock of ESI, Engineering Services,
         Inc. dated June 3, 1999.*

  2.3    Stock Purchase Agreement dated July 10, 1998 by and among the
         Registrant; John M. Tettemer & Associates, Inc.; Murdoch V. and Nadine
         R. Heideman, trustees of the Murdoch V. Heideman and Nadine R.
         Heideman Living Trust U/D/T dated October 16, 1992; and Jimmie E. and
         Jolene M. Dysert, trustees of the Jimmie E. Dysert and Jolene M.
         Dysert Living Trust U/D/T dated February 20, 1993.*

  3.1    Amended and Restated Articles of Incorporation filed on August 19,
         1994 and Certificate of Amendment of Articles of Incorporation filed on April 26, 1999.*

  3.2    Amended and Restated Bylaws of the Registrant.*

  4.1    Specimen Stock Certificate.+

  5.1    Opinion of Rutan & Tucker, LLP.++

 10.1    Amended and Restated 1994 Stock Incentive Plan, together with form of
         Nonqualified Stock Option Agreement and form of Incentive Stock Option
         Agreement.++

 10.2    Form of Indemnification Agreement.*

 10.3    Security and Loan Agreement dated February 9, 1998 between the
         Registrant, Keith Engineering, Inc. and Imperial Bank and Addendum to
         Security and Loan Agreement dated February 9, 1998.*

 10.4 First Amendment to Security and Loan Agreement dated March 23, 1998 between the Registrant, Keith Engineering, Inc. and Imperial Bank.*

 10.5 Second Amendment to Security and Loan Agreement dated June 22, 1998 between the Registrant; Keith Engineering, Inc.; ESI, Engineering
         Services Incorporated and Imperial Bank.*

 10.6 Third Amendment to Security and Loan Agreement dated October 7, 1998 between the Registrant; Keith Engineering, Inc.; ESI, Engineering
         Services Incorporated and Imperial Bank.*

 10.7 Fourth Amendment to Security and Loan Agreement dated March 5, 1999 between the Registrant; Keith Engineering, Inc.; ESI, Engineering
         Services Incorporated; John M. Tettemer & Associates, LTD and Imperial
         Bank.*


 Exhibit
 Number                                Description
 -------                               -----------
 10.8    General Security Agreement dated February 9, 1998 between ESI,
         Engineering Services Incorporated and Imperial Bank and General
         Security Agreement dated February 9, 1998 between the Registrant,
         Keith Engineering, Inc. and Imperial Bank.*

 10.9    Commercial Security Agreement dated October 7, 1998 between the
         Registrant; Keith Engineering, Inc.; ESI, Engineering Services
         Incorporated; John M. Tettemer & Associates, LTD and Imperial Bank.*

 10.10   Waiver dated July 1998 executed by Walter W. Cruttenden, III.*

 10.11   Lease dated August 16, 1989 between Keith Engineering, Inc. and
         Scripps Center Associates. Work Letter Agreement dated August 16,
         1989, Tenant Estoppel Certificate dated August 16, 1989 and Addendum to Lease, as amended by Lease Amendment No. 1 dated November 30, 1989, as amended by Lease Amendment No. 2 dated August 31, 1990, as amended by Lease Amendment No. 3 dated October 24, 1991, as amended by Lease
         Amendment No. 3 (sic) dated April 15 1993, as amended by Lease
         Amendment No. 4 dated October 1, 1993, as amended by Fifth Amendment to Lease dated May 1998.*

 10.12   Lease dated January 1, 1996 between Moreno Corporate Center, L.L.C.
         and the Registrant, as amended by First Amendment to Lease dated
         December 1, 1997.*

 10.13   Agreement Regarding Lease and Assignment of Leases and Release dated
         January 1, 1996 between Moreno Corporate Center, L.L.C. and the
         Registrant.*

 10.14   Agreement for Advisory Services dated April 10, 1997 between the
         Registrant; Keith Engineering, Inc.; Keith International, Inc.; Aram
         Keith and Walter W. Cruttenden, III.*

 10.15   Security Agreement dated April 10, 1997 between the Registrant; Keith
         International, Inc.; Keith Engineering, Inc. and Walter W. Cruttenden,
         III.*

 10.16   Promissory Note dated August 1, 1996 between the Registrant; Keith
         International, Inc.; The Keith Companies--North Counties, Inc.; Keith
         Engineering, Inc.; The Keith Companies--Hawaii, Inc.; Aram H. Keith and Moreno Corporate Center, L.L.C. in the principal amount of $273,893.*

 10.17   Amendment to Promissory Note dated April 29, 1997 between the
         Registrant; Keith International, Inc.; The Keith Companies--North
         Counties, Inc.; Keith Engineering, Inc.; The Keith Companies--Hawaii,
         Inc.; Aram H. Keith and Moreno Corporate Center, L.L.C.*

 10.18   Second Amendment to Promissory Note dated February 4, 1998 between the
         Registrant; Keith International, Inc.; The Keith Companies--North
         Counties, Inc.; Keith Engineering, Inc.; The Keith Companies--Hawaii,
         Inc.; Aram H. Keith and Moreno Corporate Center, L.L.C.*



 Exhibit
 Number                                Description
 -------                               -----------
 10.19   Unsecured Promissory Note dated October 31, 1998 by the Registrant in favor of Ruth Ann Fallon as trustee for the Erica Keith Educational
         Trust in the principal amount of $132,000, and Imperial Bank--
         Subordination Agreement dated February 9, 1998.*
 10.20   Unsecured Promissory Note dated October 31, 1998 by the Registrant in favor of Ruth Ann Fallon as trustee for the Kimberly Keith Educational
         Trust in the principal amount of $33,000, and Imperial Bank--
         Subordination Agreement dated February 9, 1998.*

 10.21 Unsecured Promissory Note dated October 31, 1998 by the Registrant in favor of Ruth Ann Fallon as trustee for the Ryan Keith Educational
         Trust in the principal amount of $11,000, and Imperial Bank--
         Subordination Agreement dated February 9, 1998.*

 10.22 Unsecured Promissory Note dated October 31, 1998 by the Registrant in favor of Aram H. Keith as trustee for the Susan Reid Housing Trust in the principal amount of $86,000, and Imperial Bank--Subordination
         Agreement dated February 9, 1998.*

 10.23 Unsecured Promissory Note dated October 31, 1998 by the Registrant in favor of Aram H. Keith as trustee for the Ruth Reid Housing Trust in the principal amount of $53,000, and Imperial Bank--Subordination
         Agreement dated February 9, 1998.*

 10.24 Unsecured Promissory Note dated October 31, 1998 by the Registrant in favor of Aram H. Keith as trustee for the William Scott Reid Housing
         Trust in the principal amount of $48,000, and Imperial Bank--
         Subordination Agreement dated February 9, 1998.*

 10.25   Amended and Restated Promissory Note dated February 25, 1999 by the
         Registrant in favor of Walter W. Cruttenden, III in the principal amount of $700,000 and Imperial Bank--Subordination Agreement dated
         February 9, 1998.*

 10.26   Amended and Restated Promissory Note dated February 25, 1999 by the
         Registrant in favor of Aram H. Keith in the principal amount of $1,210,177 and Imperial Bank--Subordination Agreement dated February
         9, 1998.*

 10.27   Restated and Amended Promissory Note dated February 25, 1999 by the
         Registrant in favor of Floyd S. Reid in the principal amount of $127,815 and Imperial Bank--Subordination Agreement dated February 9,
         1998.*

 10.28   Employment Agreement dated October 1, 1997 between ESI, Engineering
         Services Incorporated and Lynn C. Cannady.*



 Exhibit
 Number                               Description
 -------                              -----------
 10.29   Employment Agreement dated October 1, 1997 between ESI, Engineering
         Services Incorporated and Glenn I. Chase.*

 10.30   Employment Agreement dated October 1, 1997 between ESI, Engineering
         Services Incorporated and Stephen J. Lane.*

 10.31   Promissory Note dated February 21, 1997 by Keith International, Inc.
         in favor of Doug Travato in the principle amount of $100,000.*

 10.32 Promissory Note dated February 26, 1997 by Keith Engineering, Inc. in favor of the Wyckoff Company Money Purchase Pension Plan in the principle amount of $50,000.*

 10.33 Promissory Note dated February 10, 1998 by Keith Engineering, Inc. in favor of Aram H. Keith in the principle amount of $150,000.*

 23.1    Consent of Independent Auditors.+

 23.2    Consent of Rutan & Tucker, LLP.++

 24      Power of Attorney (included on signature page hereof).*

 27      Financial Data Schedule.*

------------------
*   Previously filed.
+   Filed herewith.
++  To be filed by amendment.